Securities and Exchange Commission
                              WASHINGTON, DC 20549

                            SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:

[X]  Preliminary Information Statement
[ ]  Confidential, for use of the Commission only (as permitted by Rule
     14c-5(d)(2)
[ ]  Definitive Information Statement


                       SAFEGUARD HEALTH ENTERPRISES, INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1)   Title  of  each  class  of  securities  to  which transaction applies:

     2)   Aggregate  number  of  securities  to  which  transaction  applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed  maximum  aggregate  value  of  transaction:

     5)   Total  fee  paid:

[ ]  Fee  paid  previously  with  preliminary  materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount  previously  paid:

     2)   Form,  Schedule  or  Registration  Statement  No.:

     3)   Filing  Party:

     4)   Date  Filed:

                       SAFEGUARD HEALTH ENTERPRISES, INC.
                            95 ENTERPRISE, SUITE 100
                       ALISO VIEJO, CALIFORNIA 92656-2605

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                  TO BE HELD ON ________, ______________, 2004
                               AT __:00 __.M. PST

TO  THE  STOCKHOLDERS  OF  SAFEGUARD  HEALTH  ENTERPRISES,  INC.:

NOTICE IS HEREBY GIVEN that a Special Meeting of all the Stockholders of SafeGuard Health Enterprises, Inc. ("SafeGuard" or the "Company") will be held at its executive offices located at 95 Enterprise, Suite 100, Aliso Viejo, California 92656-2605 on _________, ___________, 2004, at __:00 __.m., Pacific
Standard  Time,  for  the  following  purposes:

     1. To consider and vote upon a proposal to effect a 1-for-1,500 reverse stock split of the Company's $.01 par value Common Stock by amending the Restated Certificate of Incorporation of the Company, as further described in the accompanying Information Statement; and

     2. To transact such other business as may properly come before the Special Meeting and any and all adjournments thereof.

WE  ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

If you wish to vote your shares, you may do so by attending the Special Meeting in person. You are urged to read the accompanying Information Statement in its entirety for a description of the actions that most likely will be taken by the holders of a majority of the Company's outstanding voting shares. The Company's principal executive offices are located at 95 Enterprise, Suite 100, Aliso Viejo, California 92656-2605.

                                   By order of the Board of Directors,

                                   /s/ James E. Buncher

                                   JAMES E. BUNCHER
                                   President and Chief Executive Officer


__________  __,  2004
Aliso  Viejo,  California

                       SAFEGUARD HEALTH ENTERPRISES, INC.
                            95 ENTERPRISE, SUITE 100
                       ALISO VIEJO, CALIFORNIA 92656-2605

                              INFORMATION STATEMENT
                                     FOR THE
                         SPECIAL MEETING OF STOCKHOLDERS

                    TO BE HELD ON _________, _________, 2004
                               AT __:00 __.M. PST


                               GENERAL INFORMATION

This Information Statement is furnished by the Board of Directors (the "Board") of SafeGuard Health Enterprises, Inc. ("SafeGuard" or the "Company") in connection with a Special Meeting of Stockholders, to be held on ____________ ___, 2004, at __:00 __.m., Pacific Standard Time, at the Company's principal executive offices, located at 95 Enterprise, Suite 100, Aliso Viejo, California 92656-2605, and any and all adjournments thereof (the "Special Meeting"). The purpose of the Special Meeting and the matters to be voted upon, are set forth in the accompanying Notice of Special Meeting of Stockholders. This Information Statement is first being mailed to all stockholders of the Company on or about __________ __, 2004.

The amendment to SafeGuard's Restated Certificate of Incorporation effecting the reverse stock split was approved by the Company's Board at a meeting held on November 24, 2003. SafeGuard's Board determined that it would be in SafeGuard's best interest to effect a "going private" transaction. Accordingly, the Board approved a 1-for-1,500 reverse stock split of SafeGuard's Common Stock with stockholders receiving cash for their fractional shares.

CERTAIN STOCKHOLDERS OF SAFEGUARD, HAVING THE RIGHT TO CAST A SUFFICIENT NUMBER OF VOTES AT THE SPECIAL MEETING TO APPROVE THE MATTER TO BE VOTED ON, HAVE ADVISED SAFEGUARD THAT THEY INTEND TO VOTE FOR THE PROPOSAL. ACCORDINGLY, APPROVAL OF THE MATTER IS ASSURED WITHOUT THE AFFIRMATIVE VOTE OF ANY ADDITIONAL STOCKHOLDERS.

After the reverse stock split becomes effective, SafeGuard will terminate its reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). After such time, there will be no organized trading market for the Company's Common Stock. The purpose of the reverse stock split is to reduce the number of holders of SafeGuard's Common Stock to below 300 so that the Company will no longer be subject to the reporting requirements of the Exchange Act.

The form of Certificate of Amendment to SafeGuard's Restated Certificate of Incorporation that will implement the reverse stock split is attached hereto as Exhibit A. The final text of the Certificate of Amendment to SafeGuard's Restated Certificate of Incorporation is subject to change to the extent required by the Delaware Secretary of State.

WE  ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

            RECORD DATE; SHARES OUTSTANDING; QUORUM AND VOTING RIGHTS

Only holders of record of the Company's capital stock at the close of business on _________ ___, 200_ (the "Record Date"), are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were outstanding (a) 5,752,882 shares of Common Stock beneficially owned by a total of approximately 750 stockholders, including approximately 400 stockholders of record, not including approximately 130 current and former employees of the Company who beneficially own shares of Common Stock through the Company's 401(k) Plan, (b) 30 million shares of Preferred Stock outstanding, comprised of 8,000,000 shares of Series A Preferred Stock held by eight (8) stockholders of record, (c) 8,000,000 shares of Series B Preferred Stock held by twenty (20) stockholders of record, (d) 3,000,000 shares of Series C Preferred Stock held by twenty-nine
(29)  stockholders  of


                                        A
record, and (e) 11,000,000 shares of Series D Preferred Stock held by four (4) stockholders of record. Each share of Common Stock is entitled to one (1) vote on all matters to come before the Special Meeting. Each share of Preferred Stock is entitled to one (1) vote for each share of Common Stock into which the Preferred Stock is convertible, on all matters to come before the Special Meeting.

The holders of shares of Common Stock and Preferred Stock representing a majority of the total number of votes entitled to be cast by all stockholders at the Special Meeting represent a quorum for the Special Meeting. The affirmative vote of a majority of the votes of the Common Stock voting as a separate class and a majority of the votes of the Common Stock and Preferred Stock, voting together as a single class, is required to approve the Amendment to the Company's Restated Certificate of Incorporation, which will effect the reverse stock split. The affirmative vote of a majority of the votes of Common Stock and Preferred Stock, voting together as a single class, is required to approve all other matters that may be acted upon at the Special Meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as voted. Abstentions will, therefore, have the same effect as votes against the proposal set forth herein. Broker non-votes will be counted only for the purposes of determining the presence or absence of a quorum, but will have no effect on the outcome of the proposal to be acted upon at the Special Meeting.

CERTAIN STOCKHOLDERS OF SAFEGUARD, WHICH INCLUDE THE COMPANY'S DIRECTORS, OFFICERS, THEIR AFFILIATES, OTHER "AFFILIATES" OF THE COMPANY, AS THAT TERM IS DEFINED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), WHO BENEFICIALLY HOLD FIVE PERCENT (5%) OR MORE OF THE VOTING POWER OF THE COMPANY, AND CERTAIN OTHER STOCKHOLDERS, THAT ACCOUNT FOR APPROXIMATELY 67% OF THE COMMON SHARES AND 97% OF THE PREFERRED SHARES AND HAVE THE RIGHT TO CAST VOTES AT THE SPECIAL MEETING TO APPROVE THE MATTER TO BE VOTED ON, HAVE ADVISED THE COMPANY THAT THEY INTEND TO VOTE FOR THE PROPOSAL. ACCORDINGLY, APPROVAL OF THE MATTER IS ASSURED WITHOUT THE AFFIRMATIVE VOTE OF ANY ADDITIONAL STOCKHOLDERS.

You may vote your shares either by attending the Special Meeting or submitting a written consent in lieu of a meeting indicating how you would vote on any question scheduled to come before the Special Meeting. The number of shares held by investors who are present or who have submitted a written consent will determine the presence of a quorum.

                           FORWARD LOOKING STATEMENTS

The Company makes forward-looking statements herein that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the Company's operations or performance. When the Company uses words such as "believes," "projects," "projections," "anticipates," "expects," "intends," "targeted" and similar expressions, the Company is making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause the Company's results of operations or performance to differ materially from those expressed in the forward-looking statements. These factors include those Risk Factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003 on file with the SEC, which Risk Factors are incorporated by reference herein as if set forth in full.

                      _____________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE STOCK SPLIT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                      _____________________________________


                                        B

                                           TABLE OF CONTENTS


                                                                                                  PAGE
                                                                                                  ----
GENERAL INFORMATION                                                                                  A
RECORD DATE; SHARES OUTSTANDING; QUORUM AND VOTING
          RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     A
FORWARD LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     B
SUMMARY OF THE REVERSE STOCK SPLIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
     SafeGuard Common Stock in the Company's 401(k) Plan . . . . . . . . . . . . . . . . . . . .     4
     Purchase of Fractional Shares-Company Stock Option Plan . . . . . . . . . . . . . . . . . .     5
QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT  . . . . . . . . . . . . . . . . . . . . . .     5
SPECIAL FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
     Purposes of the Reverse Stock Split . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
     Background of the Reverse Stock Split . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
SIGNIFICANT CORPORATE EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
     Recapitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
     Exchange of Convertible Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . .    11
     Acquisition of Paramount Dental Plan, Inc.  . . . . . . . . . . . . . . . . . . . . . . . .    12
     Acquisition of Ameritas Managed Dental Plan, Inc. . . . . . . . . . . . . . . . . . . . . .    12
     Acquisition of Health Net Dental, Inc. and Health Net Vision, Inc.    . . . . . . . . . . .    12
     Contracts with Officers, Directors and Affiliates . . . . . . . . . . . . . . . . . . . . .    13
REASONS FOR THE REVERSE STOCK SPLIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
     Unwieldy Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
     Aspects of Remaining Public . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
     Termination of Registration and Reporting Requirements; Reduction of
     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
     Alternatives Considered . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
EFFECTS OF THE REVERSE STOCK SPLIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     SafeGuard Common Stock in the Company's 401(k) Plan . . . . . . . . . . . . . . . . . . . .    17
     Purchase of Fractional Shares from the Company Stock Option Plan  . . . . . . . . . . . . .    18
     Potential Detriments of the Reverse Stock Split to Stockholders; Accretion in Ownership and
     Control of Certain Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
FINANCIAL EFFECT OF THE REVERSE STOCK SPLIT  . . . . . . . . . . . . . . . . . . . . . . . . . .    19
FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT . . . . . . . . . . . . . . . . . . .    19
FAIRNESS OF THE REVERSE STOCK SPLIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     Recommendation of the Company's Board . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     Reservation of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     Fairness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20


                                        i

     Factors Considered  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     Procedural Fairness to All Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . .    22
OPINION OF INVESTMENT BANKER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
     Analysis by Shattuck Hammond Partners LLC . . . . . . . . . . . . . . . . . . . . . . . . .    25
     Pro Forma Financials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
     Comparable Company Analysis . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
     Comparable Transaction Analysis . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     Discounted Cash Flow Analysis . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
     Premium Analyses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
     Weighting of Analyses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
     Share Price and Trading Liquidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
     Liquidation Analysis Not Used . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
TERMS OF THE REVERSE STOCK SPLIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
     General Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
     Exchange of Certificates; No Fractional Shares  . . . . . . . . . . . . . . . . . . . . . .    32
     Resale of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
     Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
FINANCING OF THE REVERSE STOCK SPLIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
COSTS OF THE REVERSE STOCK SPLIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
CONDUCT OF THE COMPANY'S BUSINESS AFTER THE REVERSE
          STOCK SPLIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
PRICE RANGE OF COMMON STOCK; DIVIDENDS; TRADING VOLUME . . . . . . . . . . . . . . . . . . . . .    34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
     Incorporation by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
PRO FORMA FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
INDEPENDENT AUDITORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
VOTE REQUIRED FOR APPROVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
EXPENSES OF MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
EXHIBIT A  CERTIFICATE OF AMENDMENT OF RESTATED
          CERTIFICATE OF INCORPORATION OF SAFEGUARD HEALTH
          ENTERPRISES, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
EXHIBIT B  OPINION OF SHATTUCK HAMMOND PARTNERS LLC  . . . . . . . . . . . . . . . . . . . . . .    41
EXHIBIT C  PRO FORMA FINANCIAL STATEMENT INFORMATION
          FOR SAFEGUARD HEALTH ENTERPRISES, INC.   . . . . . . . . . . . . . . . . . . . . . . .    46
EXHIBIT D  HISTORICAL FINANCIAL STATEMENT INFORMATION
          FOR HEALTH NET DENTAL, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    59
EXHIBIT E  HISTORICAL FINANCIAL STATEMENT INFORMATION
          FOR HEALTH NET VISION, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    73

                       SUMMARY OF THE REVERSE STOCK SPLIT

This Information Statement contains a more detailed description of the terms of the proposed amendment to the Company's Restated Certificate of Incorporation and the reverse stock split. You are encouraged to read the entire Information Statement and each of the documents attached as an Exhibit carefully before voting at the meeting.

SafeGuard's management proposed and SafeGuard's Board reviewed and authorized a 1-for-1,500 reverse stock split of the Company's Common stock. Each 1,500 shares of existing SafeGuard Common Stock will be exchanged for one (1) share of new fully paid and non-assessable share of SafeGuard common stock (the "Transaction"). SafeGuard's Board recommends that all stockholders approve the proposal by voting for an amendment to the Company's Restated Certificate of Incorporation. See also the information under the Sections "Special Factors-Purposes of the Reverse Stock Split," "Reasons for the Reverse Stock Split" and "Fairness of the Reverse Stock Split" in this Information Statement. The approval of a majority of the votes entitled to be cast at the meeting by holders of the issued and outstanding shares of (i) Common Stock, voting together as a separate class, and (ii) Common Stock and Preferred Stock, voting as a single class, is necessary to approve the reverse stock split. See also the information under the Section "Vote Required for Approval" in this Information Statement. The reverse stock split will not become effective until the amendment of the Restated Certificate of Incorporation is filed with the Delaware Secretary of State's office that is expected to occur immediately following its approval at the Special Meeting of Stockholders.

The reverse stock split is part of a plan to make SafeGuard a private company while allowing the holders of SafeGuard's outstanding Preferred Stock and the holders of 1,500 or more shares of its outstanding Common Stock to retain an equity interest in the Company. The material terms of the reverse stock split are as follows:

     - Each 1,500 shares of SafeGuard's Common Stock outstanding prior to the reverse stock split will be converted into one (1) full share of new common stock after the reverse stock split.

     - Stockholders who would otherwise receive a fractional share of Common Stock as a result of the reverse stock split will instead receive cash in lieu of the fractional share on the basis of $3,375.00 per share of new common stock ($2.25 per share of Common Stock). The amount of cash each holder of fractional Common Stock will receive will be calculated by multiplying the percentage of one (1) full share of new common stock that the stockholder would have received times $3,375.00.

     - Stockholders that own less than one (1) full share of new common stock after the reverse stock split will cease to be stockholders of SafeGuard after the reverse stock split.

     - Stockholders that own more than one (1) full share of new common stock after the reverse stock split will receive one (1) share of new common stock for each 1,500 shares of Common Stock they held before the reverse stock split, as well as a cash payment in lieu of any fractional share of Common Stock as described above.

     - Stockholders that own less than 1,500 shares of Common Stock consist of approximately 500 stockholders that purchased shares of Common Stock in the public market or received their shares from other SafeGuard stockholders as gifts. The stockholders that own more than 1,500 shares of Common Stock include ten (10) members of SafeGuard's management and Board that received shares of Common Stock upon the incorporation of the Company, purchased shares of Common Stock in the public market, or received their shares from SafeGuard as part of SafeGuard's acquisition of Paramount Dental Plan, Inc. in 2002.

     - In addition to this Information Statement, the Company is filing a Rule 13E-3 Transaction Statement on Schedule 13E-3, in accordance with the Exchange Act. The Company's Board has determined that the reverse stock split is fair to and in the best interest of all of the Company's unaffiliated stockholders, including both those who will receive cash pursuant to the reverse stock split and those who will retain an equity interest in the Company subsequent to the reverse stock split. The Board has unanimously approved the actions proposed to be taken described herein. See also the information under "Fairness of the Reverse Stock Split-Recommendation of the Company's Board."

     - Each share of Common Stock entitles its owner to one (1) vote on each matter submitted to the Company's stockholders. Each share of each series of the Company's Preferred Stock entitles its owner one (1) vote on an as converted basis as one (1) share of Common Stock. See also the information under the Section "Vote Required for Approval" in this Information Statement.

     - Directors and officers of the Company currently beneficially own approximately 49% of the Company's outstanding Common Stock and approximately 83% of the Company's outstanding Preferred Stock and therefore control approximately 77% of the total voting power of the Company. After the reverse stock split, directors and officers of the Company will beneficially own approximately 52% of the Company's outstanding Common Stock and approximately 83% of the Company's outstanding Preferred Stock, and will beneficially own approximately 78% of the voting power of the Company. See also the information under the Section "Conduct of the Company's Business after the Reverse Stock Split" and the Section "Security Ownership of Certain Beneficial
          Owners  and  Management"  in  this  Information  Statement.

     - All directors and officers of the Company have indicated that they will vote, directly or indirectly in favor of the proposal set forth herein. As noted above, these directors and officers beneficially own approximately 49% of the Company's outstanding Common Stock and approximately 77% of the total voting power of the Company. In additional, certain other stockholders, including all other "Affiliates" of the Company, as that term is defined by the Securities and Exchange Commission ("SEC') who own an additional 18% of the Company's outstanding Common Stock and an additional 15% of the total voting power of the Company, have indicated that they intend to vote, or cause to be voted, shares which they directly or indirectly control in favor of the reverse stock split, and if voted as indicated, assure the approval of the reverse stock split. See also the information under the Sections "Vote Required for Approval" and "Effects of the Reverse Stock Split" in this Information Statement.

     - The reverse stock split is not expected to affect the Company's current business plan or operations, except for the anticipated cost and management time savings associated with termination of the Company's public company obligations and the approximate amount of $1.1 million of cash that will be spent on the Transaction. See also the information under the Sections "Effects of the Reverse Stock Split" and "Conduct of the Company's Business after the Reverse Stock Split" in this Information Statement.

     - If the reverse stock split is approved, the Company will be eligible to cease filing periodic public reports with the SEC, which the Company intends to do. This will also have the effect of terminating the Over The Counter Bulletin Board ("OTCBB") trading of the Company's Common Stock. See also the information under the Sections "Special Factors" and "Reasons for the Reverse Stock Split" in this Information Statement.

     - SafeGuard's Board retained the services of Shattuck Hammond Partners LLC ("Shattuck Hammond") to provide an opinion as to the fairness from a financial point of view of the cash consideration to be paid to the holders of the Company's Common Stock who would hold fractional shares immediately following the reverse stock split. The full text of the written opinion of Shattuck Hammond, which sets forth assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of the review undertaken in connection with the opinion, is attached to this Information Statement as Exhibit
          B. The description of Shattuck Hammond's opinion contained in this Information Statement is qualified in its entirety by reference to the full text of such opinion. Stockholders are urged to, and should, read such opinion carefully and in its entirety. Shattuck Hammond's opinion does not constitute a recommendation to any holder of the Company's Common Stock as to how to vote with respect to the reverse stock split. In addition, the opinion does not address the relative merits of the reverse stock split or the other business strategies that the Company's Board considered, nor does it address the decision of the Company's Board to recommend or proceed with the reverse stock split. In addition, Shattuck Hammond's opinion does not address fairness with respect to the Company's stockholders who will retain an equity interest in the Company subsequent to the consummation of the reverse stock split. For a more detailed description of Shattuck Hammonds's opinion, see the information under the Section "Opinion of Investment Banker" in this Information Statement.

     - The Company's Board did not appoint a special committee of independent directors or require the approval of the reverse stock split by the holders of a majority of the Company's shares held by persons unaffiliated with SafeGuard.

     - The Company believes that those Common stockholders that receive a cash payment as a result of the reverse stock split and cease to hold, either directly or indirectly, shares of the Company's Common Stock, will need to recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in the shares of Common Stock that are redeemed for cash. The Company believes that those stockholders that receive new common stock and a cash payment in the reverse stock split, will not recognize any gain or loss for federal income tax purposes on the common stock received incident to the reverse stock split, but will need to recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in the shares of Common Stock that are redeemed for cash. Those stockholders that receive common stock incident to the reverse stock split, but no cash, will not recognize any gain or loss for federal income tax purposes. See also the information under the Section "Effects of the Reverse Stock Split-Federal Income Tax Consequences of the Reverse Stock Split" in this Information
          Statement. Stockholders are urged to consult with their own tax advisor regarding the tax consequences of the reverse stock split in light of each stockholder's own particular circumstances.

     - Stockholders are not entitled to appraisal rights under either the Company's governance documents or Delaware General Corporation Law, even if you dissent from approval of the reverse stock split. See also the information under the Section "Terms of the Reverse Stock Split-Dissenters' Rights" in this Information Statement.

     - Stock options and stock that may be issued pursuant to convertible promissory notes issued by the Company as described herein are all being adjusted to reflect the 1 for 1,500 reverse stock split.

PREFERRED  STOCK

On March 1, 2000, the Company entered into a recapitalization transaction with an investor group (the "Investors"), the revolving credit facility lender (the "Bank"), and the holder of the senior notes payable (the "Senior Note Holder"). In this transaction, the Investors loaned $8.0 million to the Company in the form of an investor senior loan, due April 30, 2001. As part of this transaction, the Investors, the Bank, and the Senior Note Holder agreed to convert the $8.0 million investor senior loan, the outstanding balance of $7.0 million under the revolving credit facility plus accrued interest, and the $32.5 million of senior notes payable plus accrued interest, to convertible Preferred Stock.

Effective as of January 31, 2001, the Company completed the recapitalization by the conversion of approximately $53 million of debt into 300,000 shares of convertible Preferred Stock. The convertible Preferred Stock does not accrue dividends of any kind. Prior to May 2002, there were 300,000 shares of convertible preferred stock issued and outstanding. Each share had a par value of $100 and a liquidation preference of $100, and was convertible into 100 shares of the Company's Common Stock. In May 2002, each outstanding share of convertible Preferred Stock was exchanged for 100 new shares of convertible Preferred Stock. Each new share of convertible Preferred Stock has a par value of $1.00 and a liquidation preference of $1.00, and is convertible into one (1) share of the Company's Common Stock. All other rights and preferences of the convertible preferred stock remained the same. The convertible Preferred Stock entitles the holder to one (1) vote for each share of Common Stock into which the Preferred Stock is convertible, with respect to all matters voted on by the Common stockholders of the Company, except for the election of directors. Pursuant to the recapitalization transaction, the holders of the convertible Preferred Stock have the right to elect a total of five (5) members of the Company's Board, and the holders of the Common Stock have the right to elect the remaining two (2) directors. The convertible Preferred Stock has a $30 million liquidation preference over the Company's Common Stock.

As a result of the recapitalization transaction, the ownership interest of the previously existing common stockholders of the Company was reduced to approximately 14% of the Company. In March 2000, in connection with the recapitalization transaction, the Company agreed to place four (4) new directors, who represented the Investors, the Bank, and the Senior Note Holder, on its Board. Three (3) of those directors were placed on the Board in March 2000, and the fourth (4th) director was placed on the Board as of January 31, 2001, at which time the Bank sold its interest in the Company to other existing Company stockholders. These four (4) new directors constitute a majority of the Board, which currently has a total of seven (7) members.

As a result of the restrictions set forth in the Certificate of Powers, Designations, Preferences and Relative, Participating, Optional, or other Special Rights of the 2002 series A Preferred Stock, 2002 series B Preferred Stock, 2002 series C Preferred Stock and 2002 series D Preferred Stock, the Preferred stock outstanding will not be adjusted in the same ratio as the Common Stock in the reverse stock split. As a result, after the completion of the reverse stock split, there will be 30 million shares of Preferred Stock outstanding and approximately 3,800 shares of Common Stock outstanding. After the reverse stock split, the Preferred Stock will continue to have the voting power to control the election of five (5) out of seven (7) members to the Company's Board and will continue to have the voting power to cause all corporate actions requiring the vote of the stockholders of the Corporation to be taken. After the reverse stock split, the Preferred Stock will convert at the rate of one (1) share of the Company's post-split common stock for each 1,500 shares of Preferred Stock. Therefore, 1,500 shares of the Company's Preferred Stock will have the voting power of one (1) share of the Company's post-split common stock.

SAFEGUARD  COMMON  STOCK  IN  THE  COMPANY'S  401(K)  PLAN

As of the date of this Information Statement, there are approximately 155,000 shares of Common Stock in the accounts of participants in the Company's 401(k) plan (the "Plan"). These shares of the Company's Common Stock were contributed to the Plan by the Company as the Company's matching contribution to participants' payroll deferrals into the Plan. These contributions started with the second quarter of 2001 and have been in effect since that time. The percentage match is set by the Board each year. The contributions are made after the end of each quarter. Since the inception of the matching program, the Company's contribution has been in the form of the Company's Common Stock and has been equal to 25% of the total participants' deferrals for the quarter, with the value of the Common Stock based on the lower of the closing price of the Company's Common Stock on the last trading day before the calendar quarter began or the last trading day of the calendar quarter. There are approximately 130 employees or former employees of the Company who beneficially own Common Stock in the Plan. After consideration, the Board voted on November 24, 2003 to purchase all the shares of Common Stock in each participant's Plan account at the same price per share of $2.25 effective upon the effective date of the reverse stock split. Since the Company will be purchasing all the Common Stock in the Plan, the approximately 130 beneficial owners of the Company's Common Stock in the Plan will no longer own such shares and will no longer be common stockholders of the Company through the Plan. The aggregate cost of the shares to be purchased from the Plan will be approximately $350,000.

PURCHASE  OF  FRACTIONAL  SHARES-COMPANY  STOCK  OPTION  PLAN

Since 1985, the Company has maintained an Employee Stock Option Plan (the "Option Plan"). The purpose of the Option Plan is:

     1. To further the growth, development and financial success of the Company by providing additional incentives to certain of its directors, executives and other key employees who have been or will be given responsibility for the management or administration of the Company's business affairs, by assisting them in becoming owners of capital stock of the Company and thus benefiting directly from its growth, development and financial success; and

     2. To enable the Company to obtain and retain the services of the type of directors and professional, technical and managerial employees considered essential to the long range success of the Company by providing and offering them an opportunity to become owners of capital stock of the Company through stock options, some of which are intended to qualify as ''incentive stock options'' under Section 422 of the Internal Revenue Code.

As a condition to receiving a grant of options, employees must agree to remain employed by the Company for twelve (12) months after such grant of options. In that the options held by employees of the Company may be perceived as having less value if they are options in a privately held company instead of a publicly held company, the Board considered a proposal that the options be converted at the same ratio as the Common Stock into which they may be exercised and that the Company purchase any fractional shares resulting from such conversion at a pre-split price of $2.25 per share, less the applicable option exercise price. As of the date of this Information Statement, there were options outstanding to purchase approximately 2.9 million shares of the Company's Common Stock with an exercise price that is below the current market price of the Company's Common Stock of which options to purchase approximately 2.2 million shares of the Company's Common Stock are vested in accordance with the terms of the Option Plan. After consideration, on November 24, 2003, the Board voted to convert these outstanding options at the same ratio as provided for in the reverse stock split and to purchase any vested fractional option at a pre-split price of $2.25 per fractional option, less the applicable option exercise price for such option, and to continue to purchase such fractional options as they become vested in the future at the same price per share and under the same terms and conditions. The Company estimates the cost of purchasing fractional options that are currently vested to be approximately $27,000, and the cost of purchasing fractional option that will become vested in the future to be approximately $13,000.

               QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT

The following questions and answers briefly address some commonly asked questions about the reverse stock split proposal that may not be addressed in the summary above. They may not include all the information that is important to you. The Company urges you to read carefully this entire Information Statement, including the exhibits.

Q:   What  are  some  of  the  advantages  of  the  reverse  stock  split?

A: The Board believes that the reverse stock split will have the following advantages, among others:

     - terminating the registration of the Company's Common Stock under the Exchange Act will eliminate the costs of being a public company, with estimated annual cost savings of approximately $200,000 before taxes excluding the cost of management time, the directors and officers liability insurance risk described below, and future costs related to Sarbanes-Oxley requirements;

     - terminating the Company's registration with the SEC will significantly reduce the need for directors and officers liability insurance ("D & O Insurance"), which is usually secured by publicly held companies. The last quotation received by the Company for such insurance was $400,000 of annual premiums for $5 million of coverage with a $1 million retention. The Company has not had D & O Insurance since October 2002 because of the high cost of such insurance and therefore there is a risk to the officers and directors of the Company due to the fact that the Company does not have such coverage;

     - eliminating the need to make significant expenditures for the Company to comply with the requirements of the Sarbanes Oxley Act of 2002, which costs are estimated to be over $250,000 annually;

     - providing complete liquidity for Company stockholders holding fewer than 1,500 shares and partial liquidity for other stockholders where liquidity has been lacking in the market, and do so at a fair price through a transaction in which stockholders may be eligible to receive capital gains tax treatment for any realized gains, and avoid paying brokerage commissions and fees;

     - eliminating the Company's obligation to publicly disclose sensitive, competitive business information; and

     - management will be able to focus exclusively on the Company's business goals and objectives.

See  "Reasons  for  the  Reverse  Stock  Split."

Q:   What  are  some  of  the  disadvantages  of  the  reverse  stock  split?

A: The Board believes that the reverse stock split will have the following disadvantages, among others:

     - stockholders owning less than 1,500 shares of the Company's Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out and will no longer be stockholders of the Company and will not have the opportunity to participate in or benefit from any future potential appreciation in the Company's value;

     - stockholders remaining in the Company following the reverse stock split will no longer have readily available all of the information regarding the Company's operations and results that is currently available in the Company's filings with the SEC;

     - stockholders remaining in the Company following the reverse stock split will no longer be able to trade such securities on the OTCBB;

     - the elimination of the Common Stock's trading market may result in the Company having less flexibility in attracting and retaining executives and other employees since equity-based incentives (such as stock options) tend not to be viewed as having the same value in a private company;

     - the Company will be less likely to be able to use stock to acquire other companies; and

     - it will be more difficult for the Company to access the public equity markets.

See  "Effects  of  the  Reverse  Stock  Split."

Q: The Company has been publicly held since 1983; what are some of the reasons for going private now?

A: The Board believes that the Company currently derives no material benefit from its public company status. In addition to the direct financial burden from being a public company, the thin trading market in the Company's Common Stock has not provided liquidity to its stockholders, nor does the Company expect that it will permit the Company to use its stock as currency for acquisitions or other transactions in the future.

See  "Reasons  for  the  Reverse  Stock  Split."

Q: What are some of the factors supporting the Board's determination to recommend approval of the reverse stock split?

A: The Board based its determination to recommend approval of the reverse stock split proposal on several factors. Importantly, the Board considered the relative advantages and disadvantages discussed above and under

     "Reasons for the Reverse Stock Split" and "Fairness of the Reverse Stock Split." The Board also considered certain other factors, including:

     - the financial presentations and analyses of management and Shattuck Hammond regarding the reverse stock split proposal and the Board's discussions and conclusions about the fairness of the proposed per pre-split share price of $2.25 to be paid for fractional shares to the Company's stockholders owning a number of shares not evenly divisible by 1,500;

     - the opinion of Shattuck Hammond to the effect that, as of November 24, 2003 (the date of the fairness opinion), the price of $2.25 per pre-split share is fair, from a financial point of view, to the Company's stockholders who will hold fractional shares immediately following the reverse stock split;

     - the projected tangible and intangible cost savings to the Company by terminating its public company status; and

     - attempts of the Company's stockholders to achieve liquidity in the existing trading market would be frustrated due to the low average daily trading volume of the Company's Common Stock on the OTCBB. Only a small number of shares could be purchased or sold on the OTCBB without the risk of significantly increasing or decreasing the trading price.

See  "Fairness  of  the  Reverse  Stock  Split."

Q: What are the interests of the Company's directors and officers in the reverse stock split?

A: In considering the Board's recommendation to approve the reverse stock split proposal, stockholders should be aware that, as a result of the reverse stock split, the Company estimates that its directors and officers, collectively, will slightly increase their beneficial ownership of the Company's Common Stock from approximately 49% to 52%. When the Common Stock held by other stockholders who have indicated that they will vote in favor of the proposal is added to these percentages, the total amount increases from approximately 67% to 71%.

Q:   What  is  the  total  cost  of  the  reverse  stock  split  to the Company?

A: The Company estimates that the total cost of the reverse stock split to the Company will be approximately $1.1 million, of which the Company will pay approximately $500,000 to cash out fractional shares, approximately $350,000 to purchase the Common Stock in the Company's 401(k) Plan, approximately $40,000 to purchase all the fractional shares that result from the conversion of the shares in the Company's Stock Option Plan as they become vested, approximately $130,000 of investment banking fees in connection with the opinion issued by Shattuck Hammond, and approximately $100,000 in legal and accounting fees, and other costs to effect the reverse stock split. This total amount could be larger or smaller if the estimated number of fractional shares that will be outstanding after the reverse stock split changes as a result of purchases or sales of Common Stock by stockholders who are not Affiliates.

Q: Why didn't the Board form a committee of disinterested (or unaffiliated) directors to approve the reverse stock split or require the approval of the holders of a majority of shares which are unaffiliated with the Board and management?

A: The Board considered forming a committee of disinterested directors to approve the reverse stock split at various Board meetings in 2003 and determined that since all members of the Company's Board were either employees, affiliates, as that term is defined by the SEC, or had been a consultant to the Company in the last three (3) years, there was no person on the Company's Board who was "Independent" as that term is currently defined by the SEC. The Board also considered submitting the matter of approving the reverse stock split to the holders of a majority of stockholders who are unaffiliated with the Board or management. However, since the number of shares held by stockholders who are unaffiliated with the Company represents only approximately eight percent (8%) of the total voting power of the stockholders of the Company, it was determined that such action would not reflect the interests of a majority of the stockholders of the Company. As such, it was determined by the Board that if the Company were to engage in a going private transaction, it would be necessary to hire an independent investment banker to render a fairness opinion with respect to the amount to be paid for any fractional shares of Common Stock that may exist after a reverse stock split.

                                 SPECIAL FACTORS

PURPOSES OF THE REVERSE STOCK SPLIT

The primary purpose of the reverse stock split is to facilitate a "going private transaction." This will enable SafeGuard to (i) to save money being spent because of its status as a SEC reporting company, which SafeGuard believes provides a limited benefit to a small company like SafeGuard, and (ii) to eliminate an unwieldy ownership structure. The reverse stock split will decrease the total number of SafeGuard's Common stockholders from approximately 750 to approximately 250. By reducing the number of stockholders below 300, SafeGuard will be eligible to file a Form 15 with the SEC and terminate its registration and reporting obligations under the Exchange Act.

BACKGROUND OF THE REVERSE STOCK SPLIT

Due to the costs of maintaining its public company status, the time spent by management and other employees' related to being a public company, the fact that the Company has not realized many of the benefits associated with being a public company, such as enhanced stockholder value and business credibility, due to limited liquidity and the market price of SafeGuard's Common Stock, management proposed that the Board consider whether it was in the best interests of the Company's stockholders for the Company to remain a publicly traded entity. The following is a summary of the actions taken by the Company's management and the Board during this process.

In February 2003, management of the Company, with the Board's concurrence, began exploring the concept of taking the Company private. Discussions were had with the Company's outside counsel to ascertain, among other things, what would be the best strategy for the Company going forward; being a publicly traded entity or a private entity. Various methods to accomplish a going private transaction were reviewed including an examination of a cash out merger, a self tender offer followed by a cash out merger, a reverse stock split, and a sale of the Company's assets followed by a dissolution of the Company.

On March 4 and March 6, 2003, management provided the first of a series of memorandums to the Company's Board which examined the issues enumerated above. The March memorandums analyzed the current status of the Company, the reasoning to support a decision to take the Company private or remain a publicly traded entity, the various methods that could be adopted to take the Company private, should the Board make that decision, the steps to be taken and open issues with respect to the matter being reviewed by the Board. After receipt of these memorandums, the Board reached no conclusion at that time and instructed management to continue its research and analysis into this matter and report back to the Board.

On April 11, 2003, management published the next memorandum concerning this subject for the Board, which memorandum further examined the specific reasons why the Company should remain a publicly traded entity, or engage in a going private transaction, the anticipated costs associated with a going private transaction, and various potential impacts on the Company's business operations by taking the Company private. After receipt of this memorandum, the Board reached no conclusion at that time and instructed management to continue its research and analysis into this matter and report back to the Board.

On May 1, 2003, the Company's Board received another memorandum from management that was a follow-up to those published in March and April 2003 and responded to specific questions identified by the Board for which management was requested to conduct further research and analysis. This memorandum dealt with the issues of the process that would be required to take the Company private and the actions required to effect a reverse stock split, should the Board select that method. It was also recommended that the Board formally review the information provided by management in the three (3) memorandums dealing with the consideration of alternatives that may be available to the Company in a going private transaction, the actions required to be taken with respect to filing with the SEC and the issue of Board independence. These discussions were conducted at the Board's regular meeting on

May 1, 2003 at which all the Board members were present. The next memorandum published by management for the Board on the going private process and stockholder approval requirements was delivered to the Board on May 8, 2003. This memorandum dealt with the specifics of a proposal to take the Company private and the requirements for stockholder approval of the proposal and the manner by which stockholder approval could be obtained.

Management published the next memorandum on this matter for the Board on June 16, 2003. The Board also considered the issue of independence at its June 2003 Board meeting and determined that due to the fact that all of the members of the Company's Board were either employees of the Company, affiliates of the Company as that term is defined by the SEC or had been a consultant to the Company in the last three (3) years, there was no person on the Company's Board who was independent as that term is currently defined by the SEC. As such, it was determined that if the Company were to engage in a going private transaction, it would be necessary to hire an independent investment banker to render a fairness opinion with respect to the values to be paid for any fractional shares of Common Stock that may exist after a reverse stock split. At that time, the Board instructed management to prepare a plan that raised the issue as to whether to take the Company private, and to report back to the Board within one
(1)  month.

In late June 2003, management provided the Board with a further analysis of the benefits and detriments of taking the Company private. This analysis included the pros and cons of the Company remaining public, a discussion of each of the reasons why the Company should remain a publicly traded entity, the possible structures of a going private transaction, including those mentioned above, the requirements of SEC Rule 13e-3 and 15, the issue of Board member independence, and a recommendation of further actions to be taken by the Board. In July 2003, this comprehensive analysis was updated and again presented by management to the Board for its consideration. Other than the discussion had by the members of the Board and management described herein and occasional informal telephone conversations between directors, or directors and management, there has been no other discussion or contacts made by any of the Company's officers or directors relating to the reverse stock split, or any similar type transactions during the last two (2) years.

In July 2003, management of the Company had discussions with an investment banker about the possibility of taking the Company private, and the aspects of rendering a fairness opinion on such a transaction.

On August 7, 2003, the Board at its regular meeting at which all of the Board members were present, reviewed the comprehensive analysis prepared by management that was updated for this meeting and reviewed the updated memorandum prepared by management on the question of taking the Company private. The Board again discussed the issues of Board member independence and concluded that there was no Board member who was independent or unaffiliated as that term is defined by the SEC and considered whether to have the matter of taking the Company private submitted to a vote of only those stockholders who were unaffiliated. That concept was rejected as the shares of the Company's stock represented by unaffiliated stockholders was only approximately eight percent (8%) of the voting power of the Company, and a vote of only those stockholders would not necessarily reflect the wishes of a majority of the voting power of the Company.

During the August 7, 2003 Board meeting, the Board again discussed a variety of issues with respect to taking the company private and the aspects of a reverse stock split. In particular, the Board discussed the following matters: (1) the breakdown of the beneficial ownership of the Company's outstanding Common Stock and Preferred Stock before and after implementation of the proposed reverse stock split, (2) the stockholder concentration that would result from the proposed reverse stock split, (3) the projected costs to the Company of maintaining its status as a public company and the assumptions underlying those projections, (4) the projected costs to the Company of implementing the proposed reverse stock split and the assumptions underlying those projections, (5) the advantages and disadvantages of the alternative methods of taking the Company private, (6) the impact that the implementation of the proposed reverse stock split would have on the Company's stock option plan, (7) the ability of stockholders to purchase additional shares prior to the implementation of the proposed reverse stock split in light of the limited liquidity of the trading market for the Company's Common Stock, (8) the impact that the implementation of the proposed reverse stock split would have on the Company's business arrangements, and (9) the steps to be taken by the Company to minimize the adverse impact of predatory derivative actions that may arise from the announcement of a decision to implement the proposed reverse stock split. The Board concluded that it would be in the best interests of the stockholders who would be affected by the reverse stock split to hire an independent investment banker to render a fairness opinion on the consideration to be paid by the Company to holders of fractional shares that resulted from the reverse stock split. Management was instructed to make a recommendation to the Board on the retention of an investment banking firm.

In October 2003, management recommended Shattuck Hammond Partners LLC ("Shattuck Hammond") to the Board to render a fairness opinion and began developing and collecting the information needed in connection with this matter.

On November 6, 2003 the Board, with all of its members present, met again to consider, among other things, the recommendation by management as to which investment banker to retain to render a fairness opinion in connection with taking the Company private. Management reported that it had selected an investment banking firm after consideration of the experience, familiarity with the Company, and the costs of obtaining a fairness opinion, and indicated that it was management's recommendation that the Company on behalf of the Board of SafeGuard retain the services of Shattuck Hammond to render an opinion as to the fairness, from a financial point of view, of the cash consideration to be paid to the holders of the Company's Common Stock who will hold fractional shares immediately following the reverse stock split. The Board then unanimously voted to retain the services of Shattuck Hammond and authorized a fee of $100,000, plus out of pocket expenses estimated to be approximately $30,000. Management discussed with the Board the recommendation by management that the Company implement a reverse stock split set at one (1) share of common stock for 1,500 shares of existing SafeGuard Common Stock, and that the stockholders left with fractional shares after the reverse stock split be paid cash of $2.00 per share on pre-split basis. Following the Board meeting on November 6, 2003, management of the Company indicated to Shattuck Hammond that it was its recommendation to the Board that the reverse stock split be implemented and be set at one (1) share of common stock for 1,500 shares of existing SafeGuard Common Stock, and that the stockholders left with fractional shares after the reverse stock split be paid cash of $2.00 per share on pre-split basis.

On November 21, 2003, the Board received the written presentation of Shattuck Hammond and on November 24, 2003, the Board met, with all its members present, to consider a reverse stock split that would result in reducing the number of Common stockholders to fewer than 300 thereby allowing the Company to cease being a public reporting company. In addition to the written presentation, Shattuck Hammond also made an oral presentation to the Board on its opinion at that time. The Board again considered the issue of Board member independence, the reasons why the Company should or should not remain a publicly traded entity, the pros and cons of the actions contemplated, the possible structures of a going private transaction, including those mentioned herein, the requirements of SEC Rule 13e-3, the anticipated costs associated with a going private transaction, and various impacts on the Company's business by taking the Company private. The Board reviewed the Shattuck Hammond presentation in detail and questioned Shattuck Hammond on the contents of the presentation and the conclusions contained therein. The Board also reviewed and questioned Shattuck Hammond on the methodologies, assumptions and factors utilized by Shattuck
Hammond in rendering its opinion. Shattuck Hammond concluded that the cash consideration of $2.00 per pre-split share of existing Common Stock payable to stockholders who will hold fractional shares immediately following the reverse stock split was fair, from a financial point of view, to those stockholders.

After careful consideration of all the information presented to it, on November 24, 2003, the Board unanimously voted in favor of a proposal that it would be in the best interests of the Company's stockholders to take the Company private utilizing a reverse stock split at the ratio of one (1) share of common stock to 1,500 shares of existing Common Stock, that fractional stockholders receive a payment of $2.25 per share of pre-split Common Stock, which exceeded management's initial recommendation of $2.00 per fractional share. The Board's determination to increase the fractional share price from $2.00 to $2.25 was due in part to the analysis contained in the Shattuck Hammond opinion and the desire by the Board to obtain an expedited approval process by the Company's stockholders so the anticipated savings of being a private company would begin to be captured. The Board also authorized management of the Company take all such actions necessary that it deems appropriate to accomplish this decision.

On November 24, 2003, the Company issued a press release indicating that the Board had approved a reverse stock split using a ratio of one (1) share of common stock for 1,500 shares of existing Common Stock as part of a going private transaction and that fractional shares remaining after the reverse stock split would be purchased by the Company at $2.25 per share of pre-split Common Stock. After consideration and a determination by the Board to increase the amount of cash consideration from $2.00 to $2.25 per pre-split share, Shattuck Hammond updated and reissued its opinion on November 24, 2003 and concluded that the cash consideration of $2.25 per pre-split share of existing Common Stock payable to stockholders who will hold fractional shares immediately following the reverse stock split was fair, from a financial point of view, to those stockholders. Shattuck Hammond delivered its written opinion to the Company as of November 24, 2003.

                          SIGNIFICANT CORPORATE EVENTS

RECAPITALIZATION

On March 1, 2000, the Company entered into a recapitalization transaction with an investor group (the "Investors"), the revolving credit facility lender (the "Bank"), and the holder of the senior notes payable (the "Senior Note Holder"). In this transaction, the Investors loaned $8.0 million to the Company in the form of an investor senior loan, due April 30, 2001. As part of this transaction, the Investors, the Bank, and the Senior Note Holder agreed to convert the $8.0 million investor senior loan, the outstanding balance of $7.0 million under the revolving credit facility plus accrued interest, and the $32.5 million of senior notes payable plus accrued interest, to convertible Preferred Stock, subject to regulatory approval and an increase in the authorized shares of the Company's Common Stock.

Effective as of January 31, 2001, the Company completed the recapitalization of the Company by the conversion of the above debts into 300,000 shares of convertible Preferred Stock. The estimated value of the convertible Preferred Stock was $137.50 per share as of January 31, 2001, which is based on the closing price of the Company's Common Stock on January 31, 2001, which was $1.375 per share, and the fact that each share of convertible Preferred Stock is convertible into 100 shares of Common Stock. Based on this estimated value, the conversion transaction resulted in a pre-tax gain of $11.3 million, which is net of approximately $350,000 of transaction costs. There was no income tax effect related to this transaction due to the Company's net operating loss carry-forwards for tax purposes.

The convertible Preferred Stock does not accrue dividends of any kind. Each share of convertible Preferred Stock is convertible into 100 shares of Common Stock at the option of the holder. The convertible Preferred Stock entitles the holder to one (1) vote for each share of Common Stock into which the Preferred Stock is convertible, with respect to all matters voted on by the Common stockholders of the Company, except for the election of directors. The holders of the convertible Preferred Stock have the right to elect a total of five (5) members of the Company's Board, and the holders of the Common Stock have the right to elect the remaining two (2) directors. The convertible Preferred Stock has a $30 million liquidation preference over the Company's Common Stock.

As a result of the conversion transaction, the ownership interest of the previously existing Common stockholders of the Company was reduced to approximately 14% of the Common Stock interests of the Company. In March 2000, in connection with the recapitalization transaction, the Company agreed to place four (4) new directors, who represented the Investors, the Bank, and the Senior Note Holder, on its Board. Three (3) of those directors were placed on the Board in March 2000, and the fourth director was placed on the Board as of January 31, 2001, at which time the Bank sold its interest in the Company to other existing stockholders. These four (4) new directors constitute a majority of the Board, which currently has a total of seven (7) members.

In 1999, in connection with a restructuring of the senior notes payable, the Company issued warrants to purchase 382,000 shares of its Common Stock for $4.51 per share to the Senior Note Holder. The warrants were canceled without being exercised, in connection with the conversion of the senior notes payable into convertible Preferred Stock effective January 31, 2001.

EXCHANGE OF CONVERTIBLE PREFERRED STOCK

Prior to May 2002, there were 300,000 shares of convertible Preferred Stock issued and outstanding. Each share had a par value of $100 and a liquidation preference of $100, and was convertible into 100 shares of the Company's Common Stock. In May 2002, each outstanding share of convertible Preferred Stock was exchanged for 100 new shares of convertible Preferred Stock. Each new share of convertible Preferred Stock has a par value of $1.00 and a liquidation preference of $1.00, and is convertible into one (1) share of the Company's Common Stock. All other rights and preferences of the convertible Preferred Stock remained the same.

ACQUISITION OF PARAMOUNT DENTAL PLAN, INC.

Effective August 31, 2002, the Company acquired all of the outstanding stock of Paramount Dental Plan, Inc. ("Paramount"), which was a dental Health Maintenance Organization ("HMO") company with approximately $7 million of annual revenue headquartered in Tampa, Florida. Paramount was merged with the Company's preexisting dental HMO subsidiary in Florida effective upon the closing of the acquisition. The business purpose of the acquisition was to increase the Company's market penetration in Florida, which is one of the Company's primary geographic markets. The acquisition increased the number of members in Florida for which the Company provides dental benefits from approximately 50,000 members to approximately 275,000 members. During September 2002, the Company integrated the employees of Paramount into its Florida operations, and the former chief executive officer of Paramount is currently President of the Company's Florida operations. The Company has completed the integration of Paramount into the operations of the Company.

ACQUISITION OF AMERITAS MANAGED DENTAL PLAN, INC.

Effective March 31, 2003, the Company acquired all of the outstanding capital stock of Ameritas Managed Dental Plan, Inc. ("Ameritas") for a purchase price of $1.1 million in cash, plus contingent monthly payments during the five (5) years following the acquisition date. Each contingent monthly payment is equal to ten percent (10%) of the actual premium revenue collected during the month from customers of Ameritas that existed as of March 31, 2003. As of September 30, 2003, the Company has accrued a total of $293,000 of contingent purchase price, which has been added to the cost of the acquisition for accounting purposes. This amount represents contingent monthly payments related to the period from the acquisition date through September 30, 2003, plus the estimated contingent monthly payments related to the remaining portion of annual customer contracts that are in force as of October 1, 2003. Based on the amount of premium revenue generated as a result of this relationship during the period from April 1, 2003 to September 30, 2003, from clients of Ameritas that existed as of March 31, 2003, the maximum aggregate amount of the contingent monthly payments due to Ameritas by the Company would be approximately $1.3 million, if the Company retained all the existing clients of Ameritas for five (5) years after the acquisition date at the premium rates in effect during 2003.

Ameritas was a dental benefits company located in California. Upon the closing of the transaction on March 31, 2003, Ameritas was merged into and with the Company's California dental HMO. The business purpose of the acquisition was to increase the Company's market penetration in California, which is one of the Company's primary geographic markets. The acquisition increased the number of members in California for which the Company provides dental benefits from approximately 300,000 members to approximately 330,000 members.

The aggregate purchase price recorded by the Company as of September 30, 2003, including the amount paid at closing, the contingent purchase price accrued as of September 30, 2003, and certain acquisition expenses, is approximately $1.4 million. As of the date of closing of this transaction, March 31, 2003, the Company completed the integration of Ameritas into the operations of the Company.

ACQUISITION OF HEALTH NET DENTAL, INC. AND HEALTH NET VISION, INC.

Effective October 31, 2003, the Company acquired all of the outstanding capital stock of Health Net Dental, Inc. ("HND"), which is a California dental HMO, and certain preferred provider organization ("PPO")/indemnity dental business underwritten by Health Net Life Insurance Company ("HNL"), which is an affiliate of HND, for $10.4 million in cash and an agreement to provide private label dental HMO and dental PPO/indemnity products to be sold in the marketplace by subsidiaries of Health Net, Inc., the parent company of HND, for a period of at least five (5) years following the transaction, subject to certain conditions.

Effective October 31, 2003, the Company also acquired all of the outstanding capital stock of Health Net Vision, Inc. ("HNV"), which is a California vision HMO and an affiliate of HND, and certain PPO/indemnity vision business underwritten by HNL, for $4.4 million in cash. The aggregate cost of the acquisitions was approximately $16.1 million, including estimated severance liabilities related to employees of HND and HNV, which are approximately $1.2 million, and other acquisition expenses, which are estimated to be approximately $0.1 million. The combined annual revenue of the acquired businesses was approximately $65 million for the year ended December 31, 2002 and approximately $55 million for the nine months ended September 30, 2003. HND and HNV were previously owned by Health Net, Inc. ("HNI"), which continues to own HNL. Collectively, the HND and HNV acquisition transactions are referred to as the "HNDV Transactions."

The business purpose of the HNDV Transactions was to increase the Company's market penetration in California, which is the Company's largest market, and to gain vision benefit members and products as well as the capability to internally administer vision products. As a result of the HNDV Transactions, the total number of individuals in California for which the Company provides dental benefits increased from approximately 350,000 members to approximately 800,000 members, and the total number of individuals in California for which the Company provides vision benefits increased from approximately 20,000 members to approximately 150,000 members.

The HNDV Transactions were financed through the issuance of $19.0 million of six percent (6.0%) unsecured convertible promissory notes (the "$19.0 Million Convertible Notes") to certain of its principal stockholders in October 2003. The proceeds from the convertible notes were used primarily to finance the HNDV Transactions, to satisfy the increase in the Company's regulatory net worth requirements related to the PPO/indemnity dental and vision business that was acquired, to provide working capital that may be required in connection with the integration of the acquired businesses into the Company's existing operations, and for general corporate purposes.

The $19.0 Million Convertible Notes bear interest at six percent (6.0%) annually, and are convertible into the Company's Common Stock at the rate of $1.75 per pre-split share, at the option of the holder. There are no principal payments due under the $19.0 Million Convertible Notes prior to January 31, 2010, then principal payments are due beginning on January 31, 2010, and each three months thereafter through July 31, 2013, pursuant to a ten-year amortization schedule, and the remaining balance is payable in full on October 31, 2013. The $19.0 Million Convertible Notes are payable in full upon a change in control of the Company, at the holder's option. The Company has the option of redeeming the convertible notes for 229% of face value during the first seven
(7)  years  after the date of issuance, for 257% of face value during the eighth
(8th) year after issuance, for 286% of face value during the ninth (9th) year after issuance, and for 323% of face value during the tenth (10th) year after issuance, provided the Company redeems all the Notes held by each holder for which any of the Notes are being redeemed.

CONTRACTS WITH OFFICERS, DIRECTORS AND AFFILIATES

There have been no negotiations or material contracts entered into by the Company other than described above in the last two (2) years with any affiliates of the Company or any person not affiliated with the Company who would have a direct interest in such matters, except as noted below. There are no agreements or understandings, whether or not legally enforceable, between the Company and any affiliate named herein and any other person with respect to any securities of the Company except as set forth below.

     1. There exists an Agreement Among Stockholders dated as of January 31, 2001. This agreement was entered into with respect to the Preferred Stock issued to certain stockholders of the Company who participated in the Recapitalization transaction and purchase of the Bank debt described above and defines certain rights and responsibilities of the parties thereto with respect to such Preferred Stock.

     2. During 2002, the Company entered into Severance Agreements with certain of the executive officers set forth in the Section entitled "Security Ownership of Certain Beneficial Owners and Management," which continue until each officer's employment by the Company terminates for any reason. Pursuant to each of these agreements, either the Company or the officer can terminate the officer's employment with the Company at any time. In the event the Company terminates the officer's employment without cause, or implements a substantial diminution of the officer's responsibilities, and as a result, the officer resigns, within one (1) year and as a result of a "change in control" as defined below, the Company is obligated to pay the officer an amount equal to the officer's annual salary then in effect, plus an amount equal to the bonus earned by the officer during the prior calendar year. A "change in control" is defined as the acquisition of the Company by another entity, a sale of substantially all of the assets of the Company, a merger of the Company with another entity, the acquisition by any person or group of persons of 50% or more of the combined voting power of the Company's then outstanding securities, or a change of 50% or more of the directors of the Company within a one (1) year period.

     3. In August 2002, the Company borrowed $2.0 million from Jack R. Anderson, one of Company's principal stockholders, which was used to increase the Company's working capital, to provide for the payments due under the two capital lease obligations entered into by the Company in June 2002, and to provide for the payment due under the settlement of a litigation matter involving the Company. The borrowing was made under an unsecured convertible promissory note that bears interest at seven percent (7.0%) annually, and is payable in monthly installments of interest only through May 2006, then in monthly installments of principal and interest from June 2006 through August 2008. The outstanding balance is convertible into Company Common Stock at a conversion price of $1.625 per share.

     4. During 2003, the Company implemented a Retention Bonus Plan with certain of the executive officers set forth herein the Section entitled "Security Ownership of Certain Beneficial Owners and Management," which continues until the officer's employment by the Company terminates for any reason. The purpose of the Retention Bonus Plan is to provide an incentive for the senior management of the Company to remain employed during a reasonable transition period in the event of the sale of the Company to a third party. In the event that more than 50% of the Company is sold to an entity that is not otherwise a current stockholder of the Company, each of the certain executive officers would receive a variable retention bonus that is based on the amount of proceeds from the sale transaction. The retention bonus amounts to be paid by the Company are the following amounts for each $1.00 per share of Common Stock that is realized in a sale transaction: $325,000 to Mr. Buncher, $250,000 to Mr. Baker, $150,000 each to Mr. Gates and Mr. Brendzel, and $75,000 to Mr. Keating. Of the total amount of each officer's retention bonus, 25% would be paid at the closing of the transaction, provided the officer is still employed at that time, and 75% would be paid in monthly installments over the nine (9) months following the closing of the transaction, provided the officer is still employed by the purchaser at the time each payment is due. Notwithstanding the previous sentence, the entire retention bonus would be paid in the event the purchaser reduces the officer's compensation rate or terminates the officer's employment without cause.

     5. The Company maintained a consulting agreement with Dr. Baileys during 2001, 2002 and 2003 that terminated on January 31, 2003, under the terms of which Dr. Baileys provided services relating to professional dental relations and review of specialty referrals for which he was paid $200,000, $153,000 and $10,000, respectively. Dr. Baileys is the chairman of the Company's Board.

                       REASONS FOR THE REVERSE STOCK SPLIT

UNWIELDY  CAPITAL  STRUCTURE

SafeGuard's ownership structure is unwieldy. SafeGuard is a small, public company by any measure, including gross assets, market value, gross receipts, employees, net income, etc. Its stockholder base is quite large compared to its size. In addition, SafeGuard has an inordinate number of stockholders owning a very small number of shares.

On SafeGuard's best information, out of approximately 750 stockholders, there are approximately 500 stockholders that own fewer than 1,500 shares. The aggregate market value of the shares held by those approximately 500 stockholders is estimated to be approximately $200,000 at the price of $2.25 per current share of Common Stock.

ASPECTS  OF  REMAINING  PUBLIC

The Board believes that the Company and its stockholders currently derive no material benefit from continued registration under the Exchange Act. Throughout the Company's time as a public company, management has explored potential alternatives to increase stockholder value and attract investor interest. However, as discussed in greater detail in "Background of the Reverse Stock Split," the Company has been generally unsuccessful in this endeavor. The Company has been unable to provide increased value to the Company's stockholders as a public company, and particularly as a result of the significantly increased burdens associated with being a public company following the passage of the Sarbanes-Oxley Act of 2002, management and the Board do not believe the Company's public company status is in the best interest of the Company or its stockholders. The substantial costs and burdens imposed on the Company as a result of being public are likely to increase significantly as a result of the passage of the Sarbanes-Oxley Act of 2002 and the implementation of related corporate governance reforms.

The tangible and intangible costs of being a public company are not justified because the Company has not been able to realize many of the benefits that publicly traded companies sometimes realize. The Board does not believe the Company is in a position to use its status as a public company to raise capital through sales of securities in a public offering or to otherwise access the public markets to raise equity capital. The Company's Common Stock's small public float and limited trading volume have limited the ability of the Company's stockholders to sell their shares without also reducing the Company's trading price. The lack of liquidity also limits the Company's ability to use its stock as acquisition currency or to successfully attract and retain employees. During the twelve (12) month period prior to announcement of the proposed reverse stock split from December 2002 to November 2003, the average monthly trading volume of the Company's Common Stock on the OTCBB was approximately 17,000 shares.

Continuing as a public company would provide certain benefits, namely a public market for sale and exchange of shares, stockholder liquidity, and readily accessible financial, business and management information about SafeGuard. The reason for terminating these benefits is that they are expensive and of limited effect for small, public companies like SafeGuard. Over the past twelve (12) months, very little trading has taken place in SafeGuard's securities, affording stockholders little liquidity for their shares. SafeGuard's market capitalization is so small that it does not attract substantial investment activity or analyst interest. Consequently, the benefits that generally accompany status as a publicly traded company provide little practical benefit to SafeGuard. As a result, the Board has determined that the costs of remaining a publicly traded entity outweigh the benefits for SafeGuard.

In certain respects, moreover, registration under the Exchange Act has resulted in the Company being at a competitive disadvantage with respect to its privately held competitors. In the Board's view, many of the Company's competitors have a cost advantage in that they do not have the operating expenses associated with being a public company. Furthermore, the Company's competitors can use publicly disclosed information that the Company files under the Exchange Act to the detriment of the Company, placing the Company at a competitive disadvantage in the marketplace. Conversely, the Company does not have access to similar information with respect to non-public rivals nor can it protect information about its business if it is mandated by federal securities laws to release such information.

TERMINATION OF REGISTRATION AND REPORTING REQUIREMENTS; REDUCTION OF EXPENSES

The reason for the reverse stock split is to qualify SafeGuard for deregistration of its securities under SEC Rules 12g-4(a)(1) and (b). Those rules allow a class of securities held by less than 300 persons to terminate registration and reporting requirements. SafeGuard feels it is its duty in fairness to all of its stockholders and an exercise of its good business judgment to accomplish this reverse stock split as soon as possible.

The reverse stock split will terminate the equity interests in the Company of approximately 500 holders of Common Stock who each own fewer than 1,500 shares of Common Stock, and will reduce the equity interest of any record holder who beneficially holds a number of shares of Common Stock that is not evenly divisible by 1,500. The reverse stock split is expected to relieve the Company of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws by deregistering its Common Stock. Additionally, the reverse stock split would provide small stockholders a beneficial mechanism to liquidate their equity interest at a fair price for their shares without having to pay brokerage commissions, particularly in light of the limited liquidity available to holders of the Company's Common Stock.

SafeGuard is conducting this transaction at this time as part of its ongoing effort to control unnecessary expenses and to cut general and administrative costs wherever feasible. Annual costs associated with auditors fees, attorney's fees, transfer agent fees, public communications, and other miscellaneous fees associated with being a publicly held company amount to approximately $200,000, before taking into account internal payroll costs associated with compliance and reporting activities.

Another form of cost to the Company if it were to remain public is the cost for D & O Insurance for the Company. In 1998, D & O Insurance cost the Company approximately $70,000 for $5 million of coverage with a $150,000 deductible. The cost of this insurance continued to increase when in October 2002, the Company was provided with a renewal quotation of $345,000 for $5 million of coverage with a $1 million deductible, in a policy form that essentially provided less coverage than that which was available to the Company in 1998. SafeGuard determined that it was not in the best interests of the stockholders to incur such a cost and even though this action exposed the Company's Board to additional liability in the event of litigation, the Company's Board in the exercise of its business judgment determined not to purchase D & O Insurance at that time. Since that time, management has been advised by its insurance broker that the cost of such insurance has continued to increase and would now cost the Company in excess of $400,000 annually for similar coverage.

The amounts set forth above are only estimates. The actual savings that the Company may realize may be higher or lower than the estimates set forth above. In light of the current size, opportunities and resources of the Company, the Board does not believe that such costs are justified. Therefore, the Board believes that it is in the best interests of the Company and its stockholders to eliminate the administrative and financial burden associated with being a public company.

The costs and burdens imposed on the Company as a result of being public are also likely to increase significantly as a result of the passage of the Sarbanes-Oxley Act of 2002. The Company estimates the costs to comply with the new Sarbanes-Oxley Act would be more than $250,000 annually plus substantial management time and effort. The overall executive time expended on the preparation and review of the Company's public filings will likely continue to increase in order for the chief executive and chief financial officers of the Company to certify the financial statements in each of its public filings as required under the Sarbanes-Oxley Act. These indirect costs can be substantial and although there will be no direct monetary savings if the reverse stock split is effected and the Company goes private, the time currently devoted to the Company's public company reporting obligations could be devoted to other purposes such as sales, marketing and/or operational projects to further promote the Company's business.

There are significant additional costs that the Company will be required to expend under the Sarbanes-Oxley Act if the Company were to remain publicly held. These cost relate to the anticipated expenses required to set up, document monitor and audit a comprehensive internal controls system. Although the Company believes that its current internal control system is adequate for a company the size and complexity of the Company, the requirements of an enhanced internal controls system such as required by the Sarbanes-Oxley Act, is greater than that which is required, in the Company's opinion, for a company the size of SafeGuard. Taking into consideration the additional audit fees required to be paid by the Company as it implements such an internal controls system, it was the opinion of the management and the Board that the costs of such an endeavor were not worth the benefits to be expected. Additionally, the existence of the Sarbanes-Oxley Act may make it difficult for the Company to attract and retain independent directors and obtain D & O Insurance.

ALTERNATIVES CONSIDERED

During 2003, SafeGuard considered various strategic alternatives in addition to the reverse stock split, including those set forth below. In reviewing such potential alternatives, SafeGuard considered each of such alternatives and their potential availability and effectiveness.

Freeze-Out Merger. The Board considered a "freeze-out" merger, in which the holders of a majority of each of SafeGuard's classes of capital stock could approve a merger transaction that would result in many of the unaffiliated holders of Common Stock receiving cash for their shares. As with a sale transaction, in a freeze-out merger all holders of Common Stock would be paid cash for their shares whether or not they wanted to retain their equity position. Freeze-Out mergers are also more costly to the Company and are more risky in that the intended result of reducing the number of stockholder to below 300 may not be accomplished. As a result, the Board elected against the freeze-out merger because of its inherent unfairness to the stockholders being frozen out and the higher costs of such an action.

Tender Offer. The Board also considered making a tender offer to stockholders. A tender offer to stockholders would have the benefit of giving the individual stockholder choice in whether to retain his or her shares or accept a cash offer to purchase the shares. However, SafeGuard did not believe a tender offer would be successful in achieving its purpose of going private by reducing the number of Common stockholders to below 300. Many of SafeGuard's Common stockholders hold one (1) share of existing Common Stock. Those holders might not respond to a tender offer because the number of shares they own and corresponding cash they would receive from the tender offer is so small. Further, under federal securities laws SafeGuard would have to leave the tender offer open for a minimum period of time during which it would be uncertain of the outcome. If the tender offer were not successful in adequately reducing SafeGuard's stockholder base, SafeGuard would have had to resort to a "freeze-out" merger in order to complete the going private transaction. Finally, SafeGuard did not have an agreement for financing that would provide it with required operating capital while any tender offer was pending or the funds needed to make the cash payments that might be required by the "freeze-out" merger.

Employee Stock Ownership Plan. The Board also considered the possibility of establishing an Employee Stock Ownership Plan ("ESOP") as a means by which to take the Company private. Generally an ESOP provides for employee ownership of a corporation to be accomplished over time, based upon predetermined contributions to the ESOP by the corporation based upon the earning of the corporation's employees. Alternatively, the Company could issue new shares of Common Stock into an ESOP for the benefit of the Company's employees, but these actions would not result in the desired effect of reducing the number of stockholders in the Company to below 300. Moreover, ESOP's tend to be complicated and expensive to establish and administer and such actions are not consistent with the Company's efforts to continue to control its expenses. Accordingly, the Board decided not to pursue an ESOP as a means of taking the Company private.

Sale of the Company; Merger of the Company. Another possibility considered by the Board was the sale of the Company and/or a merger of the Company with another organization. During the last twelve (12) months, management of the Company has engaged in informal conversations with other entities concerning the possibility of the sale of the Company or the merger of the Company with other entities. None of these discussions have advanced beyond the initial discussion phases. Management believes there is not sufficient interest by other entities at this time in a purchase of the Company or a merger of the Company at prices which are acceptable to the Company's stockholders. Accordingly, the Board decided not to pursue a sale of the Company or merger of the Company at this time. The Company reserves the right to reinstitute discussions at any time in the future concerning the sale or merger of the Company.

                       EFFECTS OF THE REVERSE STOCK SPLIT

Any stockholder that owns less than 1,500 shares of Common Stock prior to the reverse stock split will be paid cash equal to $2.25 per current share
($3,375.00 per new share of Company common stock) for the fractional share resulting from the reverse stock split and will cease to be a stockholder of SafeGuard. Those stockholders will obtain liquidity for their investment without incurring transaction costs. However, they will be forced out of their equity position unless they purchase additional shares prior to the effective date of the reverse stock split to aggregate to 1,500 shares or more. Stockholders receiving cash for all their pre-split shares as a result of the reverse stock split will not be able to participate in SafeGuard's potential future earnings and growth.

Stockholders owning more than 1,500 shares prior to the reverse stock split will remain stockholders of SafeGuard after the reverse stock split, owning full shares of new Common Stock and receiving cash for any fractional share. Only stockholders who retain an equity interest in SafeGuard will remain eligible to participate in any future earnings and growth.

The primary benefit of the reverse stock split and the going-private transaction for SafeGuard and its constituent stockholders is the opportunity to benefit from value created from the reduction in expenses associated with being a publicly traded entity. Costs associated with auditors' fees, attorneys' fees, transfer agent fees, and miscellaneous fees amounted to nearly $200,000 annually, before taking into account internal payroll costs associated with compliance and reporting activities or any costs associated with potential stockholder litigation. Additionally, SafeGuard estimates it will avoid over $250,000 of annual expenses as a result of not having to comply with the Sarbanes-Oxley Act.

SAFEGUARD COMMON STOCK IN THE COMPANY'S 401(K) PLAN

As of the date of this Information Statement, there are approximately 155,000 shares of Common Stock in the accounts of participants in the Company's 401(k) plan (the "Plan"). These shares of the Company's Common Stock were contributed to the Plan by the Company as the Company's matching contribution to participant's payroll deferrals into the Plan. These contributions started the second quarter of 2001 and have been in effect since that time. The percentage match is set by the Board each year. The contributions are made after the end of each quarter. Since the inception of the matching plan, the Company's contribution has been in the form of the Company's Common
Stock and has been equal to 25% of the total participants' deferrals for the quarter, with the value of the Common Stock based on the lower of the closing price of the Company's Common Stock on the last trading day before the calendar quarter began or the last trading day of the calendar quarter. There are approximately 130 employees or former employees of the Company who beneficially own Common Stock in the Plan. After consideration, and in order to reduce the number of stockholders who own Common Stock, the Board voted to purchase all the shares of Common Stock in each participant's Plan account at the same price per share of $2.25 per share of pre-split Common Stock upon the effective date of the reverse stock split. Since the Company will be purchasing all the Common Stock in the Plan, the approximately 130 beneficial owners of the Company's Common Stock in the Plan will no longer own such shares and will no longer be common stockholders of the Company through the Plan. The aggregate cost of the shares to be purchased is approximately $350,000.

PURCHASE OF FRACTIONAL SHARES FROM THE COMPANY STOCK OPTION PLAN

Since 1985, the Company has maintained an Employee Stock Option Plan (the "Option Plan"). As a condition to receiving a grant of options, employees must agree to remain employed by the Company for twelve (12) months after such grant of options. In that the options held by employees of the Company may be perceived as having less value if they are options in a privately held company instead of a publicly held company, the Board considered a proposal that the options be converted at the same ratio as the Common Stock into which they may be exercised and that the Company purchase any fractional shares resulting from such conversion at a pre-split price of $2.25 per share, less the applicable option exercise price. As of the date of this Information Statement, there were options outstanding to purchase approximately 2.9 million shares of the Company's Common Stock with an exercise price that is below the current market price of the Company's Common Stock of which options to purchase approximately
2.2 million shares of the Company's Common Stock are vested in accordance with the terms of the Option Plan. After consideration, on November 24, 2003, the Board voted to convert these outstanding options at the same ratio as provided for in the reverse stock split and to purchase any vested fractional option at a pre-split price of $2.25 per fractional option, less the applicable option exercise price for such option, and to continue to purchase such fractional options as they become vested in the future at the same price per share and under the same terms and conditions. The Company estimates the cost of purchasing fractional options that are currently vested to be approximately $27,000, and the cost of purchasing fractional option that will become vested in the future to be approximately $13,000.

POTENTIAL DETRIMENTS OF THE REVERSE STOCK SPLIT TO STOCKHOLDERS; ACCRETION IN OWNERSHIP AND CONTROL OF CERTAIN STOCKHOLDERS

The detriments associated with the reverse stock split and the going-private transaction are primarily the elimination of SafeGuard's access to public capital markets unless it were to again register its stock with the SEC, and the loss of some liquidity for its remaining equity holders.

Stockholders owning fewer than 1,500 shares of Common Stock immediately prior to the effective time of the reverse stock split will, after the reverse stock split takes place, no longer have any equity interest in the Company and therefore will not participate in its future potential earnings or growth. Additionally, any stockholder owning a number of shares not evenly divisibly by 1,500 will have a reduced equity interest in the Company and reduced participation in future potential earnings or growth. It is expected that all but approximately 250 of the Company's Common stockholders will be fully cashed out in the reverse stock split.

The reverse stock split will require stockholders who own less than 1,500 shares of Common Stock to involuntarily surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. In addition, the reverse stock split will require stockholders who own more than 1,500 shares of Common Stock, but not an amount evenly divisible by 1,500, to involuntarily surrender any fractional shares for cash. The ownership interest of certain stockholders will be terminated as a result of the reverse stock split, but the Board concluded that the completion of the reverse stock split will be an overall benefit to these stockholders because of the liquidity at a fair price provided to the stockholders.

The reverse stock split will change the percentage beneficial ownership of the officers and directors of the Common Stock, as a group. This group's portion of the Company's outstanding Common Stock will change from approximately 49% pre-reverse stock split to approximately 52% post-reverse stock split. See "Security Ownership of Certain Beneficial Owners and Management."

Potential detriments to the Company stockholders who remain as stockholders if the reverse stock split is effected includes decreased access to information and decreased liquidity as a result of the termination of the OTCBB trading of the Company's Common Stock. If the reverse stock split is effected, the Company intends to terminate the registration of its Common Stock under the Exchange Act. As a result of the termination, the Company will no longer be subject to the periodic reporting requirements of the Exchange Act.

                   FINANCIAL EFFECT OF THE REVERSE STOCK SPLIT

Completion of the reverse stock split will require approximately $1.1 million of cash, which includes the cost of purchasing the fractional shares that remain after the reverse stock split, the shares in the 401(k) Plan, the fractional shares in the Option Plan, and the advisory costs, legal costs and other expenses related to the transaction. As a result, the Company will have decreased working capital following the reverse stock split which could have a material effect on the Company's liquidity, results of operations and cash flow. The payments to holders of fewer than 1,500 shares, to other holders with shares not evenly divisible by 1,500, to the 401(k) Plan, and to the holders of fractional stock options will be paid out of working capital. See "Financing of the Reverse Stock Split."

           FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

A summary of the federal income tax consequences of the reverse stock split is set forth below. The discussion is based on present federal income tax law. The discussion is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the reverse stock split. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances or to certain types of stockholders subject to special treatment under the Internal Revenue Code of 1986, as amended (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Accordingly, stockholders are urged to consult their personal tax advisors for an analysis of the effect of the reverse stock split based on their own tax situations, including consequences under applicable state, local or foreign tax laws.

The Company believes that the receipt of cash for fractional shares will be deemed a sale of the fractional share for income tax purposes and the difference between the amount of cash received for the fractional share and the stockholder's tax basis in such share will be the gain or loss to be recognized. The gain or loss will generally be a capital gain or loss, with the nature being short term if owned less than one (1) year and long term if owned for a year or more.

SafeGuard  believes  the  exchange  of  existing  SafeGuard Common Stock for new
SafeGuard common stock under the reverse stock split will qualify as a recapitalization under Section 368 of the Internal Revenue Code, to the extent that outstanding shares of existing SafeGuard Common Stock are exchanged for a reduced number of shares of new SafeGuard common stock. Therefore, the exchange of existing SafeGuard Common Stock for new SafeGuard common stock will result in neither SafeGuard nor its stockholders recognizing any gain or loss for federal income tax purposes.

The shares of common stock to be issued to each stockholder to effect the reverse stock split will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of existing SafeGuard Common Stock held by such stockholder immediately prior to the reverse stock split less the basis of any fractional shares for which you receive cash. A stockholder's holding period for the shares of new SafeGuard common stock to be issued will include the holding period for shares of existing SafeGuard Common Stock exchanged therefore, provided that such outstanding shares of existing SafeGuard Common Stock were held by the stockholder as capital assets on the effective date of the reverse stock split.

The repurchase of the fractional shares by SafeGuard will be considered a purchase and retirement of its own stock. The purchase will be treated as a reduction of stockholders' equity.

                       FAIRNESS OF THE REVERSE STOCK SPLIT

RECOMMENDATION OF THE COMPANY'S BOARD

The Company's Board believes that the reverse stock split is fair to the stockholders of the Company, including those being redeemed pursuant to the reverse stock split and those who will retain an equity interest in the Company subsequent to the consummation of the reverse stock split. The discussion below summarizes some of the material factors, both positive and negative, considered by the Board in reaching their fairness determinations, in addition to the detailed discussion in the Information Statement at "Reasons for the Reverse Stock Split," "Special Factors," "Background of the Reverse Stock Split" and "Effects of the Reverse Stock Split." For the reasons described below under "Fairness of the Reverse Stock Split-Procedural Fairness to All Stockholders," the Board also believes that the process by which the transaction is to be approved is fair to all stockholders, including those being redeemed pursuant to the reverse stock split and those who will retain an equity interest in the Company subsequent to the consummation of the reverse stock split.

In consideration of these factors, and without assigning any particular weight to the specific factors, the Company's Board has unanimously determined that the reverse stock split is fair to, and in the best interest of, all of the Company's stockholders, and that the Company should submit the reverse stock split to a vote of the Company's stockholders, and recommend that the Company's stockholders vote to adopt the reverse stock split.

The Company anticipates that each member of the Board and each officer of the Company who owns, or controls directly or indirectly, shares of Common Stock will vote his shares, or cause any controlled shares to be voted, in favor of the reverse stock split.

RESERVATION OF RIGHTS

Although the Board requests stockholder approval of the reverse stock split, the Board reserves the right to decide, in its discretion, to withdraw the reverse stock split from the agenda of the Special Meeting of Stockholders prior to any stockholder vote thereon, to abandon the reverse stock split even if the proposal is approved or to modify the terms of the reverse stock split to be submitted for stockholder approval. Although the Board presently believes that the reverse stock split is in the best interests of the Company, its stockholders being redeemed pursuant to the reverse stock split and its stockholders who will retain an equity interest in the Company subsequent to the consummation of the reverse stock split, and thus has recommended a vote for the proposed amendment to the Restated Certificate of Incorporation of the Company, the Board nonetheless believes that it is prudent to recognize that, between the date of this Information Statement and the date of the Special Meeting of Stockholders, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the reverse stock split at that time or on the terms currently proposed. If the Board decides to withdraw or modify the reverse stock split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.

FAIRNESS

In considering whether the cash payment of $2.25 per pre-split share of Common Stock payable to stockholders whose shares will be redeemed in connection with the reverse stock split is substantively fair from a financial point of view to the Company's stockholders, the Company's Board considered, among other things, the financial analysis and opinion of Shattuck Hammond.

FACTORS CONSIDERED

The Board also considered certain factors in determining the fairness of the reverse stock split to the Company's stockholders, including:

     - Current Market Prices. During the last twelve (12) months, the average daily closing price of SafeGuard's Common Stock was $1.43 per share. Trading has been sporadic, and on many days in 2003, no trading activity took place. The last sale price per share for SafeGuard's Common Stock as reported on the OTCBB on November 24, 2003 (the day of the Board meeting to review the Shattuck Hammond opinion), was $1.95. During the twelve (12) month period from December 2002 to November 2003, the closing bid price per share for the Common Stock has been in the range of $1.15 to $2.50. The Board of SafeGuard considered the current market price to be consistent with SafeGuard's opportunities and risks on a going concern basis, and considered this factor to be only modestly significant in determining the overall fairness of the transaction to unaffiliated stockholders due to the low trading volume.

     - Historical Market Prices. SafeGuard's Common Stock has traded at higher prices than offered in the reverse stock split. The principal market for SafeGuard's Common Stock is the OTCBB maintained by the NASD, where the Stock currently trades under the symbol "SFGD". During the period from November 1983, to September 1999, the Common Stock was traded on the NASDAQ National Market. The table on page 30 hereof sets forth, for the fiscal period indicated, the high and low closing bid prices for the Common Stock as reported on the OTCBB. The quotations for the Common Stock traded on the OTCBB may reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

     - Purchase Prices in Previous Transactions. Over the last two (2) years, SafeGuard has maintained a Common Stock share repurchase program. During the last two (2) years, SafeGuard has repurchased a total of 10,000 shares of its Common Stock at an average purchase price of $0.97 per share.

     - Fairness Opinion. The Board retained an investment banker to render an opinion concerning the fairness of the consideration to be paid for fractional shares. The opinion was rendered by Shattuck Hammond Partners LLC ("Shattuck Hammond"), a nationally recognized investment banking firm that is regularly engaged to render financial opinions in connection with mergers and acquisitions and other transactions. A description of Shattuck Hammond's analysis is set forth below under "Opinion of Investment Banker."

SafeGuard's Board retained Shattuck Hammond on the basis of its (i) experience in valuing businesses and their securities; (ii) experience rendering fairness opinions;(iii) experience in the dental HMO and insurance health care industry; and (iv) familiarity with the Company in that Shattuck Hammond had represented Health Net, Inc. ("HNI") in several transactions involving the Company in which the Company purchased from HNI the dental and vision benefits subsidiaries of HNI. See also the Section entitled "Acquisition of Health Net Dental, Inc. and Health Net Vision, Inc." There has been no material relationship during the past two (2) years among SafeGuard, its affiliates, directors or executive officers and Shattuck Hammond, its affiliates or unaffiliated representatives. Shattuck Hammond received a fee in the amount of $100,000 plus reimbursement of expenses in connection with its rendering of the fairness opinion. There are no other current arrangements to compensate Shattuck Hammond, its affiliates or unaffiliated representatives for any services rendered to SafeGuard, its affiliates, directors or executive officers.

The Board of SafeGuard determined the amount of consideration to be offered to fractional stockholders in the reverse stock split. Shattuck Hammond was engaged to render an opinion as to whether such consideration was "fair." A copy of the Shattuck Hammond opinion with respect to fairness of the fractional share price to be paid to stockholders immediately following the reverse stock split, issued to SafeGuard's Board is attached hereto as Exhibit B and incorporated hereto by reference. The Board of SafeGuard considered the opinion to be a very significant factor in determining the overall fairness of the transaction.

     - Liquidation value. The Company's Board concluded that the liquidation value of the Company's assets was not an appropriate analysis as it was not the intent of the Board to liquidate the Company as the Board concluded that such action would not maximize stockholder value.

     - Going concern value. The Company's Board concluded that the "going concern value" of the Company was appropriately factored into Shattuck Hammond's analysis of discounted cash flows and therefore did not separately address this factor.

     - Net book value. The Company's Board concluded that the net book value of the Company's assets need not be considered separately from the analysis of the value of the Company's assets in the Shattuck Hammond opinion.

     - Purchase prices paid in recent repurchases of Common Stock. This factor was not considered because there have been no repurchases of Common Stock by the Company in the last twelve (12) months.

     - Firm offers to acquire control of the Company. The Company has not received, during the past two (2) years, any offers for the merger or consolidation of the Company with or into another company, or vice versa, or the sale or transfer of all or substantially all of the Company's assets to another company, or a purchase of the Company's securities by another person that would involve a change in control of the Company.

     - Director and officer participation in the reverse stock split. The Board determined that the willingness of the Company's current directors and officers to receive the $2.25 per pre-split share price in lieu of fractional shares that would otherwise be issued as a result of the reverse stock split indicates their belief in the fairness of the $2.25 per pre-split share price. The Board determined that the willingness of the Company's directors and officers to retain their shares that will not be redeemed as a result of the reverse stock split indicates their belief in the fairness of the reverse stock split to the stockholders who will retain an equity interest in the Company.

     - Purchases to continue stock ownership. Stockholders may elect to remain stockholders of the Company by acquiring sufficient shares so that they hold at least 1,500 shares of Common Stock in their account immediately prior to the reverse stock split. Therefore they can control the decision as to whether to remain stockholders after the reverse stock split is effected or receive cash consideration offered for fractional shares in connection with the reverse stock split.

     - Sales or transfers to discontinue stock ownership. Stockholders who would otherwise retain an equity interest in the Company after the completion of the reverse stock split have some control as to whether they will retain an interest in the Company by selling or transferring shares of Common Stock prior to the effective date of the reverse stock split to bring their equity interest to below 1,500 shares, and, therefore, be cashed out pursuant to the reverse stock split.

     - Stockholder information. Stockholders who continue to hold an equity interest in the Company following the reverse stock split will not have readily available to them all of the information regarding the Company's operations and results that is currently available to them in the Company's filings with the SEC.

     - Future cost savings. Stockholders who continue to hold an equity interest in the Company will benefit from the future cost savings expected to be realized by terminating the Company's public company status.

     - Opinion of Shattuck Hammond. The opinion of Shattuck Hammond to the Company's Board that, as of November 24, 2003, the cash consideration of $2.25 per pre-split share payable to stockholders who will hold fractional shares immediately following the reverse stock split is fair, from a financial point of view, to those stockholders.

PROCEDURAL  FAIRNESS  TO  ALL  STOCKHOLDERS

The Company's Board determined that the reverse stock split is procedurally fair to all stockholders. The Company's Board determined that it was not prudent to obtain approval of a majority of the unaffiliated stockholders for the reasons discussed under the Section, "Vote Required for Approval," and the Board did not retain an unaffiliated representative to act solely on behalf of the stockholders. The Board did not grant unaffiliated stockholders access to the Company's corporate files, nor extend the right to retain counsel or appraisal services at the Company's expense. Retaining an unaffiliated representative would be an unnecessary added expense because a majority vote of the unaffiliated stockholders is not being required. The terms and conditions of the reverse stock split proposal were proposed by management to the Board. The Company's Board reviewed management's proposal and unanimously concluded that the reverse stock split is in the best interests of the Company and all of its stockholders.

Despite this, the Company's Board determined that the reverse stock split is procedurally fair to the stockholders because of the safeguards the Board put into place, namely, the engagement of Shattuck Hammond to provide an independent opinion as to the fairness, from a financial point of view, of the $2.25 per share cash consideration to be paid to stockholders who will hold fractional shares immediately following the reverse stock split. See "Opinion of Investment Banker." In addition, stockholders are generally in a position to control whether or not they remain stockholders after the reverse stock split by acquiring sufficient shares so that they hold at least 1,500 shares immediately prior to the reverse stock split or selling or transferring sufficient shares so that they hold less than 1,500 shares immediately prior to the reverse stock split.

SafeGuard reasonably believes that the 1-for-1,500 reverse stock split and the related going-private transaction are procedurally and substantively fair to its stockholders. This decision was unanimously reached by SafeGuard's Board on November 24, 2003. In reaching these determinations, SafeGuard considered a number of factors, including the following.

                          OPINION OF INVESTMENT BANKER

Shattuck Hammond has acted as the investment banker to SafeGuard's Board. Shattuck Hammond was retained by SafeGuard's Board on November 6, 2003 to render an opinion, from a financial point of view, of the cash consideration to be paid to the holders of the Company's Common Stock who will hold fractional shares immediately following the reverse stock split. After being retained by the Board, Shattuck Hammond completed its work and delivered a written presentation to SafeGuard's Board on November 21, 2003 and made an oral presentation to SafeGuard's Board on November 24, 2003. The written presentation and oral presentations included among other things, the analyses and valuation methodologies utilized by Shattuck Hammond in rendering its opinion. On November 24, 2003, Shattuck Hammond reissued its written presentation to the Board to incorporate the $2.25 per share of pre-split Common Stock approved by the Board at the November 24, 2003 Board meeting. Shattuck Hammond delivered its written opinion to the Board as of November 24, 2003.

Shattuck Hammond's written opinion states, in part, that as of November 24, 2003, and based upon and subject to the information reviewed by Shattuck Hammond, and the limitations thereto, that $2.25 per pre-split share of Common Stock to be received by holders of the Common Stock who will hold fractional shares immediately following the reverse stock split is fair, from a financial point of view, to such stockholders, as this price was $0.25 higher than the initial price per fractional share recommended by management.

Shattuck's Hammond's opinion is attached as Exhibit B and SafeGuard's stockholders are encouraged to read this opinion in its entirety. The summary of the opinion as set forth in this Information Statement is qualified in its entirety by reference to the full text of the opinion. The opinion will also be made available for inspection and copying at SafeGuard's principal executive offices during regular business hours by any interested equity security holder or representative who has been designated as such in writing.

The opinion and presentation of Shattuck Hammond to SafeGuard's Board, in connection with which Shattuck Hammond was requested to evaluate the fairness, from a financial point of view, of the consideration to be received by holders of the Common Stock who will hold fractional shares immediately following the reverse stock split was only one of many factors taken into consideration by SafeGuard's Board in making its determination to approve the transaction. No limitations were imposed by SafeGuard's Board or management upon Shattuck Hammond with respect to the investigation made or the procedures followed by Shattuck Hammond in rendering its opinion.

Shattuck Hammond's opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by holders of the Common
Stock who will hold fractional shares immediately following the reverse stock split, and it does not address the underlying business decision of SafeGuard to effect the transaction or constitute a recommendation to any SafeGuard stockholder as to any action that should be taken with respect to the reverse stock split.

In connection with rendering its opinion, Shattuck Hammond reviewed selected publicly available business and financial information concerning SafeGuard as well as certain other financial and operating data and forecasts that were provided to Shattuck Hammond by SafeGuard. Shattuck Hammond discussed the business, operations and prospects of SafeGuard as well as other matters it believed relevant to its inquiry, with officers and employees of SafeGuard. Shattuck Hammond also reviewed and considered historical trading prices and volume for SafeGuard's existing Common Stock. Shattuck Hammond also considered such other information, analyses, investigations and financial, economic and market criteria that it deemed appropriate.

In its review and analysis and in arriving at its opinion, Shattuck Hammond assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of the financial and other information reviewed by it. With respect to the financial forecasts of SafeGuard, Shattuck Hammond assumed that they have been reasonably prepared reflecting the best currently available estimates and judgments of SafeGuard's management as to the future financial performance of SafeGuard, and Shattuck Hammond expressed no opinion with respect to such forecasts or the assumptions on which such forecasts were based. Shattuck Hammond also assumed that the transaction will be consummated in accordance with the terms of the transaction described herein and other documentation provided by SafeGuard for its review. Shattuck Hammond did not make or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets or liabilities, contingent or otherwise, of SafeGuard.

Shattuck Hammond's opinion was necessarily based upon an analysis of the foregoing in light of its assessment of the general, economic and financial market conditions, as they could be evaluated by Shattuck Hammond, as of November 24, 2003. Events occurring after November 24, 2003, could materially affect the assumptions used in preparing its opinion.

In connection with rendering its opinion to SafeGuard's Board, Shattuck Hammond performed several financial analyses, which it presented to SafeGuard's Board, the material portions of which are summarized below. Shattuck Hammond believes that its analysis must be considered as a whole and that selecting portions of such analysis and the factors it considered, without considering all such analysis and factors, could create an incomplete view of the analysis and the process underlying its opinion. While the conclusions reached in connection with each analysis were considered carefully by Shattuck Hammond in arriving at its opinion, Shattuck Hammond made various subjective judgments in arriving at its opinion.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies and transactions, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Analysis and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. No public company, and no company used on the comparative transaction analysis, utilized as a comparison is identical to SafeGuard. Accordingly, any analysis of publicly-traded comparable companies or comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading value of the companies or company to which they are being compared.

While initially Shattuck Hammond concluded on November 21, 2003 that the initial cash consideration proposed by management of $2.00 per pre-split share of existing Common Stock payable to stockholders who will hold fractional shares immediately following the reverse stock split was fair, from a financial point of view, to those stockholders, after consideration and a determination by the Board to increase the amount of cash consideration from $2.00 to $2.25 per pre-split share, Shattuck Hammond updated its presentation on November 24, 2003 and concluded that the cash consideration of $2.25 per pre-split share of existing Common Stock payable to stockholders who would hold fractional shares immediately following the reverse stock split was fair, from a financial point of view, to those stockholders.

The following is a summary of the material financial analysis used by Shattuck Hammond in connection with providing its opinion to SafeGuard's Board.

ANALYSIS BY SHATTUCK HAMMOND PARTNERS LLC

Shattuck Hammond provided a written presentation to the Board on November 21, 2003, and orally opined that, as of the date of such presentation, the per share cash consideration payable to holders of outstanding Common Stock who will hold fractional shares immediately following the proposed reverse stock split was fair, from a financial point of view. Shattuck Hammond provided an oral and written presentation to the Board and a written opinion to the Board on November 24, 2003 that as of the date of the opinion the per share cash consideration payable to holders of outstanding Common Stock who would hold fractional shares immediately following the proposed reverse stock split was fair, from a financial point of view to such holders. The full text of the opinion, which sets forth assumptions made, matters considered, procedures followed, and the qualifications and limitations on the scope of the review undertaken by Shattuck Hammond in rendering its opinion, is attached as Exhibit B to this Information Statement and is incorporated herein by reference. Shattuck Hammond's opinion is for the use of the Company's Board and addresses only the fairness, from a financial point of view, of the cash consideration to be paid to the holders of the Company's Common Stock who will hold fractional shares immediately following the reverse stock split.

Shattuck Hammond's opinion does not address any other aspect of the reverse stock split or constitute a recommendation to any holder of the Company's Common Stock or other capital stock as to how to vote at the special meeting. In addition, the opinion does not address the relative merits of the reverse stock split or the other business strategies that the Company's Board considered, nor does it address the decision of the Company's Board to recommend or proceed with the reverse stock split. Shattuck Hammond was not requested to, and did not, participate in or provide advice with respect to the structuring and negotiation of the reverse stock split or the determination of the amount of cash consideration to be paid to the holders of the Company's Common Stock who will hold fractional shares immediately following the reverse stock split. Further, Shattuck Hammond was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Shattuck Hammond is under no obligation to update, revise or reaffirm its opinion. The description of the opinion set forth in this Information Statement is only a summary and is qualified in its entirety by the full text of the opinion. Holders of shares of Common Stock are urged to, and should, read the opinion in its entirety.

The Board retained Shattuck Hammond to render an opinion as to the fairness, from a financial point of view, of the per share cash consideration payable to holders of the Company's Common Stock who would hold fractional shares immediately following the reverse stock split. Pursuant to the terms of Shattuck Hammond's engagement letter with the Board dated November 6, 2003, the Company agreed to pay Shattuck Hammond a total fee of $100,000, comprised of a retainer of $25,000, and $75,000 upon the delivery by Shattuck Hammond of the written opinion (which fee was payable regardless of the conclusions expressed therein). The Company also agreed to reimburse Shattuck Hammond for all reasonable fees and disbursements for its outside legal counsel and all travel and other out-of-pocket expenses arising in connection with its engagement. In addition, the Company agreed to indemnify Shattuck Hammond and its affiliates to the full extent permitted by law against liabilities relating to or arising out of its engagement, including liabilities incurred under the federal securities laws, except for liabilities found to have resulted from the willful misconduct or gross negligence of Shattuck Hammond.

The following is a summary of the various sources of information and valuation methodologies used by Shattuck Hammond in arriving at its opinion. The summary is qualified in its entirety by the full text of the opinion. Holders of shares of Common Stock are urged to, and should, read the opinion in its entirety.

To assess the fairness of the reverse stock split, Shattuck Hammond employed analyses based on the following: (i) Comparable company analysis; (ii) Comparable transaction analysis; (iii) Discounted cash flow analysis; and (iv) Premium analysis.

In conducting its investigation and analysis and in arriving at its opinion, Shattuck Hammond reviewed the information and took into account the investment, financial and economic factors it deemed relevant and material under the circumstances. The material actions undertaken by Shattuck Hammond were as follows:

- Reviewed the following documents filed by SafeGuard with the Securities and Exchange Commission: Forms 10-K for SafeGuard for the years ended December 31, 2002 and 2001; Forms 10-Q for the quarters ended

     March 31, 2003, June 30, 2003, and September 30, 2003; and Information Statement for the Annual Meeting of Stockholders, dated as of June 10, 2003;

- Reviewed various unaudited internal financial and statistical reports, prepared by management, regarding the operations of SafeGuard for the years ended December 31, 2001, and 2002, and the latest twelve months ended September 30, 2003;

- Reviewed management's projections for the estimated year ended December 31, 2003 and the projected years ended December 31, 2004-2008. These projections include the Health Net Transaction, as defined and described below;

- Reviewed the form of the $19 Million Convertible Notes, dated October 31, 2003, issued by SafeGuard to finance the Health Net Transaction, as described below, and to provide the Company with additional working capital;

-    Reviewed  the  definitive agreements related to the following transactions:
     (i) SafeGuard's acquisition of the dental benefit business of Health Net, Inc. ("Health Net"), dated April 7, 2003; (ii) the strategic relationship (the "Strategic Relationship") between SafeGuard and Health Net for the provision of dental benefits to certain Health Net members, dated April 7, 2003; and (iii) SafeGuard's acquisition of the vision benefit business of Health Net, dated June 30, 2003 (collectively, the "Health Net Transaction");

- Reviewed an analysis, prepared by management, of the Company's acquisition of Ameritas Managed Dental Plan, Inc. (the "Ameritas Transaction");

- Reviewed a Board presentation and analysis, dated March 22, 2002, related to the Company's acquisition of Paramount Dental Plan, Inc;

- Reviewed a memorandum prepared by management to the Board of Directors, dated October 31, 2003, which, among other things, reviewed the rationale for effecting a going private transaction through a reverse stock split and various alternatives thereto, reviewed the potential cost savings anticipated to be realized in connection with a going private transaction and recommended an offer price of $2.00 per share in conjunction with a potential reverse stock split;

- Reviewed the Board Resolutions, dated November 24, 2003, related to the transaction;

- Reviewed an analysis prepared by management of the estimated costs and synergies associated with integrating the Health Net Transaction into the Company;

- Reviewed pro forma income statements prepared with information provided by management, and which were reviewed by management, for the latest twelve months ended September 30, 2003 and the estimated year ended December 31, 2003 which: (i) included the Health Net Transaction, excluding the Strategic Relationship, and the Ameritas Transaction for the full period;
     and (ii) assumed that all estimated synergies were achieved at the beginning of the period. In addition, Shattuck Hammond reviewed a pro forma income statement for the projected full year ended December 31, 2004, which assumed that all estimated synergies were achieved at the beginning of the period;

- Discussed the business, operations, projections, pro forma income statements, Health Net Transaction, capital structure and prospects of SafeGuard with management;

- Reviewed the historical market prices and trading volume for the Company's Common Stock;

- Reviewed certain publicly available financial data for certain companies that we deem to be comparable to SafeGuard, and publicly available prices and premiums paid in conjunction with certain transactions involving the acquisition of publicly-traded companies and going private transactions through reverse stock splits; and

- Conducted such other studies, analyses, investigations and inquiries, and considered such other information, as Shattuck Hammond deemed relevant.

In preparing and rendering its opinion, Shattuck Hammond assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Shattuck Hammond by the Company and did not assume any responsibility for nor independently verify such information. Shattuck Hammond's opinion is based, in part, upon such information and the assurances of management that they are not aware of any facts that would make such information misleading. With respect to any internal forecasts furnished to or discussed with Shattuck Hammond by the Company's management and the pro forma income statements prepared in conjunction with SafeGuard as described above, Shattuck Hammond assumed that they had been reasonably prepared and reflected management's best currently available estimates and judgments of the future financial performance of the Company.

In conducting its review, Shattuck Hammond did not obtain an independent evaluation or appraisal of any of the Company's assets or liabilities (contingent or otherwise). Shattuck Hammond's opinion is necessarily based upon market, economic and other conditions as they existed on, and the information available to Shattuck Hammond as of, the date of the opinion. Shattuck
Hammond's opinion did not predict or take into account any possible economic, monetary or other changes which may occur, or information which may become available, after the date of its written opinion.

Shattuck Hammond's opinion and financial analyses were a primary factor considered by the Company's Board in its evaluation of the reverse stock split, but should not be viewed as determinative of the view of the Company's Board with respect to the reverse stock split or the cash consideration payable to holders of Common Stock who will hold fractional shares immediately following the reverse stock split.

The following is a summary of the material financial analyses performed by Shattuck Hammond in connection with its opinion. The summary does not purport to be a complete description of all analyses performed and factors considered by Shattuck Hammond. The preparation of a fairness opinion involves complex considerations and various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Each of the analyses conducted by Shattuck Hammond were carried out in order to provide a different perspective on the consideration to be paid pursuant to the proposed reverse stock split and to add to the total mix of information available. Shattuck Hammond did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the per share cash consideration payable to holders of the Common Stock who would hold fractional shares immediately following the proposed reverse stock split of the Common Stock. Rather, in reaching its conclusion, Shattuck Hammond relied upon the results of the analyses taken as a whole and also on application of Shattuck Hammond's own experience and judgment. Accordingly, notwithstanding the separate factors summarized below, Shattuck Hammond has indicated to the Board that it believes that consideration of some of the relevant analyses and factors, without considering all analyses and factors, could create an incomplete or inaccurate view of the evaluation process underlying Shattuck Hammond's opinion. The analyses performed by Shattuck Hammond are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

PRO FORMA FINANCIALS

For valuation purposes other than the discounted cash flow analysis, Shattuck Hammond included the Health Net Transaction and Ameritas Acquisition in SafeGuard's income statement for the latest twelve months ended September 30, 2003 (the "Pro Forma LTM Ended September 30, 2003") and the estimated year ended December 31, 2003 (the "Pro Forma Estimated Year Ended December 31, 2003") on a pro forma basis as if the transactions occurred at the beginning of the period and that all expense synergies expected for all such periods including the projected year ended December 31, 2004 (the "Pro Forma Projected Year Ended December 31, 2004") occurred at the beginning of the period. The $19.0 Million Convertible Notes were also assumed to have been in place from the beginning of all pro forma periods. Shattuck Hammond believed it would be misleading to value SafeGuard without using the pro forma financials due to, among other things, the material increase that the pro forma adjustments had on SafeGuard's revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings per share, working capital and fully-diluted shares outstanding. Shattuck Hammond further believed that the pro forma adjustments were especially important with regard to the HNDV Transactions due to (i) the size of the transactions relative to SafeGuard; (ii) the fact that the HNDV Transactions closed only a short period of time before the reverse stock split was anticipated to be announced; and (iii) the amount of the $19 Million Convertible Notes financing compared to SafeGuard's capitalization. Shattuck Hammond noted that the pro forma financials do not take into account any potential revenue or profitability related to the Dental Strategic Relationship between Health Net, Inc. and SafeGuard because there is no guarantee that this relationship will result in SafeGuard obtaining any new members.

COMPARABLE COMPANY ANALYSIS

Shattuck Hammond reviewed certain financial information of publicly-traded comparable companies. Due to a lack of publicly-traded dental and vision managed care companies, Shattuck Hammond believes that the most appropriate comparable companies consist of managed care companies that have their business in most instances concentrated in a single regional market or limited number of states. The regional managed care companies selected solely by Shattuck Hammond as comparable companies are Coventry Corporation, Oxford Health Plans, Inc., Sierra Health Services, Inc., WellChoice Inc., AMERIGROUP Corporation, Centene Corporation and Molina Healthcare, Inc.

According to Shattuck Hammond, when valuing a private company, a net discount is generally applied to the multiples of publicly traded comparable companies to reflect illiquidity and issues related to private ownership, as well as a premium for control. If the private company is smaller in size than the publicly traded comparables (which the Company is) such net discount is generally 30-50%. Notwithstanding the fact that SafeGuard is publicly-traded, and normally no net discount would be applied due to it public status, a discount of 10-20% was applied by Shattuck Hammond against the valuation multiples of the comparable companies for the following reasons: (i) the illiquidity of SafeGuard's stock; (ii) the pro forma calculation of SafeGuard's income statements and (iii) SafeGuard's relatively small revenue compared to the comparable companies.

Shattuck Hammond calculated and considered certain financial ratios and comparisons of these comparable companies using the most recent publicly available information, including multiples of revenue, EBITDA, year end 2003 projected price/earnings ratio and year end 2004 projected price/earnings ratio.

Utilizing closing share prices on November 20, 2003, the revenue multiples comparing total market value (market value of equity plus total debt and other long-term liabilities less working capital) to revenues for the comparable companies for the LTM ended September 30, 2003, ranged from .34x to .76x with a mean multiple of .60x. When applying the mean multiple of .60x with a 10%, 15% and 20% discount (as explained above) to SafeGuard's revenue for the Pro Forma LTM Ended September 30, 2003 and adjusting for the estimated debt and working capital at December 31, 2003, Shattuck Hammond calculated equity values per fully-diluted share of SafeGuard stock to be $1.99, $1.89 and $1.79, respectively. Applying the same methodology to SafeGuard's revenue for the Pro Forma Estimated Year Ended December 31, 2003, Shattuck Hammond calculated equity values per fully-diluted share of SafeGuard stock to be $2.00, $1.90 and $1.80, respectively.

Utilizing closing share prices on November 20, 2003, the EBITDA multiples comparing total market value to EBITDA for the comparable companies for the LTM ended September 30, 2003, ranged from 6.2x to 9.6x with a mean multiple of 7.7x. When applying the mean multiple of 7.7x with a 10%, 15% and 20% discount to SafeGuard's EBITDA for the Pro Forma LTM Ended September 30, 2003 and adjusting for the estimated debt and working capital at December 31, 2003, Shattuck Hammond calculated equity values per fully-diluted share of SafeGuard stock to be $1.47, $1.40 and $1.33, respectively. Applying the same methodology to SafeGuard's EBITDA for the Pro Forma Estimated Year Ended December 31, 2003, Shattuck Hammond calculated equity values per fully-diluted share of SafeGuard stock to be $1.48, $1.41 and $1.34, respectively.

Utilizing closing share prices on November 20, 2003, the ratio comparing stock price to year end 2003 projected earnings per share for the comparable companies ranged from 9.8x to 16.3x with a mean ratio of 13.2x. When applying the mean ratio of 13.2x with a 10%, 15% and 20% discount to SafeGuard's earnings per share Pro Forma Estimated Year Ended December 31, 2003, Shattuck Hammond calculated equity values per fully-diluted share of SafeGuard stock to be $0.93, $0.88 and $0.83, respectively. The ratio comparing stock price to year end 2004 projected earnings per share for the comparable companies ranged from 8.7x to 14.6x with a mean of 11.8x.

Applying the same methodology to SafeGuard's earnings per share for the Pro Forma Estimated Year Ended December 31, 2004, Shattuck Hammond calculated equity values per fully-diluted share of SafeGuard stock to be $0.99, $0.94 and $0.88, respectively.

COMPARABLE TRANSACTION ANALYSIS

Shattuck Hammond identified only six (6) comparable dental and/or vision merger and acquisition transactions that have occurred since February 2000. SafeGuard was the buyer in four (4) of these transactions, and profitability data was not available in all the transactions. As a result of this limited sample, in addition to dental and vision transactions, Shattuck Hammond also analyzed managed healthcare acquisition transactions involving regional managed healthcare companies, which provided a broader base of twenty three (23) transactions since January 2001 for which some financial information was available.

Using publicly available information, certain assumptions and for selected transactions involving SafeGuard, information provided by SafeGuard, Shattuck Hammond identified and analyzed these transactions deemed to be appropriate for comparison with SafeGuard. Due to the lack of availability of information, Shattuck Hammond used only multiples based on revenue and EBITDA. Shattuck Hammond undertook the comparable transaction analysis in order to evaluate the implied valuation multiples paid in such transactions. Accordingly, for each of the comparable transactions for which the relevant information was available, Shattuck Hammond, in most instances, calculated: (i) the ratio of the transaction value to the target's LTM revenue; and (ii) the ratio of the transaction value to the targets' LTM EBITDA. LTM was based on the latest information Shattuck Hammond found available. In addition, where balance sheet was available, Shattuck Hammond assumed that the acquired company had no excess working capital.

The revenue multiples comparing total market value to revenues for the comparable dental/vision transactions ranged from 0.91x to 0.17x with a mean multiple of 0.61x. When applying the mean multiple of .61x and a high and low multiple range of 0.71x and 0.51x to SafeGuard's revenue for the Pro Forma LTM Ended September 30, 2003 and adjusting for the estimated debt and working capital at December 31, 2003, Shattuck Hammond calculated equity values per fully-diluted share of SafeGuard stock to be $2.55, $2.22 and $1.90, respectively. Applying the same methodology to SafeGuard's revenue for the Pro Forma Estimated Year Ended December 31, 2003, Shattuck Hammond calculated equity values per fully-diluted share of SafeGuard stock to be $2.57, $2.24 and $1.91, respectively.

The EBITDA multiples comparing total market value to EBITDA for the comparable dental/vision transactions ranged from 7.2x to 6.3x with a mean multiple of 6.8x. When applying the mean multiple of 6.8x and high and low multiple range of 7.8x and 5.8x to SafeGuard's EBITDA for the Pro Forma LTM Ended September 30, 2003 and adjusting for the estimated debt and working capital at December 31, 2003, Shattuck Hammond calculated equity values per fully-diluted share of SafeGuard stock to be $1.62, $1.44 and $1.26, respectively. Applying the same methodology to SafeGuard's EBITDA for the Pro Forma Estimated Year Ended December 31, 2003, Shattuck Hammond calculated equity values per fully diluted share of SafeGuard stock to be $1.63, $1.45 and $1.27, respectively.

With regard to transactions involving regional managed care companies, Shattuck Hammond excluded transactions in which the target company was a Blue Cross organization. Shattuck Hammond noted that due to the franchise value of Blue Cross organizations they are often valued at a premium to other similar companies. By excluding these transactions, Shattuck Hammond had 18 transactions in the universe of regional managed care transactions that it used for its analysis. Of these transactions, 13 of the targets either did not have EBITDA information available or were unprofitable.

The revenue multiples comparing total market value to revenues for the comparable regional managed care transactions ranged from 1.03x to 0.08x with a mean multiple of 0.28x. When applying the mean multiple of .28x and a high and low multiple range of 0.38x and 0.18x to SafeGuard's revenue for the Pro Forma LTM Ended September 30, 2003 and adjusting for the estimated debt and working capital at December 31, 2003, Shattuck Hammond calculated equity values per fully-diluted share of SafeGuard stock to be $1.48, $1.15 and $0.83, respectively. Applying the same methodology to SafeGuard's revenue for the Pro Forma Estimated Year Ended

December 31, 2003, Shattuck Hammond calculated equity values per fully-diluted share of SafeGuard stock to be $1.49, $1.16 and $0.83, respectively.

The EBITDA multiples comparing total market value to EBITDA for the comparable regional managed care transactions ranged from 12.7x to 3.5x with a mean multiple of 7.91x. When applying the mean multiple of 7.91x and a high and low multiple range of 8.91x and 6.91x to SafeGuard's EBITDA for the Pro Forma LTM Ended September 30, 2003 and adjusting for the estimated debt and working capital at December 31, 2003, Shattuck Hammond calculated equity values per fully-diluted share of SafeGuard stock to be $1.83, $1.65 and $1.47, respectively. Applying the same methodology to SafeGuard's EBITDA for the Pro Forma Estimated Year Ended December 31, 2003, Shattuck Hammond calculated equity values per fully-diluted share of SafeGuard stock to be $1.84, $1.66 and $1.48, respectively.

DISCOUNTED CASH FLOW ANALYSIS

Shattuck Hammond performed a discounted cash flow analysis to estimate the present value of the free cash flows of the Company. To perform this analysis, Shattuck Hammond used the following assumptions and the following sources for data:

-    Management's  financial projections for the fiscal years 2004 through 2008;

- The Company's total free cash flows were calculated as the after-tax operating earnings of SafeGuard which are available for distribution to providers of debt and equity capital, adjusted for the addition of depreciation and amortization, and the deduction of capital expenditures and finally adjusted for non-cash working capital;

-    A  discount  rate  range  of  14.0%  to  16.0%;  and

- The terminal value based on free cash flow for the fiscal year ended 2008 multiplied by a base EBITDA multiple range of 6.0x to 8.0x.

Utilizing EBITDA terminal multiples ranging from 6.0x to 8.0x and discount rates ranging from 14.0% to 16.0%, Shattuck Hammond determined an implied range of $2.36 to $1.85 per fully diluted share with a midpoint of $2.09.

As part of its analysis, Shattuck Hammond performed a sensitivity analysis and reduced the projected EBITDA by 15% per year from management's projections. Utilizing EBITDA terminal multiples ranging from 6.0x to 8.0x and discount rates ranging from 14.0% to 16.0%, Shattuck Hammond calculated an implied range of $2.07 to $1.64 per fully diluted share with a midpoint of $1.84.

PREMIUM ANALYSES

Due to the illiquidity of SafeGuard's Common Stock, Shattuck Hammond substantially under-weighted its analysis of premiums paid in comparable transactions. Particularly, Shattuck Hammond noted that (i) there is no research coverage on the Company; (ii) on many days no shares trade; (iii) there is a very limited sample of reverse stock split going private transactions; (iv) the bid/ask spread on November 20, 2003, was 13.0%; and (v) there is a limited number of market makers in the Company's Common Stock.

The premium analysis was broken into two (2) categories: (i) going private transactions ("Going Private Transactions") through a reverse stock split from November 20, 2002 to September 12, 2003 (nine (9) transactions); and (ii) Merger and acquisition transactions of selected publicly-traded public companies for the 24 months ended October 30, 2003 with enterprise values (equity value plus preferred stock and debt and less cash) between $75 million and $300 million (141 transactions). Shattuck Hammond selected this range because SafeGuard has an estimated enterprise value of approximately $75.0 million at October 31, 2003. Moreover, Shattuck Hammond analyzed the premiums paid in these transactions based on: (i) all the transactions between $75 million and $300 million; and (ii) transactions between $75 million and $150 million and transactions between $150 million and $300 million (collectively, the "Merger and Acquisition Transaction Segments")

The average premiums paid in these transactions were 34.3%, 42.7%, 47.9% and 41.8% over the average trading prices for the immediately preceding one day, 30 day, 60 day and one year period, respectively. Shattuck Hammond calculated the average share price for SafeGuard for the one day, 30 day, 60 day and one year periods from November 20, 2003 at $1.92, $1.83, $1.67 and $1,43, respectively. These averages were calculated by averaging the average premiums for the Going Private Transactions and each of the Merger and Acquisition Segments. Moreover, Shattuck Hammond noted that it excluded from the average of the Going Private Transactions three transactions where the payment was $1.00 or less per share. Applying these premiums to SafeGuard's share price for the relevant periods implied a per share valuation of SafeGuard Common Stock of $2.58, $2.61, $2.48 and $2.04, respectively.

WEIGHTING OF ANALYSES

For the reasons discussed above, Shattuck Hammond substantially under weighted the valuation analysis of the Company's Common Stock based on premium analysis. Shattuck Hammond averaged the high, low and average fully-diluted per share valuation of the comparable company analysis, comparable transaction analysis and discounted cash flow analysis and applied a 95% weighting. A five percent (5%) weighting was applied to the premium analysis valuation. For the weighting analysis the one day and 30 day premium analysis were utilized. By applying this weighting, Shattuck Hammond calculated a weighted average valuation per fully-diluted share of SafeGuard at 2.33 to $1.24 with a mid-point of $1.75.

SHARE PRICE AND TRADING LIQUIDITY

Shattuck Hammond noted that SafeGuard's closing share price was $1.92 on November 20, 2003 and that SafeGuard's share price had increased approximately 24% since October 31, 2003, the day before the closing the Health Net Transaction was announced. Shattuck Hammond further noted that (i) for the LTM ended October 31, 2003, SafeGuard's share price had increased 25%; (ii) the average share price over the LTM ended November 20, 2003 was $1.43; and (iii) the average share price from January 28, 2000 to November 20, 2003 was $1.31. Shattuck Hammond stated during the Board presentation on November 24, 2003, that both the $2.00 per share recommended by management and the $2.25 per share voted on by the Board represented a premium to SafeGuard's share price as described above.

Furthermore, with regard to trading liquidity, Shattuck Hammond noted that historically trading volume in the Company's Common Stock is limited. Based on information provided by the Company, Shattuck Hammond estimated that the number of shares in the Company's float (shares of Common Stock not owned by Board members, management or other affiliated entities) was only approximately 1.8 million. Shattuck Hammond also noted that the average monthly trading volume in SafeGuard's Common Stock for the LTM ended October 31, 2003 was 17,050 shares and that over the 60 trading days ended November 20, 2003 there 35 days or approximately 58% of the total days when there were no shares traded.

LIQUIDATION ANALYSIS NOT USED

Shattuck Hammond did not use a liquidation analysis because: (i) SafeGuard is a going concern and in Shattuck Hammond's opinion should be valued as one; and
(ii) a liquidation analysis generally produces a meaningless valuation for a managed care company that can be valued as a going concern due to the lack of tangible assets and the high costs of winding down the business.

                        TERMS OF THE REVERSE STOCK SPLIT

GENERAL TERMS

If the stockholders approve the reverse stock split and the Amendment to SafeGuard's Restated Certificate of Incorporation, the reverse stock split will become effective upon the filing of the Amendment with the Delaware Secretary of State. On the effective date of the reverse stock split each 1,500 shares of existing SafeGuard Common Stock issued and outstanding will be automatically converted into one (1) share of new SafeGuard common stock.

SafeGuard will not issue fractional shares or scrip resulting from the reverse stock split. Instead, SafeGuard will purchase all fractional shares for cash, based on a price of $3,375.00 for a full share of new SafeGuard common stock, which will be prorated based on the actual fractional percentage owned by each stockholder. This price is equivalent to $2.25 per share of existing SafeGuard Common Stock prior to the reverse stock split.

While it is the Board's present intention to effect the reverse stock split, the Board may, at any time prior to the effective date of the reverse stock split, abandon the filing of the Certificate of Amendment and the reverse stock split without further action by the stockholders.

EXCHANGE OF CERTIFICATES; NO FRACTIONAL SHARES

After the effective date, SafeGuard will authorize the issuance of certificates representing one (1) share of new SafeGuard Common Stock in exchange for each 1,500 shares of existing SafeGuard Common Stock presently outstanding upon surrender of an existing certificate evidencing outstanding shares of existing SafeGuard Common Stock.

SafeGuard's transfer agent, American Stock Transfer and Trust Company, will represent SafeGuard as exchange agent in connection with the reverse stock split. As soon as practicable after the effective date, the holders of the Common Stock will be notified that the reverse stock split has been effected and should surrender to the exchange agent any certificate(s) representing outstanding shares of existing SafeGuard Common Stock in exchange for (i) cash for any fractional shares or (ii) new certificate(s) representing the number of shares of new SafeGuard common stock that will result from the reverse stock split. On the effective date, each certificate representing shares of existing SafeGuard Common Stock will be deemed for all purposes to represent either (i) a claim for cash payment for a fractional share, or (ii) the number of shares of new SafeGuard common stock that will result from the reverse stock split, whether or not the certificates representing existing SafeGuard Common Stock are surrendered for exchange.

Registered stockholders who hold physical stock certificates will be instructed to submit their certificates to the exchange agent in order to receive their fractional share payment. Stockholders who hold their shares in book entry form will automatically receive payment by check. Stockholders who hold their shares in a brokerage account will have the relevant account automatically credited by the broker.

RESALE OF SECURITIES

Concurrently with the closing of the reverse stock split, SafeGuard will make a filing with the SEC to eliminate its ongoing reporting obligations, and will make a filing with the OTCBB to discontinue trading in its Common Stock. Consequently, following the reverse stock split there is not expected to be any public market for SafeGuard's new common stock.

DISSENTERS'  RIGHTS

Stockholders have no appraisal rights under Delaware law or under SafeGuard's Certificate of Incorporation or Bylaws in connection with the reverse stock split.

                      FINANCING OF THE REVERSE STOCK SPLIT

The Board estimates that the total cost to the Company of the reverse stock split for payment of the fractional share interests, the shares in the 401(k)
Plan, the fractional option shares, and the estimated transactional fees and expenses will be approximately $1.1 million. The Company intends to finance the reverse stock split out of working capital.

                        COSTS OF THE REVERSE STOCK SPLIT

The Company estimates of the costs incurred or expected to be incurred in connection with the reverse stock split to be approximately $225,000. Actual costs of the transaction may be more or less than this estimate. The Company will be responsible for paying these costs. Please note that this estimate of costs does not include the cost of redeeming shares of those stockholders holding a number of shares not evenly divisible by 1,500 pursuant to the reverse stock split, the cost of purchasing the shares from the Company's 401(k) Plan, or the cost of purchasing the fractional Option Plan shares.

          Legal fees                                      $ 60,000
          Transfer agent fees                                3,000
          Fees for fairness opinion                        130,000
          Printing and mailing costs                         5,000
          Commission filing fees                             2,000
          Accounting fees                                   15,000
          Miscellaneous                                     10,000
                                                          --------

          Total                                           $225,000

         CONDUCT OF THE COMPANY'S BUSINESS AFTER THE REVERSE STOCK SPLIT

The Company expects its business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the reverse stock split is not anticipated to have any effect upon the conduct of the business. The Company expects to realize time and cost savings as a result of terminating its public company status. If the reverse stock split is consummated, all persons beneficially owning fewer than 1,500 shares of Common Stock at the effective time of the reverse stock split will no longer have any equity interest in, and will not be stockholders of, the Company and therefore will not participate in its future potential or earnings and growth.

If the reverse stock split is effected, the Company believes that, based on the Company's stockholder records, approximately 250 stockholders will remain as holders of Common Stock. If the reverse stock split is effected, members of the Board and executive officers of the Company will beneficially own approximately 52% of the outstanding Common Stock.

The Company plans, as a result of the reverse stock split, to become a privately held company. The registration of Common Stock under the Exchange Act will be terminated and the Common Stock will cease to be traded on the OTCBB. In addition, because Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers and directors and stockholders owning more than ten percent (10%) of Common Stock will be relieved of the stock ownership reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. Further, the Company will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Commission. Among other things, the effect of this change will be a savings to the Company in not having to comply with the requirements of the Exchange Act.

As stated throughout this Information Statement, the Company believes that there are significant advantages in effecting the reverse stock split and going private and the Company plans to avail itself of any opportunities it has as a private company, including, but not limited to, improving its ability to compete in the marketplace, making itself a more viable candidate with respect to a merger or acquisition transaction with any one of its competitors or entering into some type of joint venture or other arrangement. Although management currently is not pursuing any negotiations with respect to any transaction, there is always a possibility that the Company may enter into an arrangement in the future and the remaining stockholders of the Company may receive payment for their shares in any transaction in excess of $2.25 per share.

Other than as described in this Information Statement, neither the Company nor its management has any current plans or proposals to effect any extraordinary corporate transaction; such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

             PRICE RANGE OF COMMON STOCK; DIVIDENDS; TRADING VOLUME

The Company's Common Stock is traded on the OTCBB. The following table sets forth for the periods indicated the high and low bid prices of the Company's Common Stock each quarter during the past two years and during 2003 prior to the initial public announcement related to the reverse stock split on November 24, 2003, and for the period between the date of the that announcement and prior to the mailing of this Information Statement to the Company's stockholders.

                                                                    HIGH    LOW
                                                                    -----  -----
  Year ended December 31, 2003:
    First Quarter. . . . . . . . . . . . . . . . . . . . . . . . .  $1.25  $1.16
    Second Quarter . . . . . . . . . . . . . . . . . . . . . . . .   1.75   1.23
    Third Quarter  . . . . . . . . . . . . . . . . . . . . . . . .   1.70   1.35
    Fourth Quarter, through November 24, 2003  . . . . . . . . . .   2.50   1.55
    From November 24, 2003 through ___________ __, 2004  . . . . .

  Year ended December 31, 2002:
    First Quarter . . . . . . . . . . . . . . . . . . . . . . . .   $1.95  $1.19
    Second Quarter  . . . . . . . . . . . . . . . . . . . . . . .    1.45   1.25
    Third Quarter . . . . . . . . . . . . . . . . . . . . . . . .    1.40   1.15
    Fourth Quarter  . . . . . . . . . . . . . . . . . . . . . . .    1.35   1.15

  Year ended December 31, 2001:
    First Quarter . . . . . . . . . . . . . . . . . . . . . . . .   $2.75  $0.88
    Second Quarter  . . . . . . . . . . . . . . . . . . . . . . .    1.80   1.25
    Third Quarter . . . . . . . . . . . . . . . . . . . . . . . .    2.00   1.15
    Fourth Quarter  . . . . . . . . . . . . . . . . . . . . . . .    2.40   1.17

For the fourth quarter of fiscal year 2003 through November 24, 2003, the high and low trading prices for the Company's Common Stock has been $1.15 and $2.50, respectively. From November 24 through__________ __, 2004, the high and low trading prices for the Company's Common Stock has been $_.__ and $_.__, respectively.

As of December 31, 2003, the Company had approximately 750 holders of its Common Stock.

No dividends have been declared or paid by the Company on its Common Stock to the date of this Information Statement. The Company does not intend to pay cash dividends on the Common Stock in the immediate future.

During the 12 month period prior to the announcement of the proposed reverse stock split from December 2002 to November 2003, the average monthly trading volume on the OTCBB of the Company's Common Stock was approximately 17,000 shares.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of existing Common Stock by (a) each person known by SafeGuard to be the beneficial owner of more than five percent (5%) of its outstanding Common Stock, (b) each of SafeGuard's directors (c) each of the Company's five (5) most highly compensated executive officers, and (d) all directors and executive officers as a group, all as of November 30, 2003, and after giving effect to the reverse stock split. Each of the officers and directors can be contacted in care of SafeGuard at 95 Enterprise, Suite 100, Aliso Viejo, California 92656-2605. Except as noted below, to the best of SafeGuard's knowledge, each of such persons has sole voting and investment power with respect to the shares beneficially owned. There have been no Common Stock purchases by SafeGuard or its officers or directors in the past 60 days. The total number of shares of Common Stock outstanding as of November 30, 2003 was 5,752,882 and the total number of shares of Preferred Stock outstanding as of that date was 30,000,000, which is convertible into 30,000,000 shares of Common Stock.

The following table includes the Common Stock equivalents of the convertible Preferred Stock, because the Company believes the voting rights of the convertible Preferred Stock are essentially equivalent to Common Stock.

                                                                                         ESTIMATED OWNERSHIP
                                                              OWNERSHIP PRIOR TO THE    FOLLOWING THE REVERSE
                                                              REVERSE STOCK SPLIT(1)        STOCK SPLIT(2)
                                                            -------------------------  ------------------------

       NAME AND ADDRESS OF BENEFICIAL OWNER                   SHARES       PERCENT       SHARES       PERCENT
       ------------------------------------                 -----------  ------------  -----------  -----------
John Hancock Life Insurance Company (3)                      15,000,000         42.0%       10,000        42.3%

CAI Capital Partners & Company II, Limited Partnership (4)    8,514,579         23.8         5,676        24.0
Leslie B. Daniels (5)                                            84,500            *            56           *
Jack R. Anderson (6)                                          2,940,615          8.2         1,959         8.3
Steven J. Baileys (7)                                         2,911,267          8.1         1,940         8.2
The Burton Partnership (8)                                    2,328,685          6.5         1,552         6.6
James E. Buncher (9)                                            914,667          2.5           607         2.5
Dennis L. Gates (10)                                            481,667          1.3           319         1.3
Ronald I. Brendzel (11)                                         419,840          1.2           278         1.2
Stephen J. Baker (12)                                           221,200            *           147           *
Kenneth E. Keating (13)                                         126,833            *            83           *
Stephen J. Blewitt (3)                                               --            *            --           *
Neil R. Anderson (14)                                            18,000            *            12           *

Other officers (6 persons)                                    1,004,891          2.8           658         2.8

All directors and officers as a group (15 persons) (15)      29,612,943         78.4        19,720        79.0
                                                            -----------  ------------  -----------  -----------


All Stockholders in the above table                          34,882,243         92.3%       23,231        93.1%
                                                            -----------  ------------  -----------  -----------

_____________
*    Less  than  one  (1)  percent.

(1) Includes the number of shares of Common Stock into which the convertible Preferred Stock held by each person is convertible. Also includes shares issuable pursuant to Stock options that are exercisable within sixty (60) days of November 30, 2003. Some of the stockholders included in this table reside in states having community property laws under which the spouse of a Stockholder in whose name securities are registered may be entitled to share in the management of their community property, which may include the right to vote or dispose of such shares. Except as noted below, the address of each person set forth above is 95 Enterprise, Suite 100, Aliso Viejo, California 92656.

(2) For purposes of computing all the percentages shown, the total shares outstanding includes the shares of Common Stock into which all outstanding shares of convertible Preferred Stock are convertible. For purposes of computing the percentage for each individual, the total shares outstanding includes the shares issuable to that person pursuant to Stock options that are exercisable within sixty (60) days of November 30, 2003. For purposes of computing the percentages for all directors and officers as a group, and for all principal stockholders as a group, the total shares outstanding includes all the shares issuable pursuant to Stock options that are included in the above table.

(3) Mr. Blewitt is employed by John Hancock Life Insurance Company, which has beneficial ownership of 15,000,000 shares issuable upon conversion of shares of convertible Preferred Stock, as to which Mr. Blewitt disclaims beneficial ownership. The address of Mr. Blewitt and John Hancock Life Insurance Company is John Hancock Place, P.O. Box 111, Boston, Massachusetts 02117.

(4) Existing shares include 84,500 shares of Common Stock owned directly by Mr. Daniels, 2,780,786 shares issuable upon conversion of shares of convertible Preferred Stock owned by CAI Partners & Company II, Limited Partnership, and 5,649,293 shares issuable upon conversion of shares of convertible Preferred Stock owned by CAI Capital Partners & Company II, Limited Partnership (collectively "CAI"). Mr. Daniels is a principal of both entities. The address of CAI and Mr. Daniels is 540 Madison Avenue, 22nd Floor, New York, New York 10022.

(5) Existing shares represent 84,500 shares of Common Stock owned directly by Mr. Daniels. Does not include 2,780,786 shares issuable upon conversion of shares of convertible Preferred Stock owned by CAI Partners & Company II, Limited Partnership, and 5,649,293 shares issuable upon conversion of shares of convertible Preferred Stock owned by CAI Capital Partners & Company II, Limited Partnership (collectively "CAI"). Mr. Daniels is a principal of both entities. The address of Mr. Daniels is 540 Madison
     Avenue,  22nd  Floor,  New  York,  New  York  10022.


                                       35

(6) Existing shares include 1,532,885 shares issuable upon conversion of shares of convertible Preferred Stock and 226,000 shares of Common Stock held by Mr. Anderson. Also includes 1,081,730 shares issuable upon conversion of shares of convertible Preferred Stock and 100,000 shares of Common Stock owned by Mr. Anderson's spouse as separate property, as to which Mr. Anderson disclaims beneficial ownership. The address of Mr. Jack R.
     Anderson  is  16475  Dallas  Parkway,  Suite  735,  Addison,  Texas  77001.

(7) Existing shares include 645,000 shares of Common Stock held by Dr. Baileys directly, 912,500 shares issuable upon conversion of shares of convertible Preferred Stock held by the Baileys Family Trust and affiliated trusts for the benefit of various relatives of Dr. Baileys, 700,767 shares of Common Stock owned by the Baileys Family Trust, 303,000 shares of Common Stock held in various trusts for relatives of Dr. Baileys, as to all of which Dr. Baileys is trustee and for which Dr. Baileys has sole power to vote the securities, 150,000 shares of Common Stock held by the Alvin and Geraldine Baileys Foundation, for which Dr. Baileys is an officer and director and for which Dr. Baileys has shared power to vote the securities, and options to purchase 200,000 shares of Common Stock. Dr. Baileys disclaims beneficial ownership of any of the shares in the trusts or the foundation referenced above.

(8) Existing shares include 162,700 shares of Common Stock and 419,470 shares issuable upon conversion of shares of convertible Preferred Stock owned by the Burton Partnership, Limited Partnership ("BPLP"), and 488,100 shares of Common Stock and 1,258,415 shares issuable upon conversion of shares of convertible Preferred Stock owned by the Burton Partnership (QP), Limited Partnership ("QP"). Mr. Donald W. Burton is a principal of both entities. The address of BPLP, QP and Mr. Burton is P.O. Box 4643, Jackson, Wyoming 83001.

(9) Existing shares include 48,000 shares of Common Stock, 200,000 shares issuable upon conversion of shares of convertible Preferred Stock, and options to purchase 666,667 shares of Common Stock. Does not include 5,235 shares of Common Stock contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Buncher.

(10) Existing shares include 100,000 shares issuable upon conversion of shares of convertible Preferred Stock, and options to purchase 381,667 shares of Common Stock. Does not include 4,350 shares of Common Stock contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Gates.

(11) Existing shares include 130,673 shares of Common Stock, 100,000 shares issuable upon conversion of shares of convertible Preferred Stock, and options to purchase 189,167 shares of Common Stock. Does not include 4,094 shares of Common Stock contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Brendzel.

(12) Existing shares include 21,200 shares of Common Stock and options to purchase 200,000 shares of Common Stock.

(13) Existing shares include 6,000 shares of Common Stock and options to purchase 120,833 shares of Common Stock. Does not include 3,872 shares of Common Stock contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Keating.

(14) Existing shares represent 18,000 shares issuable upon conversion of shares of convertible Preferred Stock owned by Mr. Anderson. The address of Mr. Neil R. Anderson is 16475 Dallas Parkway, Suite 735, Addison, Texas 77001.

(15) Existing shares include 15,000,000 shares issuable upon conversion of shares of convertible Preferred Stock owned by John Hancock Life Insurance Company, 2,780,786 shares issuable upon conversion of shares of convertible Preferred Stock owned by CAI Partners & Company II, Limited Partnership, and 5,649,293 shares issuable upon conversion of shares of convertible Preferred Stock owned by CAI Capital Partners & Company II, Limited Partnership.

During the last five (5) years, none of the above persons have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
During the last five (5) years, none of the above persons was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or a finding any violation of federal or state securities laws. All of the persons listed above are United States citizens, with the exception of Mr. Baker, who is a permanent resident alien.

                              FINANCIAL STATEMENTS

INCORPORATION BY REFERENCE

SafeGuard's financial statement information is incorporated herein by reference to its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 27, 2003, and Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 2003, filed with the SEC on May 15, August 13, and November 14, 2003, respectively.

                         PRO FORMA FINANCIAL INFORMATION

Attached hereto as Exhibit C is the pro forma financial information for the Company which includes the following: The unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 reflects adjustments to the historical financial position of the Company to give effect to the following transactions as if they had been completed as of September 30, 2003: (i) the issuance of $19.0 million of unsecured convertible notes in October 2003; (ii) the acquisition of HND on October 31, 2003; (iii) the acquisition of HNV on October 31, 2003; and (iv) the reverse stock split and related transactions described herein. The accompanying unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2003, and for the year ended December 31, 2002, reflect adjustments to the historical results of operations of the Company to give effect to these transactions as if they had been completed as of the beginning of the period presented.

The  historical  financial statement information for HND and HNV as of September
30, 2003, and for the nine months then ended, was derived from the unaudited interim financial statements of HND and HNV, which are attached hereto marked Exhibits D and E, respectively. The historical financial statement information for HND and HNV for the year ended December 31, 2002, was derived from the audited financial statements of HND and HNV, which are also attached hereto as Exhibits D and E, respectively.

The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. This unaudited pro forma condensed consolidated financial information is not intended to be indicative of the results that would have occurred if the transactions had actually been completed on the dates indicated, or the results that may occur in any future period.

                              INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors selected the independent accounting firm of Deloitte & Touche LLP (''Deloitte''), to audit the financial statements of the Company for the fiscal year ended December 31, 2003. Deloitte has served as the Company's independent auditors for more than five (5) years. A representative of Deloitte will be available at the Special Meeting of Stockholders and will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

                           VOTE REQUIRED FOR APPROVAL

Approval of the Amendment to the Company's Restated Certificate of Incorporation to effect the reverse stock split requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the proposal voting as a separate class, and the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock voting as a single class.

                               EXPENSES OF MEETING

The Company will bear the expenses in preparing, printing, and mailing the Information Statement to the stockholders.

NO PROXIES WILL BE SOLICITED BY THE COMPANY'S MANAGEMENT IN CONNECTION WITH THIS MEETING. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                   By Order of the Board of Directors


                                        /s/ Ronald I. Brendzel
                                   ---------------------------------------------
_____________  __,  2004           By:  RONALD I. BRENDZEL
Aliso  Viejo,  California               Senior Vice President, General Counsel
                                        and Secretary

                                    EXHIBIT A

                           CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                       SAFEGUARD HEALTH ENTERPRISES, INC.

     SAFEGUARD  HEALTH  ENTERPRISES,  INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (herein called the "Corporation"), DOES HEREBY CERTIFY:
                       -----------

     FIRST:    That  the  Board  of  Directors  of  the  Corporation unanimously
     -----
adopted the following resolutions proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation, and submitted such amendment to the stockholders of the Corporation for consideration thereof:

          RESOLVED, that the Restated Certificate of Incorporation of the Corporation, as amended, be further amended by adding the following paragraphs to the end of Article FOURTH thereof:

               "Effective upon filing of this Certificate of Amendment to the Restated Certificate of Incorporation (the "Effective Time"),
                                                          --------------
          each 1,500 shares of Common Stock of the Corporation then issued and outstanding will be, without any action of the holder thereof, automatically reclassified as and converted into one (1) share of Common Stock (the "Reverse Stock Split"), without any
                                         -------------------
          change to par value. If immediately prior to the Reverse Stock Split a stockholder holds less than 1,500 shares or a number of shares that is not evenly divisible by 1,500, then the Corporation will make a cash payment equal to $3,375.00 per new share ($2.25 per old share) (the "Purchase Price") for each
                                                  --------------
          fractional share following the Reverse Stock Split. Upon consummation of the Reverse Stock Split:

               (i) each stockholder of record holding less than 1,500 shares of Common Stock immediately prior to the Reverse Stock Split will have only the right to receive cash based upon the Purchase Price and the equity interest of each such stockholder in the Corporation will be terminated and shall no longer confer on such stockholder any further right to vote as a stockholder or share in the Corporation's assets, earnings, or profits following the Reverse Stock Split; and

               (ii) each stockholder of record holding 1,500 or more shares of Common Stock immediately prior to the Reverse Stock Split will continue as a stockholder with respect to the full share or shares of Common Stock resulting from the Reverse Stock Split.

               Upon consummation of the Reverse Stock Split, the conversion rates at which the Corporation's convertible preferred stock may be converted into Common Stock will be adjusted in order to reflect the Reverse Stock Split. These adjustments will be made with respect to each series of preferred stock that is outstanding in accordance with their respective certificate(s) of designation defining their rights and preferences."

          RESOLVED, that Article Fourth of the Restated Certificate of Incorporation of the Corporation, as amended, be further amended as follows:

               "FOURTH. The total number of shares of stock that the corporation shall have authority to issue is Thirty One Million Thirty Six Thousand (31,036,000), of which Thirty Six Thousand (36,000) shares are Common Stock, par value one cent $.01) per share, and Thirty-One Million (31,000,000) shares are Preferred
          Stock,  par  value  one  cent  ($.01)  per  share."

     SECOND:   All  other  terms  of  the  Company's  Restated  Certificate  of
     ------
Incorporation  dated  as of October 30, 2000, as amended, shall remain the same.

     THIRD:    That  thereafter,  pursuant  to  resolution  of  its  Board  of
     -----
Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     FOURTH:   That  said  amendment  was  duly  adopted  in accordance with the
     ------
provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers this _____ day of ___________, 2004.

SAFEGUARD HEALTH ENTERPRISES, INC.


By:                                          By:
     -------------------------------------       -------------------------------
     JAMES E. BUNCHER                            RONALD I. BRENDZEL
     President and Chief Executive Officer       Senior Vice President and
                                                 Secretary

                                    EXHIBIT B

                    OPINION OF SHATTUCK HAMMOND PARTNERS LLC

[GRAPHIC OMITED]

                                                   Shattuck Hammond Partners LLC
                                                   630 Fifth Avenue, Suite 2950
                                                   New York, NY 10111
                                                   212.314.0400 tel
                                                   212.314.0444 fax

November 24, 2003

The Board of Directors
SafeGuard Health Enterprises, Inc.
95 Enterprise, Suite 100
Aliso Viejo, CA 92656-2605

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the per share consideration to be received by the holders of common stock, par value $0.01 per share (the "Common Stock"), of SafeGuard Health Enterprises, Inc. ("SafeGuard" or the "Company"), who will hold fractional shares immediately following the proposed reverse stock split of the Common Stock (the "Reverse Stock Split"). As more fully described in the Board Resolutions, dated November 24, 2003 (the "Board Resolutions"), pursuant to the terms of the contemplated Reverse Stock Split, each 1,500 outstanding shares of Common Stock will be converted into one share of new Common Stock, and each holder of fractional shares of Common Stock created thereby will receive cash consideration in lieu thereof in an amount equal to $2.25 per share of Common Stock on a pre-split basis (the "Consideration"). The Reverse Stock Split together with the Consideration is referred to as the "Transaction."

We have been engaged by the Board of Directors of SafeGuard pursuant to an engagement agreement dated November 6, 2003. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, we have not negotiated the Transaction or advised SafeGuard with respect to alternatives to it. Moreover, while shareholder approval is necessary to approve the Transaction, we understand that it is anticipated that members of the Board of Directors, officers of the Company, their respective affiliates, and other affiliates of the Company as that term is defined by the Securities and Exchange Commission, who collectively account for approximately 68% of the Common Stock and 100% of SafeGuard's Preferred Stock have indicated that they will vote in favor of the Transaction. We further understand that the Transaction must be approved by the holders of the Common Stock voting as a separate class and the holders of the Common Stock and Preferred Stock voting together as a single class.


      INVESTMENT BANKING - UNDERWRITING & TRADING - MERGERS, ACQUISITIONS &
            DIVESTITURES NEW YORK, SAN FRANSCISCO, ATLANTA & CHICAGO

The Board of Directors
SafeGuard Health Enterprises, Inc.
November 24, 2003
Page  2


For the purposes of this opinion, we have:

     (i) Reviewed the following documents filed by SafeGuard with the Securities and Exchange Commission: Forms 10-K for SafeGuard for the years ended December 31, 2002 and 2001; Forms 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003; and Information Statement for the Annual Meeting of Stockholders, dated as of June 10, 2003;

     (ii) Reviewed various unaudited internal financial and statistical reports, prepared by management, regarding the operations of SafeGuard for the years ended December 31, 2001, and 2002, and the latest twelve months ended September 30, 2003;

     (iii)  Reviewed  management's  projections  for  the  estimated  year ended
          December 31, 2003 and the projected years ended December 31, 2004-2008. These projections include the Health Net Transaction, as defined and described below;

     (iv) Reviewed the form of the Six Percent (6%) Convertible Note, dated October 31, 2003, issued by SafeGuard to finance the Health Net
          Transaction, as described below, and to provide the Company with additional working capital;

     (v) Reviewed the definitive agreements related to the following transactions: (i) SafeGuard's acquisition of the dental benefit business of Health Net, Inc. ("Health Net"), dated April 7, 2003; (ii) the strategic relationship (the "Strategic Relationship") between SafeGuard and Health Net for the provision of dental benefits to certain Health Net members, dated April 7, 2003; and (iii) SafeGuard's acquisition of the vision benefit business of Health Net, dated June 30, 2003 (collectively, the "Health Net Transaction");

     (vi) Reviewed an analysis, prepared by management, of the Company's acquisition of Ameritas Managed Dental Plan, Inc. (the "Ameritas Transaction");

     (vii) Reviewed a Board presentation and analysis, dated March 22, 2002, related to the Company's acquisition of Paramount Dental Plan, Inc.

The Board of Directors
SafeGuard Health Enterprises, Inc.
November 24, 2003
Page  3


     (viii) Reviewed a memorandum prepared by management to the Board of Directors, dated October 31, 2003, which, among other things, reviewed the rationale for effecting a going private transaction through a reverse stock split and various alternatives thereto, reviewed the potential cost savings anticipated to be realized in connection with a going private transaction and recommended an offer price of $2.00 per share in conjunction with a potential reverse stock split;

     (ix) Reviewed the Board Resolutions, dated November 24, 2003, related to the Transaction;

     (x) Reviewed an analysis prepared by management of the estimated costs and synergies associated with integrating the Health Net Transaction into the Company;

     (xi) Reviewed pro forma income statements prepared with information provided by management, and which were reviewed by management, for the latest twelve months ended September 30, 2003 and the estimated year ended December 31, 2003 which: (i) included the Health Net Transaction, excluding the Strategic Relationship, and the Ameritas Transaction for the full period; and (ii) assumed that all estimated synergies were achieved at the beginning of the period. In addition, we reviewed a pro forma income statement for the projected full year ended December 31, 2004, which assumed that all estimated synergies were achieved at the beginning of the period;

     (xii) Discussed the business, operations, projections, pro forma income statements, Health Net Transaction, capital structure and prospects of SafeGuard with management;

     (xiii) Reviewed the historical market prices and trading volume for the Company's Common Stock;

     (xiv) Reviewed certain publicly available financial data for certain companies that we deem to be comparable to SafeGuard, and publicly available prices and premiums paid in conjunction with certain transactions involving the acquisition of publicly-traded companies and going private transactions through reverse stock splits; and

     (xv) Conducted such other studies, analyses, investigations and inquiries, and considered such other information, as we deemed relevant.

The Board of Directors
SafeGuard Health Enterprises, Inc.
November 24, 2003
Page  4


In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all documents and other information supplied or otherwise made available to us by SafeGuard or obtained by us from other sources, and we have relied upon the assurances of the management of SafeGuard that they are unaware of any information or facts that would make the information provided to us incomplete or misleading. While we have discussed the information provided to us with management of SafeGuard, we have not independently verified such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of SafeGuard, or been furnished with any such appraisals of SafeGuard. With respect to financial forecasts prepared by SafeGuard and the pro forma income statements prepared in conjunction with SafeGuard as described above, we have been advised by the management of SafeGuard, and we have assumed with your permission, that they have been reasonably prepared and reflect management's best currently available estimates and judgment as to the expected future financial performance of such entities. We have also assumed that the Reverse Stock Split will be consummated upon the terms set forth in on the Board Resolutions, without material modification or waiver.

Our opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of this letter, and on information available to us as of the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion expressed herein that may come or be brought to our attention after the date hereof.

As part of its investment banking business, Shattuck Hammond Partners LLC is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

The opinion expressed herein does not constitute a recommendation as to any action the Board of Directors or any stockholder of SafeGuard should take in connection with the Transaction. This opinion addresses only the fairness, from a financial point of view, of the Consideration. Further, we express no opinion herein as to the structure, tax consequences or effect of any other aspect of the Reverse Stock Split.

The Board of Directors
SafeGuard Health Enterprises, Inc.
November 24, 2003
Page  5


Based upon and subject to the foregoing, it is our opinion, as investment bankers, that, as of the date hereof, the Consideration to be received by holders of the Common Stock who will hold fractional shares immediately following the Reverse Stock Split is fair, from a financial point of view, to such holders.

                                   Very truly yours,

                                   /s/ Shattuck Hammond Partners LLC

                                   Shattuck Hammond Partners LLC

                                    EXHIBIT C

                  PRO FORMA FINANCIAL STATEMENT INFORMATION FOR
                       SAFEGUARD HEALTH ENTERPRISES, INC.
                                TABLE OF CONTENTS

Introduction to Unaudited Pro Forma Consolidated Financial Information  . . . . .  47
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2003  49
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet . . . . . . . .  50
Unaudited Pro Forma Condensed Consolidated Statement of Operations for
  the nine months ended September 30, 2003  . . . . . . . . . . . . . . . . . . .  53
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for
  the nine months ended September 30, 2003  . . . . . . . . . . . . . . . . . . .  54
Unaudited Pro Forma Condensed Consolidated Statement of Operations for
  the year ended December 31, 2002  . . . . . . . . . . . . . . . . . . . . . . .  56
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for
  the year ended December 31, 2002  . . . . . . . . . . . . . . . . . . . . . . .  57

              SAFEGUARD HEALTH ENTERPRISES, INC., AND SUBSIDIARIES
                            INTRODUCTION TO UNAUDITED
                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

GENERAL
-------

The accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 reflects adjustments to the historical financial position of SafeGuard Health Enterprises, Inc. and its subsidiaries (the "Company") to give effect to the following transactions as if they had been completed as of September 30, 2003: (i) the issuance of $19.0 million of unsecured convertible notes in October 2003; (ii) the acquisition of Health Net Dental, Inc. ("HND") on October 31, 2003; (iii) the acquisition of Health Net Vision, Inc. ("HNV") on October 31, 2003; and (iv) the reverse stock split and related transactions described herein. The accompanying unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2003, and for the year ended December 31, 2002, reflect adjustments to the historical results of operations of the Company to give effect to these transactions as if they had been completed as of the beginning of the period presented.

The  historical  financial statement information for HND and HNV as of September
30, 2003, and for the nine months then ended, was derived from the unaudited interim financial statements of HND and HNV, which are included in the attached Information Statement as Exhibits D and E, respectively. The historical financial statement information for HND and HNV for the year ended December 31, 2002, was derived from the audited financial statements of HND and HNV, which are also included in the attached Information Statement as Exhibits D and E, respectively.

The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. This unaudited pro forma condensed consolidated financial information is not intended to be indicative of the results that would have occurred if the transactions had actually been completed on the dates indicated, or the results that may occur in any future period.

PRO FORMA RESULTS OF OPERATIONS
-------------------------------

The accompanying unaudited pro forma condensed consolidated statements of operations do not reflect any pro forma adjustments to the selling, general and administrative ("SG&A") expenses incurred by HND and HNV during the nine months ended September 30, 2003, and the year ended December 31, 2002. The Company believes the integration of the operations of HND and HNV into the Company's existing operations will result in certain economies of scale, as there will be significant duplication of fixed SG&A expenses, which the Company expects to eliminate during the integration process. Accordingly, the Company believes the total amount of SG&A expenses it will incur after these acquisitions are completed will be significantly less than the sum of the historical SG&A expenses incurred by the Company, HND and HNV during the periods presented.

While the Company expects that the net effect of the acquisitions of HND and HNV on its results of operations will be an increase in its earnings per share, primarily due to anticipated reductions in SG&A expenses, the Company does not expect to realize all of the expected reductions in SG&A expense until the operations of HND and HNV are fully integrated into the Company's existing operations. There can be no assurance that the Company will realize the anticipated economies of scale at any time in the future.

ACQUISITIONS OF HND AND HNV
---------------------------

Effective October 31, 2003, the Company acquired all of the outstanding capital stock of HND, which is a California dental HMO, and certain preferred provider organization ("PPO")/indemnity dental business underwritten by Health Net Life Insurance Company ("HNL"), which is an affiliate of HND, for $10.4 million in cash and an agreement to provide private label dental HMO and PPO/indemnity products to be sold in the marketplace by subsidiaries of Health Net, Inc., the parent company of HND, for a period of at least five years following the transaction, subject to certain conditions. Effective October 31, 2003, the Company also acquired all of the outstanding capital stock of HNV, which is a California vision HMO and an affiliate of HND, and certain PPO/indemnity vision business underwritten by HNL, for $4.4 million in cash. The aggregate cost of the acquisitions was approximately $16.1 million, including $1.2 million of estimated severance liabilities related to employees of HND and HNV, and $0.1 million of other acquisition expenses.

The acquisitions were financed through the issuance of $19.0 million of unsecured convertible promissory notes to certain of the Company's principal stockholders in October 2003. The proceeds from the convertible notes were used primarily to finance the acquisitions, to satisfy the increase in the Company's regulatory net worth requirements related to the PPO/indemnity dental and vision business that was acquired, and to provide working capital that may be required in connection with the integration of the acquired businesses into the Company's existing operations and other purposes.

The convertible notes bear interest at 6.0% annually, and are convertible into the Company's Common Stock at the rate of $1.75 per share, at the option of the holder. There are no principal payments due under the convertible notes prior to January 31, 2010, then principal payments are due beginning on January 31, 2010, and each three months thereafter through July 31, 2013, pursuant to a 10-year amortization schedule, and the remaining balance is payable in full on October 31, 2013. The convertible notes are payable in full upon a change in control of the Company, at the holder's option. The Company has the option of redeeming the convertible notes prior to the scheduled maturity dates, provided that it redeems all the convertible notes held by each holder for which it redeems any of the notes, and that it redeems the notes for 229% of face value during the first seven years after the date of issuance, for 257% of face value during the eighth year after issuance, for 286% of face value during the ninth year after issuance, and for 323% of face value during the tenth year after issuance.

CONTRACTS UNDERWRITTEN BY HEALTH NET LIFE INSURANCE COMPANY
-----------------------------------------------------------

The accompanying unaudited pro forma condensed consolidated financial information does not include the results related to the group dental and vision insurance contracts underwritten by HNL (the "HNL Contracts"). The acquisition does not include any tangible assets or liabilities related to the HNL Contracts. Premium revenue from the HNL Contracts was $13.9 million for the nine months ended September 30, 2003, and $15.5 million for the year ended December 31, 2002. Operating expenses related to the HNL Contracts were $13.6 million for the nine months ended September 30, 2003, and $16.3 million for the year ended December 31, 2002. The HNL Contracts generated pretax income of $0.3 million for the nine months ended September 30, 2003, and incurred a pretax loss of $0.8 million for the year ended December 31, 2002.

REVERSE STOCK SPLIT AND RELATED TRANSACTIONS
--------------------------------------------

On November 24, 2003, the Board of Directors of the Company approved a 1-for-1,500 reverse stock split of the Company's Common Stock, which is currently pending approval by its stockholders. In connection with the reverse stock split, the Company intends to complete the following related transactions:
(i) the payment of cash for any fractional shares of Common Stock that result from the reverse stock split, at a price of $2.25 per pre-split share; (ii) the purchase of all of its Common Stock that is held by participants in the Company's 401(k) plan, at a price of $2.25 per pre-split share; and (iii) the adjustment of all outstanding employee stock options to reflect the reverse stock split, and the liquidation of any options to purchase fractional shares of Common Stock, based on a price of $2.25 per pre-split share.

OTHER ACQUISITIONS
------------------

The Company completed the acquisition of Paramount Dental Plan, Inc. ("Paramount") on August 30, 2002, and the acquisition of Ameritas Managed Dental Plan, Inc. on March 31, 2003. The pro forma effect of these acquisitions is not included in the accompanying pro forma condensed consolidated statements of operations because the effect of these acquisitions was not significant.

                          SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
                       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                       AS OF SEPTEMBER 30, 2003
                                            (IN THOUSANDS)


                                                  HISTORICAL
                                      -----------------------------    PRO FORMA                PRO
                                        COMPANY       HND     HNV     ADJUSTMENTS              FORMA
                                      ------------  -------  ------  -------------           ---------

                    ASSETS

Current assets:
  Cash and cash equivalents           $     4,461   $ 6,211  $5,127  $     (6,500)  (a)  $  9,299
  Investments                               9,602     1,910     778         2,963   (b)    15,253
  Accounts receivable                       1,770     1,955     156            --           3,881
  Other current assets                        463       895     551          (568)  (c)     1,341
                                      ------------  -------  ------  -------------       ---------
    Total current assets                   16,296    10,971   6,612        (4,105)         29,774

Property and equipment                      3,686       855       1            --           4,542
Restricted investments                      3,091       410      67            --           3,568
Notes receivable                              379        --      --            --             379
Goodwill                                    8,737        --     691         5,415   (d)    14,843
Intangible assets                           2,267        --      --         6,106   (e)     8,373
Other assets                                  210        26      --            --             236
                                      ------------  -------  ------  -------------       ---------

  Total assets                        $    34,666   $12,262  $7,371  $      7,416        $ 61,715
                                      ============  =======  ======  =============       =========

      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

  Accounts payable                    $     1,070   $   202  $   23  $         --        $  1,295
  Accrued expenses                          3,842     3,672     307         1,060   (f)     8,881
  Current portion of long-term debt
   and capital lease obligations            1,189        --      --            --           1,189
  Claims payable and claims
   incurred but not reported                5,822     2,098     476            --           8,396
  Deferred premium revenue                  1,386     1,267      73            --           2,726
                                      ------------  -------  ------  -------------       ---------
  Total current liabilities                13,309     7,239     879         1,060          22,487

Long-term debt and capital
  Lease obligations                         2,785        --      --        19,000   (g)    21,785
  Other long-term liabilities                 937       406      25          (431)  (h)       937

Stockholders' equity:
  Convertible preferred stock and
   additional paid-in capital              41,250        --      --            --          41,250
  Common stock and additional
   paid-in capital                         22,742     1,174   1,578        (3,881)  (i)    21,613
  Retained earnings
   (accumulated deficit)                  (28,612)    3,380   4,853        (8,233)  (j)   (28,612)
  Accumulated other
   comprehensive income                        81        63      36           (99)  (j)        81
  Treasury stock, at cost                 (17,826)       --      --            --         (17,826)
                                      ------------  -------  ------  -------------       ---------
    Total stockholders' equity             17,635     4,617   6,467       (12,213)         16,506
                                      ------------  -------  ------  -------------       ---------

    Total liabilities and equity      $    34,666   $12,262  $7,371  $      7,416        $ 61,715
                                      ============  =======  ======  =============       =========

      See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

               SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2003
                                 (IN THOUSANDS)

The pro forma adjustments reflected on the unaudited pro forma condensed consolidated balance sheet are as follows:

(a) Represents cash dividends paid by HND and HNV to their parent company in October 2003. These dividends were paid prior to the closing of the transactions, pursuant to the purchase agreements between the Company and the seller. See note (d) below.

(b) Represents the excess of the proceeds from the issuance of convertible notes in October 2003, over the amount of cash required to complete the transactions, as follows:

       Proceeds from the issuance of convertible notes                                    $19,000
       Purchase price of HND                                                              (10,385)
       Purchase price of HNV                                                               (4,423)
       Estimated transaction expenses related to HND and HNV                                 (100)
       Estimated cost of transactions related to reverse stock split                       (1,129)
                                                                                          --------
       Excess proceeds                                                                    $ 2,963
                                                                                          ========

     The Company expects that substantially all of the excess proceeds indicated above will be used to satisfy the increase in the regulatory net worth requirements related to the PPO/indemnity dental and vision business that was acquired.

     The estimated cost of the transactions related to the reverse stock split is as follows:

       Estimated payments to stockholders in lieu of fractional shares of Common Stock    $  (510)
       Purchase shares of Common Stock held by participants in the Company's 401(k) plan     (348)
       Payments for options to purchase fractional shares of Common Stock                     (41)
       Cost of fairness opinion related to amount paid for fractional shares                 (130)
       Legal and accounting fees, and other transaction expenses                             (100)
                                                                                          --------
            Total                                                                         $(1,129)
                                                                                          ========

(c)  Includes  the  following  adjustments:

       Valuation reserve against deferred tax assets                                      $  (403)
       Elimination of receivable from HND (see note (f) below)                               (165)
                                                                                          --------
            Total                                                                         $  (568)
                                                                                          ========

     The first adjustment above represents a valuation reserve against the deferred tax assets of HND and HNV, which were $403,000 as of September 30, 2003. The Company's net deferred tax assets are fully reserved, due to uncertainty about whether those deferred tax assets will be realized in the future. Accordingly, the deferred tax assets of HND and HNV would have also been fully reserved by the Company as of September 30, 2003.

     The second adjustment represents the elimination of a receivable from HND on the balance sheet of HNV as of September 30, 2003.

(d) Represents goodwill related to the acquisition of HND and HNV, less an adjustment to eliminate the goodwill of HNV, as shown below. The pro forma amount of goodwill is equal to the excess of the cost of the acquisition over the net assets acquired, including an estimated amount of intangible assets acquired, as shown below:

       Purchase price of HND                                                          $10,385
       Purchase price of HNV                                                            4,423
       Estimated severance liability                                                    1,225
       Estimated transaction expenses                                                     100
                                                                                      --------
            Total cost of acquisition                                                  16,133

       Net assets of HND and HNV as of September 30, 2003                              11,084
       Less - Cash dividends paid to seller in October 2003 (see note (a) above)       (6,500)
       Less - Valuation reserve on deferred tax assets (see note (c) above)              (403)
       Add - Deferred tax liabilities that are eliminated (see note (h) below)            431
       Less - Goodwill of HNV                                                            (691)
                                                                                      --------
            Net tangible assets acquired                                                3,921
                                                                                      --------
            Goodwill and intangible assets related to acquisition                      12,212
       Portion allocated to intangible assets for purposes of pro forma information    (6,106)
       Pro forma adjustment to eliminate goodwill of HNV                                 (691)
                                                                                      --------
            Adjustment to goodwill                                                    $ 5,415
                                                                                      ========

     The Company agreed to make severance payments to employees of HND and HNV who are not employed by the Company after completion of the acquisitions. The Company intends to retain some of these employees during a transition and integration period, and the above estimated severance liability excludes any severance benefits that will be accrued by those employees after the closing date.

     The Company has not completed its allocation of the purchase price, including its determination of whether the assets to be acquired include separately identifiable intangible assets apart from goodwill. For purposes of the accompanying pro forma information, the Company allocated 50% of the excess of the cost of the acquisitions over the net tangible assets acquired to intangible assets that will be amortized, and allocated the remaining 50% to goodwill. This allocation is a rough estimate, based primarily on the fact that the value of the intangible assets acquired in the Paramount acquisition was 33% of the total excess purchase price, and the fact that the cost of the HND and HNV acquisitions, as a percentage of their annual revenue, is significantly lower than the cost of the Paramount acquisition, as a percentage of its annual revenue. The Company estimates that the intangible assets acquired consist primarily of customer relationships and provider networks. During the next several months, the Company intends to complete its valuation of the assets and liabilities acquired, and will allocate the cost of the acquisitions among the net assets acquired accordingly.

(e) Represents intangible assets related to the acquisition of HND and HNV, as described in note (d) above.

(f)  Includes  the  following  adjustments:

       Accrual for estimated severance liability (see note (d) above)  $1,225
       Elimination of payable to HNV (see note (c) above)                (165)
                                                                       -------
            Total                                                      $1,060
                                                                       =======

(g) Represents the convertible notes issued by the Company in October 2003 to finance the acquisitions of HND and HNV and the transactions related to the reverse stock split.

(h) Represents the elimination of the deferred tax liabilities of HND and HNV, which were $431,000 as of September 30, 2003. The Company's net deferred tax assets are fully reserved, as discussed in note (c) above.

(i)  Includes  the  following  adjustments:

       Elimination of the equity accounts of HND and HNV                                     $(2,752)
       Cost of transactions related to the pending reverse stock split (see note (c) above)   (1,129)
                                                                                             --------
            Total                                                                            $(3,881)
                                                                                             ========

(j)  Represents  elimination  of  the  equity  accounts  of  HND  and  HNV.

                              SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
                                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                            STATEMENT OF OPERATIONS
                                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        HISTORICAL
                                             -------------------------------      PRO FORMA          PRO
                                               COMPANY       HND       HNV       ADJUSTMENTS        FORMA
                                             ------------  --------  -------  ------------------  ---------
Premium revenue, net                         $    68,050   $36,735   $ 6,763  $     (2,052)  (a)  $109,496

Health care services expense                      47,158    25,408     3,321        (1,414)  (a)    74,473
Selling, general and
  administrative expense                          19,162    10,747     1,899           916   (b)    32,724
                                             ------------  --------  -------  -------------       ---------

  Operating income                                 1,730       580     1,543        (1,554)          2,299

Investment and other income                          231       126        75            --             432

Interest expense                                    (262)       --        --          (855)  (c)    (1,117)
                                             ------------  --------  -------  -------------       ---------

Income before income taxes                         1,699       706     1,618        (2,409)          1,614

Income tax expense                                   141       303       662          (925)  (d)       181
                                             ------------  --------  -------  -------------       ---------

  Net income                                 $     1,558   $   403   $   956  $     (1,484)       $  1,433
                                             ============  ========  =======  =============       =========

Basic net income per share                   $      0.04                                          $   0.04
Weighted average basic shares outstanding         35,711                               (379) (e)    35,332

Diluted net income per share                 $      0.04                                          $   0.04
Weighted average diluted shares outstanding       36,272                               (385) (f)    35,887

               SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                 (IN THOUSANDS)

The pro forma adjustments reflected on the unaudited pro forma condensed consolidated statement of operations are as follows:

(a) Represents premium revenue and health care services expense related to members of HNV who were enrolled in connection with Medicaid or Medi-Cal programs, which were not transferred to the Company in the acquisition. This business was transferred to a third party prior to the Company's acquisition of HNV.

(b) Represents amortization of intangible assets acquired in the acquisitions, based on straight-line amortization over five years, as shown below:

       Portion of excess purchase price allocated to intangible assets
       for purposes of pro forma information                                     $6,106
       Amortization period used for purposes of pro forma information, in years       5
                                                                                 ------
            Annual amortization expense                                          $1,221
                                                                                 ======

            Amortization expense for nine-month period                           $  916
                                                                                 ======

     The Company has not completed its allocation of the purchase price, including whether the assets to be acquired include separately identifiable intangible assets apart from goodwill. For purposes of the accompanying pro forma information, the Company allocated 50% of the excess of the cost of the acquisitions over the net tangible assets acquired to intangible assets that will be amortized, and allocated the remaining 50% to goodwill. During the next several months, the Company intends to complete its valuation of the assets and liabilities acquired, and will allocate the cost of the acquisitions among the net assets acquired accordingly.

(c) Represents interest expense on the convertible notes issued in October 2003, as follows:

       Convertible notes issued                                   $19,000
       Interest rate on convertible notes                             6.0%
                                                                  --------
            Annual interest expense on convertible notes          $ 1,140
                                                                  ========

            Adjustment to interest expense for nine-month period  $   855
                                                                  ========



(d)  Includes  the  following  adjustments:

       Elimination of income tax expense recognized by HND and HNV                 $(965)
       Pro forma income tax expense related to HND, HNV and pro forma adjustments     40
                                                                                   ------
       Adjustment to income tax expense                                            $(925)
                                                                                   ======

(e) Includes the following adjustments related to the pending reverse stock split:

       Estimated fractional shares of Common Stock that will be liquidated by the Company   (225)
       Shares of Common Stock in the Company's 401(k) plan that will be liquidated          (154)
                                                                                           ------
       Adjustment to basic common shares outstanding                                       $(379)
                                                                                           ======

(f) Includes the following adjustments related to the pending reverse stock split:

       Estimated fractional shares of Common Stock that will be liquidated by the Company   (225)
       Shares of Common Stock in the Company's 401(k) plan that will be liquidated          (154)
       Impact of options to purchase fractional shares that will be liquidated                (6)
                                                                                           ------
       Adjustment to diluted common shares outstanding                                     $(385)
                                                                                           ======

     Based on the accompanying pro forma results of operations, the convertible notes issued in October 2003 would have an anti-dilutive effect on diluted net income per share for the nine months ended September 30, 2003. Accordingly, those convertible notes are excluded from the calculation of pro forma diluted net income per share. The notes are convertible into an aggregate of 10,857,000 shares of the Company's Common Stock.

                              SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
                                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                            STATEMENT OF OPERATIONS
                                          YEAR ENDED DECEMBER 31, 2002
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                       HISTORICAL
                                            -------------------------------    PRO FORMA            PRO
                                              COMPANY       HND       HNV     ADJUSTMENTS          FORMA
                                            ------------  --------  -------  -------------       ---------
Premium revenue, net                        $    83,043   $45,743   $ 9,156  $     (3,700)  (a)  $134,242

Health care services expense                     57,937    33,284     5,134        (2,577)  (a)    93,778
Selling, general and
  administrative expense                         24,874    13,800     3,957         1,221   (b)    43,852
                                            ------------  --------  -------  -------------       ---------

  Operating income                                  232    (1,341)       65        (2,344)         (3,388)

Investment and other income                         607       364       223            --           1,194

Interest expense                                   (232)       --        --        (1,140)  (c)    (1,372)
                                            ------------  --------  -------  -------------       ---------

Income before income taxes                          607      (977)      288        (3,484)         (3,566)

Income tax expense (benefit)                       (820)     (374)      115           259   (d)      (820)
                                            ------------  --------  -------  -------------       ---------

  Net income                                $     1,427   $  (603)  $   173  $     (3,743)       $ (2,746)
                                            ============  ========  =======  =============       =========

Basic net income per share                  $      0.04                                          $  (0.08)
Weighted average basic shares outstanding        35,130                              (379)  (e)    34,751

Diluted net income per share                $      0.04                                          $  (0.08)
Weighted average diluted shares                  35,638                              (887)  (f)    34,751

               SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)

The pro forma adjustments reflected on the unaudited pro forma condensed consolidated statement of operations are as follows:

(a) Represents premium revenue and health care services expense related to members of HNV who were enrolled in connection with Medicaid or Medi-Cal programs, which were not transferred to the Company in the acquisition. This business was transferred to a third party prior to the Company's acquisition of HNV.

(b) Represents amortization of intangible assets acquired in the acquisitions, based on straight-line amortization over five years, as shown below:

       Portion of excess purchase price allocated to intangible assets
            for purposes of pro forma information                                $6,106
       Amortization period used for purposes of pro forma information, in years       5
                                                                                 ------
            Pro forma amortization expense                                       $1,221
                                                                                 ======

     The Company has not completed its allocation of the purchase price, including whether the assets to be acquired include separately identifiable intangible assets apart from goodwill. For purposes of the accompanying pro forma information, the Company allocated 50% of the excess of the cost of the acquisitions over the net tangible assets acquired to intangible assets that will be amortized, and allocated the remaining 50% to goodwill. During the next several months, the Company intends to complete its valuation of the assets and liabilities acquired, and will allocate the cost of the acquisitions among the net assets acquired accordingly.

(c) Represents interest expense on the convertible notes issued in October 2003, as follows:

       Convertible notes issued                         $19,000
       Expected interest rate on convertible notes          6.0%
                                                        --------
       Pro forma interest expense on convertible notes  $ 1,140
                                                        ========

(d) Represents elimination of the income tax expense (benefit) recognized by HND and HNV. Due to the fact that the Company had significant net operating loss carryforwards for tax purposes as of December 31, 2002, and the fact that its net deferred tax assets were fully reserved as of that date, there would have been no income tax effect related to the operations of HND and HNV for the year ended December 31, 2002, or to the pro forma adjustments reflected on the accompanying unaudited pro forma condensed consolidated statement of operations.

(e) Includes the following adjustments related to the pending reverse stock split:

       Estimated fractional shares of Common Stock that will be liquidated by the Company   (225)
       Shares of Common Stock in the Company's 401(k) plan that will be liquidated          (154)
                                                                                           ------
       Adjustment to basic common shares outstanding                                       $(379)
                                                                                           ======

(f) Includes the following adjustments related to the pending reverse stock split:

Reverse the effect of dilutive stock options                                         (508)
Estimated fractional shares of Common Stock that will be liquidated by the Company   (225)
Shares of Common Stock in the Company's 401(k) plan that will be liquidated          (154)
                                                                                    ------
Adjustment to diluted common shares outstanding                                     $(887)
                                                                                    ======

     The accompanying unaudited pro forma condensed consolidated statement of operations reflects a net loss on a pro forma basis. Therefore, all of the outstanding stock options and the convertible notes issued in October 2003 would have an anti-dilutive effect on the pro forma diluted net loss per share. Accordingly, the stock options and convertible notes are excluded from the calculation of pro forma diluted net loss per share. The convertible notes are convertible into an aggregate of 10,857,000 shares of the Company's Common Stock.

                                    EXHIBIT D

                 HISTORICAL FINANCIAL STATEMENT INFORMATION FOR
                             HEALTH NET DENTAL, INC.




                            HEALTH NET DENTAL, INC.

                            (FORMERLY KNOWN AS DENTICARE OF CALIFORNIA, INC.)

                            Financial Statements and
                            Independent  Auditors'  Report

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholder
Health Net Dental, Inc.
Irvine, California

We have audited the accompanying balance sheets of Health Net Dental, Inc. (formerly known as DentiCare of California, Inc.), (the "Company") as of December 31, 2002 and 2001 and the related statements of operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Health Net Dental, Inc. as of December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 9 to the financial statements, Health Net, Inc., the Company's Parent, has agreed to sell the Company to an unrelated party.

DELOITTE & TOUCHE LLP

Los Angeles, California


February 17, 2003
(April 7, 2003 as to Note 9)

                                       HEALTH NET DENTAL, INC.
                          (FORMERLY KNOWN AS DENTICARE OF CALIFORNIA, INC.)

BALANCE  SHEETS  (IN  THOUSANDS,  EXCEPT  SHARE  DATA)
----------------------------------------------------------------------------------------------------


                                                                   SEPTEMBER 30,     DECEMBER 31,
                                                                  ---------------  -----------------
ASSETS                                                                 2003         2002      2001
                                                                    (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents                                       $         6,211  $ 3,873  $  4,118
  Investments available for sale                                            1,910    3,146     1,529
  Premiums receivable-net of allowance of $53 (2002) and
    $69 (2001)                                                              1,955    1,494     1,871
  Receivables from affiliates                                                 484      235       341
  Deferred income taxes                                                       356      295       591
  Other assets                                                                 55      189       149
                                                                  ---------------  -------  --------

           Total current assets                                            10,971    9,232     8,599

RESTRICTED CASH AND INVESTMENTS                                               410      407       401

PROPERTY AND EQUIPMENT-Net                                                    855    1,444     2,209

OTHER NONCURRENT ASSETS                                                        26       26        53
                                                                  ---------------  -------  --------

TOTAL                                                             $        12,262  $11,109  $ 11,262
                                                                  ===============  =======  ========


LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
  Reserves for claims                                             $         2,098  $ 1,929  $  1,308
  Accounts payable and other liabilities                                    2,282    1,791     2,541
  Unearned premiums                                                         1,267    1,206       868
  Payables to affiliates                                                    1,592    1,567     1,101
                                                                  ---------------  -------  --------

           Total current liabilities                                        7,239    6,493     5,818
                                                                  ---------------  -------  --------

LONG-TERM LIABILITIES-Deferred tax liability                                  406      410       683
                                                                  ---------------  -------  --------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER'S EQUITY:
  Common stock and additional paid-in capital, $0.10 par value-
    1,000 shares authorized; 475 shares issued and outstanding              1,174    1,174     1,174
  Retained earnings                                                         3,380    2,977     3,580
  Accumulated other comprehensive income                                       63       55         7
                                                                  ---------------  -------  --------

           Total shareholder's equity                                       4,617    4,206     4,761
                                                                  ---------------  -------  --------

TOTAL                                                             $        12,262  $11,109  $ 11,262
                                                                  ===============  =======  ========

See  notes  to  financial  statements.

                                     HEALTH NET DENTAL, INC.
                        (FORMERLY KNOWN AS DENTICARE OF CALIFORNIA, INC.)

STATEMENTS OF OPERATIONS (IN THOUSANDS)
-------------------------------------------------------------------------------------------------


                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,           YEARS ENDED DECEMBER 31,
                                        ----------------------  ---------------------------------
                                          2003        2002         2002       2001        2000
                                              (UNAUDITED)
REVENUES:
  Dental plan premiums                  $  36,735  $   34,094   $  45,743   $  48,923  $  45,918
  Investment and other income                 126         155         364         350        460
                                        ---------  -----------  ----------  ---------  ----------

           Total revenues                  36,861      34,249      46,107      49,273     46,378
                                        ---------  -----------  ----------  ---------  ----------

EXPENSES:
  Dental care services                     25,408      25,065      33,284      34,899     32,070
  Selling, general and administrative      10,158       9,532      12,808      13,167     13,754
  Amortization and depreciation               589         752         992       1,052      1,078
                                        ---------  -----------  ----------  ---------  ----------

           Total expenses                  36,155      35,349      47,084      49,118     46,902
                                        ---------  -----------  ----------  ---------  ----------

(LOSS) INCOME BEFORE INCOME
  TAX (BENEFIT) PROVISION                     706      (1,100)       (977)        155       (524)

INCOME TAX (BENEFIT)
  PROVISION                                   303        (440)       (374)         73       (214)
                                        ---------  -----------  ----------  ---------  ----------

NET (LOSS) INCOME                       $     403  $     (660)  $    (603)  $      82  $    (310)
                                        =========  ===========  ==========  =========  ==========

See  notes  to  financial  statements.

                                              HEALTH NET DENTAL, INC.
                                 (FORMERLY KNOWN AS DENTICARE OF CALIFORNIA, INC.)

STATEMENTS  OF  SHAREHOLDER'S  EQUITY  (IN  THOUSANDS,  EXCEPT  SHARE  DATA)
------------------------------------------------------------------------------------------------------------------

                                                                                            ACCUMULATED
                                                                 ADDITIONAL                    OTHER
                                                COMMON   STOCK     PAID-IN     RETAINED    COMPREHENSIVE
                                                SHARES  AMOUNT     CAPITAL     EARNINGS    INCOME (LOSS)    TOTAL
Balance at January 1, 2000                         475  $     -  $     1,174  $   3,808   $           (2)  $4,980

  Comprehensive loss:
    Net loss                                                                       (310)                     (310)
    Change in unrealized appreciation on
      investments-net of tax of $2                                                                     4        4
                                                                                                           -------

  Total comprehensive loss                                                                                   (306)
                                                ------  -------  -----------  ----------  ---------------  -------

Balance at December 31, 2000                       475                 1,174      3,498                2    4,674

  Comprehensive income:
    Net income                                                                       82                        82
    Change in unrealized appreciation on
      investments-net of tax of $4                                                                     5        5
                                                                                                           -------

  Total comprehensive income                                                                                   87
                                                ------  -------  -----------  ----------  ---------------  -------

Balance at December 31, 2001                       475                 1,174      3,580                7    4,761

  Comprehensive loss:
    Net loss                                                                       (603)                     (603)
    Change in unrealized appreciation on
      investments-net of tax of $33                                                                   48       48
                                                                                                           -------

  Total comprehensive loss                                                                                   (555)
                                                ------  -------  -----------  ----------  ---------------  -------

Balance at December 31, 2002                       475                 1,174      2,977               55    4,206

  Comprehensive income (Unaudited):
    Net income (Unaudited)                                                          403                       403
    Change in unrealized appreciation on
      investments-net of tax of $8 (Unaudited)                                                         8        8
                                                                                                           -------

  Total comprehensive income (Unaudited)                                                                      411
                                                ------  -------  -----------  ----------  ---------------  -------

Balance at September 30, 2003 (Unaudited)          475  $    --  $     1,174  $   3,380   $           63   $4,617
                                                ======  =======  ===========  ==========  ===============  =======

See  notes  to  financial  statements.

                                                   HEALTH NET DENTAL, INC.
                                      (FORMERLY KNOWN AS DENTICARE OF CALIFORNIA, INC.)

STATEMENTS  OF  CASH  FLOWS  (IN  THOUSANDS)
-----------------------------------------------------------------------------------------------------------------------------


                                                                     NINE MONTHS ENDED
                                                                       SEPTEMBER 30,            YEARS ENDED DECEMBER 31,
                                                                -------------------------  ----------------------------------
                                                                    2003         2002         2002        2001        2000
                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                             $       403   $     (660)  $     (603)  $     82   $    (310)
  Adjustments to reconcile net (loss) income to net cash
    provided by (used in) operating activities:
    Amortization and depreciation                                       589          752          992      1,052       1,078
    Loss on disposal of property and equipment                                                     20                     75
    Changes in operating assets and liabilities:
      Premiums receivable                                              (461)        (959)         377        459        (273)
      Receivables from and payables to affiliates-net                  (224)         232          572       (741)     (1,301)
      Other assets                                                      134           60          (13)        13          83
      Deferred income taxes                                             (61)         171           23        106         105
      Reserves for claims                                               169          432          621         31        (262)
      Unearned premiums                                                  61          (98)         338        109        (585)
      Accounts payable and other liabilities                            487         (834)        (750)       448          58
                                                                ------------  -----------  -----------  ---------  ----------

           Net cash provided by (used in) operating activities        1,097         (904)       1,577      1,559      (1,332)
                                                                ------------  -----------  -----------  ---------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                               (247)        (247)      (275)        (49)
  Sales or maturities of investments available for sale               1,890        1,281        1,848        657         375
  Purchases of investments available for sale                          (646)      (3,417)      (3,417)    (1,780)
  Repayment of notes receivable                                                                            1,500
  Purchases of restricted cash and investments                           (3)          (4)          (6)
                                                                ------------  -----------  -----------  ---------  ----------

           Net cash (used in) provided by investing activities        1,241       (2,387)      (1,822)       102         326
                                                                ------------  -----------  -----------  ---------  ----------

NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                                    2,338       (3,291)        (245)     1,661      (1,006)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                        3,873        4,118        4,118      2,457       3,463
                                                                ------------  -----------  -----------  ---------  ----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                        $     6,211   $      827   $    3,873   $  4,118   $   2,457
                                                                ============  ===========  ===========  =========  ==========

See  notes  to  financial  statements.

                             HEALTH NET DENTAL, INC.
                (FORMERLY KNOWN AS DENTICARE OF CALIFORNIA, INC.)


NOTES  TO  FINANCIAL  STATEMENTS
--------------------------------------------------------------------------------

1.   DESCRIPTION  OF  BUSINESS

     ORGANIZATION AND BASIS OF PRESENTATION-Health Net Dental, Inc. (the "Company"), formerly known as DentiCare of California, Inc., is a wholly owned subsidiary of Health Net, Inc. ("HNI"). The Company is a California-licensed specialized health care service plan located in Irvine, California. The Company was incorporated in 1972 and has been operating since 1973. The Company contracts to provide dental care services throughout California to a defined, enrolled population through a network of panel providers. The Company is regulated by the California Department of Managed Health Care ("DMHC") under the Knox-Keene Health Care Services Plan Act of 1975, as amended (the "Knox-Keene Act"). The Company offers group, individual, Medicare and Medicaid HMO plans.

     The Company has contracts to provide dental care services to Medicaid recipients in California. Regulatory oversight for these contracts is the responsibility of the California Department of Health Services. During the years ended December 31, 2002, 2001 and 2000, the Company recognized revenues of $21,170,000, $9,559,000 and $9,401,000, respectively, from these contracts, representing approximately 46%, 20% and 20%, respectively, of total dental plan premiums for those periods.

     In addition, the Company provided dental services to members enrolled in the "Hawaii Health QUEST" program. The contract was terminated September
     30, 2001. Revenues generated under this program in 2001 and 2000 were $2,460,000 and $2,657,000, respectively, representing 5% and 6%, respectively, of total dental plan premiums.

2.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     RECLASSIFICATIONS-Certain amounts in the 2001 and 2000 financial statements and notes to financial statements have been reclassified to conform to the 2002 presentation.

     STATUTORY ACCOUNTING PRACTICES-The Company is required to periodically file financial statements with regulatory agencies in accordance with statutory accounting and reporting practices. Those accounting and reporting practices prescribe the criteria for administrative costs that should be included in selling, general and administrative costs. Administrative costs include only those costs which arise out of the operation of the plan, excluding direct and overhead costs incurred in the furnishing of health care services. The Company has included all direct health services costs, including the cost of quality and utilization reviews of such services, in health care expenses. Included in dental care services expenses for the years ended December 31, 2002, 2001 and 2000 are costs of $446,000, $1,250,000 and $1,285,000, respectively, for medical management quality and utilization review.

     REGULATORY REQUIREMENTS-Under the Knox-Keene Act, the Company must comply with certain minimum capital or tangible net equity ("TNE") requirements. The Company has undertakings with the DMHC which require the Company to maintain TNE equal to at least 130% of the minimum TNE required under Rule 1300.76. Dividends and loans to affiliates by the Company are restricted to the extent that the payment of such would reduce its TNE below the minimum requirement. The Company has a required net tangible equity of $980,000 as of December 31, 2002. The Company is in compliance with the minimum TNE requirements as of December 31, 2002.

     REVENUE RECOGNITION-Dental plan premium revenues include HMO premiums from employer groups, individuals, Medicare and Medicaid recipients who have purchased dental supplemental benefit coverage. Dental plan premium revenue is recognized in the month in which the related enrollees are entitled to dental care services. Premiums collected in advance are recorded as unearned premiums.

     RESERVES FOR CLAIMS AND DENTAL CARE SERVICES EXPENSES-Reserves for claims payable and dental care services expenses are based upon the accumulation of cost estimates for unpaid claims and expenses reported prior to the balance sheet date, together with a provision for the current estimate of the probable cost of claims and dental care services expenses that have occurred during the financial reporting period but have not yet been reported. Such estimates are based on many variables, including historical and statistical information and other factors.

     The methods for making such estimates and for establishing the resulting reserves are continually reviewed and updated, and any adjustments resulting therefrom are reflected in current operations. Such estimates are subject to the impact of changes in the regulatory environment and economic conditions. Given the inherent variability of such estimates, the actual liability could differ significantly from the amounts provided. While the ultimate amount of claims and the related expenses paid are dependent on future developments, management is of the opinion that the reserves for claims are adequate to cover such claims and expenses.

     The Company has capitation contracts with individual dental practices (the "Capitated Providers") to provide dental care services to enrollees. The Capitated Providers are at risk for the cost of dental care services provided to the Company's enrollees in the relevant geographic areas; however, the Company is ultimately responsible for the provision of services to its enrollees should the Capitated Providers be unable to provide the contracted services. The Capitated Providers are paid a fixed amount per enrollee for enrollees in their respective service areas. Dental care expenses relating to the Capitated Providers are included in dental care services and amounted to $21,945,000, $23,911,000 and $22,633,000 for the  years  ended  December  31,  2002,  2001  and  2000,  respectively.

     CASH AND CASH EQUIVALENTS-The Company considers all money market deposits and instruments, certificates of deposit and investments with maturities of three months or less when purchased to be cash equivalents.

     STATUTORY RESTRICTED DEPOSITS-Pursuant to a requirement under the Knox-Keene Act applicable to all plans, the Company had $50,000 plus accrued interest on deposit with Bank of America as of December 31, 2002 and 2001, which is assigned to the DMHC for the protection of the interests of its enrollees and is recorded as restricted cash. The Company also had $350,000 plus accrued interest on deposit with Bank of America as of December 31, 2002 and 2001, which is assigned to the State of Hawaii, Department of Human Services as a performance guarantee and is recorded as restricted cash.

     INVESTMENTS-The Company classifies all investments as available for sale and reports all investments at fair value based on quoted market prices, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholder's equity, net of income tax effects. For purposes of calculating realized gains and losses on the sale of investments available for sale, the amortized cost of each investment sold is used. The Company has no trading or held to maturity securities.

     PROPERTY AND EQUIPMENT-Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets or the lease term, whichever is less. The useful lives for furniture, equipment and computer equipment/software range from three to seven years.

     Expenditures for maintenance and repairs are expensed as incurred. Major improvements which increase the useful life of an asset are capitalized. Upon the sale or retirement of assets, recorded cost and related accumulated depreciation are removed from the accounts, and any gain or loss on disposal is reflected in operations.

     RISKS AND UNCERTAINTIES-The Company's business could be impacted by the continuing price pressure on new and renewal business, the Company's ability to effectively control dental care costs, additional competitors entering the Company's markets, federal and state legislation in the area of health care reform, and governmental licensing regulations of HMOs and insurance companies. Changes in these areas could adversely impact the Company's operations in the future. As of December 31, 2002, management believes that the Company had no significant risk of a near-term severe impact resulting from such changes.

     CONCENTRATION OF CREDIT RISK-Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of investments in marketable securities and premiums receivable. The Company's investments in marketable securities are collectively managed with those of affiliated companies by HNI within the guidelines established by HNI's board of directors, which, as a matter of policy, limit the amounts that may be invested in any one issuer. Other than governmental payors, concentrations of credit risk with respect to premiums receivable are limited due to the large number of payers composing the Company's customer base.

     INCOME TAXES-The Company accounts for income taxes using the liability method. The results of the Company's operations are included with HNI's consolidated federal and state franchise/income tax returns. Pursuant to a tax allocation agreement with HNI, the Company reflects a provision for income taxes under the liability method as if it were to file separate federal and state tax returns. In fiscal years in which the Company incurs net losses, HNI allocates a tax benefit to the Company based on an applicable tax rate. Deferred tax assets and liabilities resulting from the tax allocations with HNI are reflected in the accompanying balance sheets.

     USE OF ESTIMATES-The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Principal areas requiring the use of estimates include the determination of allowances for doubtful accounts, reserves for claims and other settlements, reserves for professional and general liabilities and assumptions when determining net realizable values on long-lived assets.

     FAIR VALUE OF FINANCIAL INSTRUMENTS-The estimated fair value amounts of cash equivalents, restricted cash and investments available for sale approximate their carrying amounts in the financial statements and have been determined by the Company using available market information and appropriate valuation methodologies. The carrying amounts of cash equivalents approximate fair value due to the short maturity of those instruments. The fair value amounts of investments are estimated based on quoted market prices and dealer quotes for similar investments.

     The fair value estimates are based on pertinent information available to management as of December 31, 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly.

     Comprehensive Income-Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, establishes standards for reporting and presenting comprehensive income and its components. Comprehensive income includes all changes in shareholder's equity (except those arising from transactions with the shareholder) and includes net income (loss) and net unrealized appreciation (depreciation), after tax, on investments available for sale.

     UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS-The unaudited condensed financial statements as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002 have been prepared in accordance with generally accepted accounting principles and rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

3.   INVESTMENTS

     As of December 31, the fair value of the Company's investments available for sale was as follows (amounts in thousands):

                                                               GROSS
                                                            UNREALIZED
                                                AMORTIZED     HOLDING              FAIR
                                                   COST        GAINS     LOSSES   VALUE
       2002:
         U.S. government and agency securities  $    1,654  $         3  $     -  $1,657
         Corporate debt securities                   1,209           90        -   1,299
         Certificates of deposit                       190            -        -     190
                                                ----------  -----------  -------  ------

                                                $    3,053  $        93  $     -  $3,146
                                                ==========  ===========  =======  ======

       2001:
         U.S. government and agency securities  $    1,266  $        13  $     1  $1,278
         Certificates of deposit                       251            -        -     251
                                                ----------  -----------  -------  ------
                                                $    1,517  $        13  $     1  $1,529
                                                ==========  ===========  =======  ======

     As of December 31, 2002, the contractual maturities of the Company's available-for-sale investments were as follows:

                                                        ESTIMATED
                                                COST   FAIR VALUE
       Due in one year or less                 $   95  $        95
       Due in one year through five years       2,457        2,549
       Due after five years through ten years     501          502
                                               ------  -----------

       Total available-for-sale                $3,053  $     3,146
                                               ======  ===========

     Realized gains and losses from sales of investments for the year ended December 31, 2002 were $20,000 and $1,000, respectively. Realized gains from sales of investments for the years ended December 31, 2001 and 2000 were $14,000 and $0, respectively.

4.   PROPERTY  AND  EQUIPMENT

     Property and equipment comprised the following as of December 31 (amounts in thousands):

                                                  2002      2001
       Computer equipment/software                $ 5,185   $ 5,101
       Furniture and equipment                      1,568     1,471
       Leasehold improvements                          76        76
                                                  --------  --------

                                                    6,829     6,648
       Accumulated amortization and depreciation   (5,385)   (4,439)
                                                  --------  --------

                                                  $ 1,444   $ 2,209
                                                  ========  ========

     Depreciation expense on property and equipment was $992,000, $1,052,000 and $1,078,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

5.   INCOME  TAXES

     The Company's income tax (benefit) provision comprised the following federal and state components for the years ended December 31 (amounts in thousands):

                                              2002    2001    2000
       Current:
         Federal                             $(289)  $ (24)  $ (10)
         State                                 (76)     (5)     (9)
                                             ------  ------  ------

       Total current                          (365)    (29)    (19)
                                             ------  ------  ------

       Deferred:
         Federal                                (6)     82    (159)
         State                                  (3)     20     (36)
                                             ------  ------  ------

       Total deferred                           (9)    102    (195)
                                             ------  ------  ------

       Total income tax (benefit) provision  $(374)  $  73   $(214)
                                             ======  ======  ======

     A reconciliation of the statutory federal income tax and the effective income tax (benefit) provision on income from operations is as follows for the years ended December 31 (amounts in thousands):

                                                       2002   2001    2000
       Income taxes at federal statutory rate         $(342)  $  54  $(183)
       State income taxes-net of federal tax benefit    (52)     10    (29)
       Other-net                                         20       9     (2)
                                                      ------  -----  ------

                                                      $(374)  $  73  $(214)
                                                      ======  =====  ======

     Significant components of the Company's deferred tax assets as of December 31, 2002 and 2001 include accrued liabilities, accrued compensation, allowance for doubtful accounts and state franchise taxes not currently deductible.

     Significant components of the Company's deferred tax liabilities as of December 31, 2002 and 2001 include excess tax amortization and depreciation over book, and certain assets expensed for tax purposes.

6.   EMPLOYEE  BENEFIT  PLANS

     DEFINED CONTRIBUTION RETIREMENT PLAN-The Company's employees participate in the Health Net, Inc. 401(k) Associate Savings Plan ("HNI Plan"), a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Substantially all of the Company's employees are eligible to participate in the HNI Plan. Generally, employees may contribute up to 17% of their annual compensation to the HNI Plan on a pre-tax basis, subject to Internal Revenue Code limitations. Under the HNI Plan, the Company makes matching contributions up to a maximum of 50% of the first 6% of each participating employee's eligible compensation. The Company's contribution to the HNI Plan totaled $94,000, $117,000 and $100,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

     DEFERRED COMPENSATION PLAN-The Company participates in the Health Net, Inc. Deferred Compensation Plan in which certain members of management and highly compensated employees may defer payment of 5% to 50% of their base salary and from 5% to 100% of their bonus. The Company did not incur any expense under this plan for the years ended December 31, 2002, 2001 and 2000.

7.   RELATED  PARTY  TRANSACTIONS

     The  Company  engages  in  the  following transactions with its affiliates:

     REVOLVING CREDIT AGREEMENT-The Company has a revolving credit agreement with HNI to make loans in an aggregate principal amount not exceeding $5,000,000 at any one time. On August 12, 1998, the Company issued a note receivable to HNI for $1,500,000 with an extended maturity date of August 12, 2001. The note earned interest at a rate of 6% payable quarterly. The note and related interest were paid in full as of September 30, 2001. Total interest income earned under this note arrangement was $68,000 and $90,000 for the years ended December 31, 2001 and 2000, respectively. No amounts were outstanding on this note as of December 31, 2002 and 2001.

     ADMINISTRATIVE  SERVICES  AGREEMENTS-The  Company  is  a  party  to several
     Administrative Services Agreements with HNI and with affiliates that are also wholly owned subsidiaries of HNI. These agreements authorize certain administrative services to be performed by HNI or one of its wholly owned subsidiaries on behalf of the Company and vice versa. The entities performing the services are compensated according to the terms set forth in the agreements. Net payables under these agreements totaled $1,302,000 and $827,000 as of December 31, 2002 and 2001, respectively. Pursuant to these arrangements, the Company recorded the following transactions with HNI or its affiliates:

     - Oversight and administrative services expenses allocated by HNI of $3,757,000, $1,901,000 and $2,056,000 are included in selling, general and administrative expenses for the years ended December 31, 2002, 2001 and 2000, respectively.

     - Employee health insurance and other benefits services provided by affiliates of the Company of $583,000, $543,000 and $417,000 are included in selling, general and administrative expenses for the years ended December 31, 2002, 2001 and 2000, respectively.

     - Dental care services provided to enrolled employees of affiliates of the Company of $701,000, $765,000 and $692,000 are included in dental plan premiums revenues for the years ended December 31, 2002, 2001 and 2000, respectively.

     - Dental care services provided to enrolled members of an affiliate of the Company of $916,000, $1,639,000 and $1,679,000 are included in dental plan premiums revenues for the years ended December 31, 2002, 2001 and 2000, respectively.

     - The Company bills and receives premium payments on behalf of affiliates. The Company and affiliates settle these premium payments on a monthly basis.

     INTERDIVISIONAL  ACTIVITY  AGREEMENTS-The  Company  is  a  party to several
     Interdivisional Activity Agreements with HNI and with affiliates that are also wholly owned subsidiaries of HNI. Certain business functions and administrative services of the Company are performed by HNI or one of its wholly owned subsidiaries on behalf of the Company and vice versa. Net receivables under these agreements totaled $41,000 and $67,000 as of December 31, 2002 and 2001, respectively.

     Pursuant to these arrangements, the Company recorded the following transactions with HNI or its affiliates:

     - Oversight and administrative services expenses allocated by the Company to a co-located affiliate and another affiliate of $4,567,000, $4,070,000 and $2,524,000 are netted against selling, general and administrative expenses for the years ended December 31, 2002, 2001 and 2000, respectively.

     As of December 31, 2002 and 2001, the Company had a federal income tax payable to HNI of $71,000 and $0, respectively.

     The  Company  has  a  tax  allocation  agreement  with  HNI  (see  Note 2).

8.   COMMITMENTS  AND  CONTINGENCIES

     The future minimum rental payments required under operating leases for all of the Company's office space and certain equipment that have initial or remaining lease terms in excess of one year as of December 31, 2002 are as follows (amounts in thousands):

       2003                                                            $231
       2004                                                              18
       2005                                                              18
       2006                                                              18
       2007                                                              19
       Thereafter                                                        98
                                                                       ----

                                                                       $402
                                                                       ====

     Lease expenses for office space and equipment were $471,000, $573,000 and $560,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

     The Company maintains general liability, managed care professional liability, directors' and officers' insurance, and other insurance coverage in amounts the Company believes to be adequate. The Company requires contracting providers to maintain malpractice insurance coverage in amounts customary in the industry.

     In the ordinary course of its business, the Company is a party to claims and legal actions by enrollees, providers and others. The Company also undergoes governmental audits from time to time with respect to its operations. After consulting with legal counsel, the Company is of the opinion that the currently known legal claims, actions and audits will not have a material adverse effect on the financial position or the results of operations of the Company.

9.   SUBSEQUENT  EVENT

     On April 7, 2003, HNI entered into a letter of intent to sell the Company to Safeguard Health Enterprises, Inc. The transaction is expected to close in the fourth quarter of 2003 and is subject to regulatory approval and customary closing conditions.

                                     ******

                                    EXHIBIT E

                 HISTORICAL FINANCIAL STATEMENT INFORMATION FOR
                             HEALTH NET VISION, INC.


                            HEALTH NET VISION, INC.

                            (FORMERLY KNOWN AS FOUNDATION HEALTH VISION
                            SERVICES DBA AVP VISION PLANS)

                            Financial Statements and
                            Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholder
Health Net Vision, Inc.
Irvine, California

We have audited the accompanying balance sheets of Health Net Vision, Inc. (formerly known as Foundation Health Vision Services dba AVP Vision Plans), (the "Company") as of December 31, 2002 and 2001 and the related statements of operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Health Net Vision, Inc. as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for goodwill upon adoption of the provisions of Statements of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As discussed in Note 9 to the financial statements, Health Net, Inc., the Company's Parent, entered into a letter of intent to sell the Company to an unrelated party.


DELOITTE & TOUCHE LLP

Los Angeles, California


February 17, 2003
(April 7, 2003 as to Note 9)

                                    HEALTH NET VISION, INC.
                     (FORMERLY KNOWN AS FOUNDATION HEALTH VISION SERVICES
                                     DBA AVP VISION PLANS)


BALANCE  SHEETS  (IN  THOUSANDS,  EXCEPT  SHARE  DATA)
---------------------------------------------------------------------------------------------


                                                              SEPTEMBER 30,     DECEMBER 31,
                                                             ---------------  ----------------
ASSETS                                                            2003         2002     2001
                                                               (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents                                  $         5,127  $3,997  $  3,741
  Investments available for sale                                         778   1,376     1,006
  Premiums receivable-net of allowance of $28 (2002) and
    $20 (2001)                                                           156     184       156
  Receivables from affiliates                                            441     459       486
  Deferred income taxes                                                   47      28       177
  Other assets                                                            63     114        67
                                                             ---------------  ------  --------

           Total current assets                                        6,612   6,158     5,633

PROPERTY AND EQUIPMENT-Net                                                 1       3         6

RESTRICTED CASH                                                           67      67        66

GOODWILL                                                                 691     691       691
                                                             ---------------  ------  --------

TOTAL                                                        $         7,371  $6,919  $  6,396
                                                             ===============  ======  ========

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
  Reserves for claims                                        $           476  $  929  $    777
  Unearned premiums                                                       73      89        39
  Accounts payable and other liabilities                                 309     348       261
  Payables to affiliates                                                  21      26
                                                             ---------------  ------  --------

           Total current liabilities                                     879   1,392     1,077
                                                             ---------------  ------  --------

LONG-TERM LIABILITIES-Deferred income taxes                               25      21         7
                                                             ---------------  ------  --------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER'S EQUITY:
  Common stock, $1.00 par value-500,000 shares authorized;
    486,380 shares issued and outstanding                                486     486       486
  Additional paid-in capital                                           1,092   1,092     1,092
  Retained earnings                                                    4,853   3,897     3,724
  Accumulated other comprehensive income                                  36      31        10
                                                             ---------------  ------  --------

           Total shareholder's equity                                  6,467   5,506     5,312
                                                             ---------------  ------  --------

TOTAL                                                        $         7,371  $6,919  $  6,396
                                                             ===============  ======  ========

See  notes  to  financial  statements.

                                     HEALTH NET VISION, INC.
                       (FORMERLY KNOWN AS FOUNDATION HEALTH VISION SERVICES
                                      DBA AVP VISION PLANS)

STATEMENTS  OF  OPERATIONS  (IN  THOUSANDS)
-------------------------------------------------------------------------------------------------


                                             NINE MONTHS
                                          ENDED SEPTEMBER 30,        YEARS ENDED DECEMBER 31,
                                       -------------------------  -------------------------------
                                           2003         2002        2002       2001       2000
                                       (UNAUDITED)
REVENUES:
  Vision plan premiums                 $      6,763  $     6,852  $   9,156  $   8,715  $   7,559
  Investment and other income                    75          120        223        292        346
                                       ------------  -----------  ---------  ---------  ---------

           Total revenues                     6,838        6,972      9,379      9,007      7,905
                                       ------------  -----------  ---------  ---------  ---------

EXPENSES:
  Vision care services                        3,321        3,841      5,134      4,929      4,016
  Selling, general and administrative         1,897        2,900      3,954      3,213      2,449
  Amortization and depreciation                   2            2          3         35         39
                                       ------------  -----------  ---------  ---------  ---------

           Total expenses                     5,220        6,743      9,091      8,177      6,504
                                       ------------  -----------  ---------  ---------  ---------

INCOME BEFORE INCOME
  TAX PROVISION                               1,618          229        288        830      1,401

INCOME TAX PROVISION                            662           92        115        345        576
                                       ------------  -----------  ---------  ---------  ---------

NET INCOME                             $        956  $       137  $     173  $     485  $     825
                                       ============  ===========  =========  =========  =========

See  notes  to  financial  statements.

                                               HEALTH NET VISION, INC.
                                (FORMERLY KNOWN AS FOUNDATION HEALTH VISION SERVICES
                                                DBA AVP VISION PLANS)

STATEMENTS OF SHAREHOLDER'S EQUITY (IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------------------------------------------


                                                                                             ACCUMULATED
                                                  COMMON STOCK    ADDITIONAL                    OTHER
                                                ----------------    PAID-IN     RETAINED    COMPREHENSIVE
                                                SHARES   AMOUNT     CAPITAL     EARNINGS    INCOME (LOSS)    TOTAL

Balance at January 1, 2000                      486,380  $   486  $     1,092  $   3,914   $             -  $ 5,492

  Comprehensive income:
    Net income                                                                       825                        825
    Change in unrealized appreciation on
      investments-net of tax of $1                                                                       3        3
                                                                                                            --------

  Total comprehensive income                                                                                    828
                                                                                                            --------

Balance at December 31, 2000                    486,380      486        1,092      4,739                 3    6,320

  Comprehensive income:
    Net income                                                                       485                        485
    Change in unrealized appreciation on
      investments-net of tax of $4                                                                       7        7
                                                                                                            --------

  Total comprehensive income                                                                                    492
                                                -------  -------  -----------  ----------  ---------------  --------

  Dividend paid to Parent                                                         (1,500)                    (1,500)
                                                -------  -------  -----------  ----------  ---------------  --------

Balance at December 31, 2001                    486,380      486        1,092      3,724                10    5,312

  Comprehensive income:
    Net income                                                                       173                        173
    Change in unrealized appreciation on
      investments-net of tax of $15                                                                     21       21
                                                                                                            --------

  Total comprehensive income                                                                                    194
                                                -------  -------  -----------  ----------  ---------------  --------

Balance at December 31, 2002                    486,380      486        1,092      3,897                31    5,506

  Comprehensive income (Unaudited):
    Net income (Unaudited)                                                           956                        956
    Change in unrealized appreciation on
      investments-net of tax of $1 (Unaudited)                                                           5        5
                                                                                                            --------

  Total comprehensive income (Unaudited)                                                                        961
                                                -------  -------  -----------  ----------  ---------------  --------

Balance at September 30, 2003 (Unaudited)       486,380  $   486  $     1,092  $   4,853   $            36  $ 6,467
                                                =======  =======  ===========  ==========  ===============  ========

See  notes  to  financial  statements.

                                                   HEALTH NET VISION, INC.
                                     (FORMERLY KNOWN AS FOUNDATION HEALTH VISION SERVICES
                                                    DBA AVP VISION PLANS)

STATEMENTS OF CASH FLOWS (IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------------------------


                                                                      NINE MONTHS
                                                                   ENDED SEPTEMBER 30,          YEARS ENDED DECEMBER 31,
                                                                -------------------------  ----------------------------------
                                                                    2003         2002         2002        2001        2000
                                                                       (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                    $       956   $      137   $     173   $     485   $     825
  Adjustments to reconcile net income to net cash provided by operating activities:
    Amortization and depreciation                                         2            3           3          35          39
    Loss on disposal of equipment                                                                                          2
    Changes in operating assets and liabilities:
      Premiums receivable                                                28           24         (28)        (37)        445
      Receivables from and payables to affiliates                        13          (64)         53        (159)       (470)
      Deferred income taxes                                             (19)         134         163         176           1
      Other assets and restricted cash                                   51           10         (48)        (17)          3
      Reserves for claims                                              (453)         156         152         112        (339)
      Unearned premiums                                                 (16)          94          50         (26)        (33)
      Accounts payable and other liabilities                            (35)          42          87        (170)       (375)
                                                                ------------  -----------  ----------  ----------  ----------

           Net cash provided by operating activities                    527          536         605         399          98
                                                                ------------  -----------  ----------  ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of investments available for sale                          (350)      (1,879)     (1,879)       (991)        (65)
  Sales or maturities of investments available for sale                 953          767       1,530         369          65
  Acquisition of property and equipment                                                                                   (1)
                                                                ------------  -----------  ----------  ----------  ----------

           Net cash provided by (used in) investing activities          603       (1,112)       (349)       (622)         (1)
                                                                ------------  -----------  ----------  ----------  ----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                    1,130         (576)        256        (223)         97

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                        3,997        3,741       3,741       3,964       3,867
                                                                ------------  -----------  ----------  ----------  ----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                        $     5,127   $    3,165   $   3,997   $   3,741   $   3,964
                                                                ============  ===========  ==========  ==========  ==========


SUPPLEMENTAL INFORMATION FOR NONCASH FLOW
  ACTIVITIES-Dividend of notes receivables to Health Net, Inc.  $         -   $        -   $       -   $   1,500   $       -
                                                                ============  ===========  ==========  ==========  ==========

See  notes  to  financial  statements.

                             HEALTH NET VISION, INC.
              (FORMERLY KNOWN AS FOUNDATION HEALTH VISION SERVICES
                              DBA AVP VISION PLANS)

NOTES  TO  FINANCIAL  STATEMENTS
--------------------------------

1.   DESCRIPTION  OF  BUSINESS

     Health Net Vision, Inc. (the "Company"), formerly known as Foundation Health Vision Services dba AVP Vision Plans, is a wholly owned subsidiary of Health Net, Inc. ("HNI"). The Company is a California-licensed specialized health care service plan located in Irvine, California. The Company was incorporated in 1983 and has been operating since 1987. The Company contracts to provide vision care services throughout California to a defined, enrolled population through a network of panel providers. The Company is regulated by the California Department of Managed Health Care ("DMHC") under the Knox-Keene Health Care Services Plan Act of 1975, as amended (the "Knox-Keene Act"). The Company offers group, individual and Medicaid health maintenance organization ("HMO") plans.

     The Company has contracts to provide vision care services to Medicaid recipients in California. Regulatory oversight for these contracts is the responsibility of the California Department of Health Services. During the years ended December 31, 2002, 2001 and 2000, the Company recognized revenues of $3,700,000, $2,991,000 and $1,836,000, respectively, from these contracts, representing 40%, 34% and 24%, respectively, of premium revenues.

2.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     RECLASSIFICATIONS-Certain amounts in the 2001 and 2000 financial statements and notes to financial statements have been reclassified to conform to the 2002 presentation.

     STATUTORY ACCOUNTING PRACTICES-The Company is required to periodically file financial statements with regulatory agencies in accordance with statutory accounting and reporting practices. Those accounting and reporting practices prescribe the criteria for administrative costs that should be included in selling, general and administrative costs. Administrative costs include only those costs which arise out of the operation of the plan, excluding direct and overhead costs incurred in the furnishing of health care services. The Company has included all direct health services costs, including the cost of quality and utilization reviews of such services, in health care expenses. Included in vision care services are costs of $129,000, $322,000 and $383,000 for medical management quality and utilization review for the years ended December 31, 2002, 2001 and 2000, respectively.

     REGULATORY REQUIREMENTS-Under the Knox-Keene Act, the Company must comply with certain minimum capital or tangible net equity ("TNE") requirements. The Company has undertakings with the DMHC which require the Company to maintain TNE equal to at least 130% of the minimum TNE required under Rule 1300.76. Dividends and loans to affiliates by the Company are restricted to the extent that the payment of such would reduce its TNE below the minimum requirement. The Company has a required net tangible equity of $534,000 as of December 31, 2002. The Company is in compliance with the minimum TNE requirements as of December 31, 2002.

     REVENUE RECOGNITION-Vision plan premiums include HMO premiums from employer groups, individuals and Medicaid recipients who have purchased vision supplemental benefit coverage. Vision plan premiums are recognized in the month in which the related enrollees are entitled to vision care services. Premiums collected in advance are recorded as unearned premiums.

     RESERVES FOR CLAIMS AND VISION CARE SERVICES EXPENSES-Reserves for claims payable and vision care services expenses are based upon the accumulation of cost estimates for unpaid claims and expenses reported prior to the balance sheet date, together with a provision for the current estimate of the probable cost of claims and vision care services expenses that have occurred during the financial reporting period but have not yet been reported. Such estimates are based on many variables, including historical and statistical information and other factors.

     The methods for making such estimates and for establishing the resulting reserves are continually reviewed and updated, and any adjustments resulting there from are reflected in current operations. Such estimates are subject to the impact of changes in the regulatory environment and economic conditions. Given the inherent variability of such estimates, the actual liability could differ significantly from the amounts provided. While the ultimate amount of claims and the related expenses paid are dependent on future developments, management is of the opinion that the reserves for claims are adequate to cover such claims and expenses.

     CASH AND CASH EQUIVALENTS-The Company considers all money market deposits and instruments, certificates of deposit and investments with maturities of three months or less when purchased to be cash equivalents.

     STATUTORY RESTRICTED DEPOSITS-The Company is required to set aside funds for the protection of its plan members in accordance with the laws of the State of California. Deposits with various banks in California totaled
     $66,000 plus accrued interest as of December 31, 2002 and 2001 and are included in restricted cash on the balance sheets.

     INVESTMENTS-The Company classifies all investments as available for sale and reports all investments at fair value based on quoted market prices, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholder's equity, net of income tax effects. For purposes of calculating realized gains and losses on the sale of investments available for sale, the amortized cost of each investment sold is used. The Company has no trading or held-to-maturity securities.

     PROPERTY AND EQUIPMENT-Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets or the lease term, whichever is less. The useful lives for furniture, equipment and computer equipment range from five to seven years.

     Expenditures for maintenance and repairs are expensed as incurred. Major improvements which increase the useful life of an asset are capitalized. Upon the sale or retirement of assets, recorded cost and related accumulated depreciation are removed from the accounts, and any gain or loss on disposal is reflected in operations.

     GOODWILL-Goodwill arose as a result of the acquisition of the Company by HNI, at which time the assets and liabilities of the Company were recorded at their appraised values. Goodwill was amortized using the straight-line method over a period of 40 years.

     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, which, among other things, eliminates amortization of goodwill and other intangibles with indefinite lives and subjects these assets to annual impairment tests (or on a more frequent basis in cases where events and changes in circumstances would indicate that the carrying value of these assets might not be recovered). The impairment test follows a two step approach. The first step determines whether the goodwill is potentially impaired; the second step measures the amount of the impairment loss, if necessary. Under the first step, goodwill is considered impaired if the value of the reporting unit is less than the reporting unit's carrying amount, including goodwill. Under the second step, the impairment loss is then measured as the excess of recorded goodwill over the fair value of goodwill, as calculated. The fair value of goodwill is calculated by allocating the fair value of the reporting unit to all the assets and liabilities of the reporting unit as if the reporting unit was purchased in a business combination and the purchase price was the fair value of the reporting unit. The Company identified itself as one reporting unit. As part of its annual goodwill impairment test, the Company completed an evaluation of goodwill of its reporting unit as of January 1 and December
     31,  2002.  No  goodwill  impairments  were  identified.

     There were no changes in the goodwill balance of the Company's reporting unit since January 1, 2001, other than $25,000 of amortization expense during the years ended December 31, 2001 and 2000. Adjusting for the elimination of amortization expense during the year ended December 31, 2001 and 2000, net income would have been approximately $500,000 and $840,000, respectively. The Company does not have any other intangible assets that are subject to amortization pursuant to SFAS No. 142.

     RISKS AND UNCERTAINTIES-The Company's business could be impacted by the continuing price pressure on new and renewal business, the Company's ability to effectively control vision care costs, additional competitors entering the Company's markets, federal and state legislation in the area of health care reform, and governmental licensing regulations of HMOs and insurance companies. Changes in these areas could adversely impact the Company's operations in the future. As of December 31, 2002, management believes that the Company had no significant risk of a near-term severe impact resulting from such changes.

     CONCENTRATION OF CREDIT RISK-Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of investments in marketable securities and premiums receivable. The Company's investments in marketable securities are collectively managed with those of affiliated companies by HNI within the guidelines established by HNI's board of directors, which, as a matter of policy, limit the amounts that may be invested in any one issuer. Other than governmental payors, concentrations of credit risk with respect to premiums receivable are limited due to the large number of payers composing the Company's customer base.

     INCOME TAXES-The Company accounts for income taxes using the liability method. The results of the Company's operations are included with HNI's consolidated federal and state franchise/income tax returns. Pursuant to a tax allocation agreement with HNI, the Company reflects a provision for income taxes under the liability method as if it were to file separate federal and state tax returns. In fiscal years in which the Company incurs net losses, HNI allocates a tax benefit to the Company based on an applicable tax rate. Deferred tax assets and liabilities resulting from the tax allocations with HNI are reflected in the accompanying balance sheets.

     USE OF ESTIMATES-The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Principal areas requiring the use of estimates include the determination of allowances for doubtful accounts, reserves for claims and other settlements, reserves for professional and general liabilities, and assumptions when determining net realizable values on long-lived assets.

     FAIR VALUE OF FINANCIAL INSTRUMENTS-The estimated fair value amounts of cash equivalents, restricted cash and investments available for sale approximate their carrying amounts in the financial statements and have been determined by the Company using available market information and appropriate valuation methodologies. The carrying amounts of cash equivalents approximate fair value due to the short maturity of those instruments. The fair value amounts of investments are estimated based on quoted market prices and dealer quotes for similar investments.

     The fair value estimates are based on pertinent information available to management as of December 31, 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly.

     COMPREHENSIVE INCOME-Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, establishes standards for reporting and presenting comprehensive income and its components. Comprehensive income includes all changes in shareholder's equity (except those arising from transactions with the shareholder) and includes net income (loss) and net unrealized appreciation (depreciation), after tax, on investments available for sale.

     UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS-The unaudited condensed financial statements as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002 have been prepared in accordance with generally accepted accounting principles and rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

3.   INVESTMENTS

     The fair value of the Company's investments available for sale was as follows as of December 31 (amounts in thousands):

                                                                 GROSS        GROSS
                                                              UNREALIZED    UNREALIZED
                                                  AMORTIZED     HOLDING      HOLDING      FAIR
                                                     COST        GAINS        LOSSES     VALUE
       2002

       U.S. government and agency securities      $      602  $         1  $         -   $  603
       Corporate debt securities                         722           51                   773
                                                  ----------  -----------  ------------  ------

                                                  $    1,324  $        52  $         -   $1,376
                                                  ==========  ===========  ============  ======

       2001

       Obligations of states and other political
         subdivisions                             $      200  $         8  $         -   $  208
       U.S. government and agency securities             790            9           (1)     798
                                                  ----------  -----------  ------------  ------

                                                  $      990  $        17  $        (1)  $1,006
                                                  ==========  ===========  ============  ======

     As of December 31, 2002, all fixed maturity investments were due in one to five years.

     Realized gains from sales of investments for the years ended December 31, 2002, 2001 and 2000 were $20,000, $7,000 and $0, respectively.


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
4.   PROPERTY  AND  EQUIPMENT

     Property and equipment comprised the following as of December 31 (amounts in thousands):

                                                              2002    2001
       Computer equipment                                    $  34   $  34
       Furniture and equipment                                  40      40
                                                             ------  ------

                                                                74      74
       Accumulated depreciation                                (71)    (68)
                                                             ------  ------

                                                             $   3   $   6
                                                             ======  ======

     Depreciation expense on property and equipment was $3,000, $10,000 and $14,000 for the years ended December 31, 2002, 2001 and 2000, respectively.


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
5.   INCOME  TAXES

     The Company's income tax provision comprised the following federal and state components for the years ended December 31 (amounts in thousands):

                                                       2002   2001    2000
       Current:
         Federal                                      $ (36)  $ 141  $ 486
         State                                            2      35    126
                                                      ------  -----  ------

       Total current                                    (34)    176    612
                                                      ------  -----  ------

       Deferred:
         Federal                                        126     129    (35)
         State                                           23      40     (1)
                                                      ------  -----  ------

       Total deferred                                   149     169    (36)
                                                      ------  -----  ------

       Total income tax provision                     $ 115   $ 345  $ 576
                                                      ======  =====  ======

     A reconciliation of the statutory federal income tax and the effective income tax on income from operations is as follows for the years ended December 31 (in thousands):

                                                        2002   2001   2000
       Income taxes at federal statutory rate          $ 101   $ 291  $ 490
       State income taxes-net of federal tax benefit      16      48     82
       Other-net                                          (2)      6      4
                                                       ------  -----  -----

                                                       $ 115   $ 345  $ 576
                                                       ======  =====  =====

     Significant components of the Company's deferred tax assets as of December 31, 2002 and 2001 include accrued liabilities, accrued compensation, allowance for doubtful accounts and state franchise taxes not currently deductible.

     Significant components of the Company's deferred tax liabilities as of December 31, 2002 and 2001 include unrealized gains on investments.

6.   EMPLOYEE  BENEFIT  PLANS

     DEFINED CONTRIBUTION RETIREMENT PLAN-The Company's employees participate in the Health Net, Inc. 401(k) Associate Savings Plan ("HNI Plan") a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Substantially all of the Company's employees are eligible to participate in the HNI Plan. Generally, employees may contribute up to 17% of their annual compensation to the HNI Plan on a pretax basis subject to Internal Revenue Code limitations. Under the HNI Plan, the Company makes matching contributions up to a maximum of 50% of the first 6% of each participating employee's eligible compensation. The Company's contribution to the HNI Plan totaled $7,000, $11,000 and $11,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

     DEFERRED COMPENSATION PLAN-The Company participates in the Health Net, Inc. Deferred Compensation Plan in which certain members of management and highly compensated employees may defer payment of 5% to 50% of their base salary and from 5% to 100% of their bonus. The Company did not incur any expense under this plan for the years ended December 31, 2002, 2001 and 2000.

7.   RELATED  PARTY  TRANSACTIONS

     The  Company  engages  in  the  following transactions with its affiliates:

     REVOLVING CREDIT AGREEMENT-The Company has a revolving credit agreement with HNI to make loans in an aggregate principal amount not exceeding $5,000,000 at any one time. On August 12, 1998, the Company issued a note receivable to HNI for $1,500,000 with an extended maturity date of August 12, 2001. The note earned interest at a rate of 6% payable quarterly. As of September 30, 2001, the note receivable of $1,500,000 was declared as a dividend to HNI. Total interest income earned under this note arrangement was $68,000 and $90,000 for years ended December 31, 2001 and 2000, respectively. No amounts were outstanding on this note as of December 31, 2002 and 2001.

     ADMINISTRATIVE SERVICES AGREEMENTS-The Company is a party to several Administrative Services Agreements with HNI and/or with affiliates that are also wholly owned subsidiaries of HNI. These agreements authorize certain administrative services to be performed by HNI or one of its wholly owned subsidiaries on behalf of the Company and vice versa. The entities performing the services are compensated according to the terms set forth in the agreements. Net receivables under these agreements totaled $301,000 and $439,000 as of December 31, 2002 and 2001, respectively. Pursuant to these arrangements, the Company recorded the following transactions with HNI or its affiliates:

     - Vision care services provided to enrolled members of an affiliate of the Company of $3,820,000, $3,121,000 and $1,836,000 are included in vision plan premiums revenues for the years ended December 31, 2002, 2001 and 2000, respectively.

     - Vision care services provided to enrolled employees of affiliates of the Company of $463,000, $465,000 and $444,000 are included in vision plan premiums revenues for the years ended December 31, 2002, 2001 and 2000, respectively.

     - A co-located affiliate of the Company bills and receives premium payments on behalf of the Company. The affiliate and the Company settle these premium payments on a monthly basis.

     - Oversight and administrative services expenses allocated by HNI of $72,000, $123,000 and $472,000 are included in selling, general and administrative expenses for the years ended December 31, 2002, 2001 and 2000, respectively.

     - Employee health insurance and other benefits services provided by affiliates of the Company of $54,000, $45,000 and $31,000 are included in selling, general and administrative expenses for the years ended December 31, 2002, 2001 and 2000, respectively.

     INTERDIVISIONAL  ACTIVITY  AGREEMENTS-The  Company  is  a  party to several
     Interdivisional Activity Agreements with HNI and with affiliates that are also wholly owned subsidiaries of HNI. Certain business functions and administrative services of the Company are performed by HNI or one of its wholly owned subsidiaries on behalf of the Company and vice versa. Net receivables under these agreements totaled $132,000 and $47,000 as of December 31, 2002 and 2001, respectively.

     Pursuant to these arrangements, the Company recorded the following transactions with HNI or its affiliates:

     - Oversight and administrative services expenses allocated to the Company by a co-located affiliate of $2,500,000, $2,248,000 and $1,229,000 are included in selling, general and administrative expenses for the years ended December 31, 2002, 2001 and 2000, respectively.

     - Administrative services expenses allocated by the Company to affiliates of $477,000, $756,000 and $782,000 are netted against selling, general and administrative expenses for the years ended
          December  31,  2002,  2001  and  2000,  respectively.

8.   COMMITMENTS  AND  CONTINGENCIES

     As of December 31, 2002, the Company did not have any operating leases for office space or equipment.

     Lease expense for office space and equipment was $50,000, $103,000 and $116,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

     The Company maintains general liability and managed care professional liability and directors' and officers' insurance, and other insurance coverage in amounts the Company believes to be adequate. The Company requires contracting providers to maintain malpractice insurance coverage in amounts customary in the industry.

     In the ordinary course of its business, the Company is a party to claims and legal actions by enrollees, providers and others. The Company also undergoes governmental audits from time to time with respect to its operations. After consulting with legal counsel, the Company is of the opinion that the currently known legal claims, actions and audits will not have a material adverse effect on the financial position or the results of operations of the Company.

9.   SUBSEQUENT  EVENT

     On April 7, 2003, HNI entered into a letter of intent to sell the Company to Safeguard Health Enterprises, Inc. The transaction is expected to close in the fourth quarter of 2003 and is subject to negotiation and approval of a definitive agreement, regulatory approval and customary closing conditions.

                                   * * * * * *


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